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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                           FORM 10/A AMENDMENT NO. 2


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
    PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     73-1455707
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

     ONE WILLIAMS CENTER, TULSA, OKLAHOMA                         74172
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)

        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: 918-588-2000

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

             TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                      EACH CLASS IS TO BE REGISTERED
------------------------------------------    ---------------------------------------------
                     None                                          None

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                         COMMON STOCK, $1.00 PAR VALUE
                                (TITLE OF CLASS)

     The registrant meets the conditions set forth in General Instruction J(1)(a) and (b) of Form 10-K. To the extent that the items in Form 10 are identical to items in Form 10-K, this registration statement on Form 10 has been generally prepared with the reduced disclosure format specified in Instruction J to Form 10-K.

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

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
                                    FORM 10

ITEM 1.  BUSINESS

(A) GENERAL DEVELOPMENT OF BUSINESS

     Williams Holdings of Delaware, Inc. (the "Company"), was incorporated under the laws of the State of Delaware in July 1994. The principal executive offices of the Company are located at One Williams Center, Tulsa, Oklahoma 74172 (telephone (918) 588-2000). Unless the context otherwise requires, references to the Company herein include subsidiaries of the Company. The Company is a wholly-owned subsidiary of The Williams Companies, Inc. ("Williams").

     Except as noted below, virtually all of the Company's assets have been transferred to the Company by Williams since January 1, 1995, and were previously operated by subsidiaries of Williams. Williams acquired Williams Pipe Line Company in 1966. Williams acquired the original gathering, processing and production properties operated by Williams Field Services Company in 1983. Williams acquired the original equipment business of Williams Telecommunications Systems, Inc. in 1991. Other assets transferred to the Company by Williams have also been operated by Williams' subsidiaries for various periods of time, as described herein. The consolidated financial statements of the Company provided herein include such subsidiaries for the periods presented.

     On January 18, 1995, Williams acquired 60 percent of Transco Energy Company ("Transco"), in a cash tender offer. The remaining 40 percent of Transco's stock was acquired through a merger, effective May 1, 1995. Also effective May 1, 1995, Williams transferred to the Company certain natural gas gathering, processing and marketing assets, as well as certain other assets, previously owned by Transco. The consolidated financial statements of the Company and the financial and operating information for the nine months ended September 30, 1995, include the results of operations for these assets from January 18, 1995. Transco's combined financial statements for the transferred assets for 1994 are included separately herein. Unaudited pro forma financial statements for the Company for 1994 and the nine months ended September 30, 1995, reflecting the acquisition of the Transco assets are also included herein.

     The Company is in the process of selling or liquidating certain assets received from Transco. The largest of these assets, Transco Coal Company, was sold in June 1995 for $65 million in cash and up to $23 million in preferred stock of the purchaser. Sales of the remaining noncore companies or assets are not expected to result in material proceeds to the Company.

     In the third quarter of 1994, the Company entered into an agreement to sell its telecommunications network services operations. On January 5, 1995, the Company closed the transaction. The gain from the sale was reported as discontinued operations in the 1995 first quarter financial statements. See Note 2 of the Notes to Audited Consolidated Financial Statements of the Company.


     On December 28, 1995, a subsidiary of the Company purchased the BOK Tower, an approximate 1.1 million square foot commercial office building located in Tulsa, Oklahoma. The building serves as headquarters for Williams and its subsidiaries, including the Company. Williams and certain of its subsidiaries currently occupy approximately 58 percent of the building. In connection with the purchase, the Company assumed intercompany debt payable to Williams of approximately $60 million.


(B) FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

     See Item 13 -- Financial Statements and Supplemental Data.

(C) NARRATIVE DESCRIPTION OF BUSINESS

     The Company, through subsidiaries, is engaged in natural gas gathering, processing and production, the transportation of petroleum products, natural gas trading activities, natural gas liquids marketing and provides a variety of other products and services to the energy industry. The Company's telecommunications subsidiaries offer data, voice and video-related products and services and customer premise equipment nationwide. The Company also has certain other equity investments.

     Substantially all of the Company's operations are conducted through subsidiaries. Williams performs management, legal, financial, tax, consultative, administrative and other services for the Company and its subsidiaries. The Company's principal sources of cash will be from external financings, dividends and advances from its subsidiaries, advances from Williams, investments, and interest payments from subsidiaries and Williams on cash advances. The amount of dividends available to the Company from subsidiaries largely depends on each subsidiary's earnings and capital requirements. Certain subsidiaries' debt instruments with outside lenders limit the amount of dividend payments and advances to the Company. See Note 11 of the Notes to Audited Consolidated Financial Statements of the Company.

                                     ENERGY

WILLIAMS FIELD SERVICES GROUP, INC. (WILLIAMS FIELD SERVICES)

     Williams Field Services, through subsidiaries, owns and/or operates both regulated and nonregulated natural gas gathering and processing facilities and owns and operates natural gas leasehold properties. In 1994 and 1993, gathering and processing activities represented 89 percent and 88 percent, respectively, of Williams Field Services' operating profit. Natural gas production represented the balance.

     In 1994, Williams Field Services increased the capacity of its Manzanares coal seam gas gathering systems in northwestern New Mexico to 750 MMcf* of gas per day. Expansions completed in 1995 increased the capacity of the Manzanares system to over 1 Bcf of gas per day. A 120 MMcf of gas per day processing plant in the Wamsutter field of south-central Wyoming began operations in early 1994 and an expansion completed in the fourth quarter of 1995 doubled capacity. Also in 1994, Williams Field Services completed the construction and acquisition of a 74 MMcf of gas per day processing complex in the Texas Panhandle.

  GATHERING AND PROCESSING

     Williams Field Services, through subsidiaries, owns and operates natural gas gathering and processing facilities located in the San Juan Basin in northwestern New Mexico and southwestern Colorado, southwestern Wyoming, and the Rocky Mountains of Utah and Colorado. Williams Field Services, through subsidiaries, also operates natural gas gathering and processing facilities located in the Texas Panhandle and the Hugoton Basin in northwest Oklahoma and southwest Kansas which are owned by Williams Natural Gas, an affiliated company, but which are the subject of applications for orders permitting abandonment so the facilities can be transferred to Williams Field Services. Gathering services provided include the gathering of gas and the treating of coal seam gas. The operating information below includes operations attributed to the facilities when they were owned and operated by affiliated entities but do not include operations for facilities currently owned by Williams Natural Gas but operated by Williams Field Services.

     Customers and Operations. Williams Field Services' facilities consist of approximately 4,000 miles of gathering pipelines, three gas treating plants and ten gas processing plants (one of which is 13 percent owned and one of which is 66 percent owned) which have an aggregate daily inlet capacity of 2.3 Bcf of gas. Gathering and processing customers have direct access to interstate pipelines, including affiliated pipelines, which provide access to multiple markets.

     During 1994, Williams Field Services gathered natural gas for 117 customers. The two largest gathering customers accounted for approximately 27 percent and 13 percent, respectively, of total gathered volumes. During 1994, natural gas was processed for a total of 108 customers. The three largest customers accounted for approximately 22 percent, 14 percent and 12 percent, respectively, of total processed volumes. No other

---------------

* The term "Mcf " means thousand cubic feet, "MMcf " means million cubic feet and "Bcf " means billion cubic feet. All volumes of natural gas are stated at a pressure base of 14.73 pounds per square inch absolute at 60 degrees Fahrenheit. The term "MMBtu" means one million British Thermal Units and "TBtu" means one trillion British Thermal Units.

customer accounted for more than 10 percent of gathered or processed volumes. Williams Field Services' gathering and processing agreements with large customers are generally long-term agreements with various expiration dates. These long-term agreements account for the majority of the gas gathered and processed by Williams Field Services.

     Liquids extracted at the processing plants are ethane, propane, butane and natural gasoline. Liquid products retained by Williams Field Services are marketed by an affiliate for a fee. During 1994, liquid products were sold to a total of 20 customers under short-term contracts. The three largest customers accounted for approximately 33 percent, 13 percent and 10 percent, respectively, of total liquid products volumes sold. No other customer accounted for more than 10 percent of volumes sold.

     Operating Statistics. The following table summarizes gathering, processing and natural gas liquid volumes for the periods indicated:

                                                                  1994     1993     1992
                                                                  ----     ----     ----
        Gas volumes (TBtu, except where noted):
          Gathering.............................................  679      588      471
          Processing............................................  392      323 *    283 *
          Natural gas liquid sales (millions of gallons)........  281      295      278

---------------

* Restated to exclude treating volumes.

  PRODUCTION

     Williams Field Services, through a subsidiary, owns and operates producing gas leasehold properties in the San Juan Basin.

     Gas Reserves. As of December 31, 1994, 1993 and 1992, Williams Field Services had proved developed natural gas reserves of 269 Bcf, 229 Bcf and 352 Bcf, respectively, and proved undeveloped reserves of 220 Bcf, 319 Bcf and 287 Bcf, respectively. As discussed below, Williams Field Services conveyed gas reserves to the Williams Coal Seam Gas Royalty Trust in 1993. No major discovery or other favorable or adverse event has caused a significant change in estimated gas reserves since year end.

     Customers and Operations. As of December 31, 1994, the gross and net developed leasehold acres owned by Williams Field Services totaled 228,863 and 98,716, respectively, and the gross and net undeveloped acres owned were 29,369 and 13,669, respectively. As of such date, Williams Field Services owned interests in 2,682 gross producing wells (369 net) on its leasehold lands. The following table summarizes drilling activity for the periods indicated:

                                                                          DEVELOPMENT
                                                                        ---------------
                                  COMPLETED                             GROSS      NET
                                    DURING                              WELLS     WELLS
                                 -----------                            -----     -----
          1994........................................................    66        19
          1993........................................................    39         5
          1992........................................................    95        11

     The majority of Williams Field Services' gas production is currently being sold in the spot market at market prices. Total net production sold during 1994, 1993 and 1992 was 22.6 TBtu, 16.3 TBtu and 23.4 TBtu, respectively. The average production costs per MMBtu of gas produced were $.14, $.17 and $.17 in 1994, 1993 and 1992, respectively. The average sales price per MMBtu was $1.21, $1.44 and $1.14, respectively, for the same periods.

     In 1993, Williams Field Services conveyed a net profits interest in certain of its properties to the Williams Coal Seam Gas Royalty Trust. Trust Units were subsequently sold to the public by Williams in an underwritten public offering. The Company holds 3,568,791 Trust Units representing 36.8 percent of outstanding Units. Substantially all of the production attributable to the properties conveyed to the Trust was from the Fruitland coal formation and constituted coal seam gas. Proved developed coal seam gas reserves at

December 31, 1994, attributed to the properties conveyed were 162 Bcf. Production information reported herein includes Williams Field Services' interest in such Units.

  RECENT EVENTS

     Effective May 1, 1995, Williams transferred to the Company the operation of certain production area transmission assets and certain gathering and processing assets which Williams had acquired as of such date from Transco.

     The production area transmission assets consist of approximately 3,500 miles of pipeline located in gas producing areas offshore and onshore in Texas and Louisiana which are currently classified by the Federal Energy Regulatory Commission ("FERC") as interstate transmission lines. The gathering assets consist of nonjurisdictional and intrastate gas gathering lines located offshore and onshore in Texas. Such facilities consist of approximately 28 miles of gathering pipelines.

     The processing assets consist of two natural gas processing facilities. The first is a 50 percent joint ownership interest in a processing facility with a 500 MMcf per day capacity located in southwestern Louisiana and the second is a 50 percent partnership interest in a 60 MMcf per day cryogenic extraction facility located in south Texas.

     In June 1995, Williams Field Services acquired the natural gas gathering and processing assets of Public Service Company of New Mexico located in the San Juan and Permian basins of New Mexico for $154 million. Williams Field Services subsequently sold the southeastern New Mexico portion of the acquired assets for $14.2 million. The assets retained consist of approximately 1,500 miles of gathering pipelines and three gas processing plants which have an aggregate daily inlet capacity of 300 MMcf of gas.

  REGULATORY MATTERS

     Historically, an issue has existed as to whether FERC has authority under the Natural Gas Act to regulate gathering and processing prices and services. During 1994, after reviewing its legal authority in a Public Comment Proceeding, FERC determined that while it retains some regulatory jurisdiction over gathering and processing performed by interstate pipelines, pipeline affiliated gathering and processing companies are outside its authority under the Natural Gas Act. Orders issued in 1994 which implement FERC's conclusion that it lacks jurisdiction have been appealed to the United States Court of Appeals for the District of Columbia Circuit. Williams Field Services cannot predict the ultimate outcome of these proceedings.

     As a result of these FERC decisions, several of the individual states in which Williams Field Services operates may consider whether to impose regulatory requirements on gathering companies. No state in which Williams Field Services operates currently regulates gathering or processing rates or services.

  COMPETITION

     Williams Field Services competes for gathering and processing business with interstate and intrastate pipelines, producers and independent gatherers and processors. Numerous factors impact any given customer's choice of a gathering or processing services provider, including rate, term, timeliness of well connections, pressure obligations and the willingness of the provider to process for either a fee or for liquids taken in-kind.

  OWNERSHIP OF PROPERTY

     Williams Field Services' gathering and processing facilities are owned in fee. Gathering systems are constructed and maintained pursuant to rights-of-way, easements, permits, licenses and consents on and across properties owned by others. The compressor stations and gas processing and treating facilities are located in whole or in part on lands owned by Williams Field Services or on sites held under leases or permits issued or approved by public authorities.

  ENVIRONMENTAL MATTERS

     Williams Field Services is subject to various federal, state and local laws and regulations relating to environmental quality control. Management believes that Williams Field Services' operations are in substantial compliance with existing environmental legal requirements. Management expects that compliance with such existing environmental legal requirements will not have a material adverse effect on the capital expenditures, earnings and competitive position of Williams Field Services.

WILLIAMS ENERGY SERVICES COMPANY (WESCO)

     WESCO, through subsidiaries, offers a full range of products and services to energy markets throughout North America. WESCO's core business includes natural gas trading activities, energy-related risk management products and services and computer-based information products. WESCO was incorporated in 1993.

  NATURAL GAS TRADING

     WESCO includes certain natural gas trading operations formerly conducted by Transco as well as third party trading activities managed by an affiliate. WESCO trades natural gas throughout North America, primarily serving local distribution company markets in the eastern and midwestern United States. The Operating Statistics presented below represent only previously existing Williams' financial trading services coupled with third party trading services provided by an affiliate and do not include operations previously conducted by Transco.

     WESCO serves a customer base of approximately 800 companies across its natural gas trading operations, with the majority of revenues derived from sales to approximately 75 local distribution companies under long-term contracts extending through the year 2002 with variable volume commitments. The balance of revenues arises from sales to end users under one- to two-year renewable terms, coupled with sales to other gas marketers and traders occurring under spot, or short-term agreements. No single customer accounts for more than 10 percent of natural gas sales volumes. WESCO's gas trading activities are conducted on both interstate and intrastate pipelines, with most sales activity coordinated with transportation along pipeline systems owned by Williams.

  FINANCIAL TRADING SERVICES

     WESCO offers financial instruments and derivatives to producers and consumers of energy as well as to financial entities participating in energy price-risk management. WESCO also enters into energy-related financial instruments to hedge against market price fluctuations associated with inventory positions as well as natural gas sales and purchase commitments. The customer base for these activities is comprised of other gas marketing companies, energy-based entities and brokerages trading in energy commodities.

  INFORMATION PRODUCTS

     WESCO markets various computer-based trading and trader-match services including Chalkboard, an electronic trader-match system for buyers and sellers of liquid fuels, crude oil and refined products; Streamline, a physical cash forward gas trading system located at five major U.S. hubs; and Capacity Central, a natural gas pipeline capacity information system. These products are utilized primarily by a customer base of approximately 181 energy-based companies under short term service commitments. The information products architecture was developed in 1993 and introduced to the marketplace in 1994. These activities have not been profitable to date as costs of establishing marketing liquidity and product usage still outpace the returns from this developing market. Development efforts are also underway for a computer-based electricity trader-match system.

     Effective January 1, 1996, Streamline and Capacity Central were contributed to a limited liability company along with the energy-related information services of Panhandle Eastern Corporation's PanEnergy subsidiary. The new entity is owned equally by WESCO and PanEnergy.


  OPERATING STATISTICS (DOLLARS IN MILLIONS, VOLUMES IN TBTU)

                                                                      1994      1993      1992
                                                                      -----     -----     -----
Operating profit (loss).............................................  $  .5     $ 7.9     $(2.6)
Natural gas sales volumes (physical)................................  145.3     151.5     223.9

  PRODUCER SERVICES

     WESCO entered into a $100 million production payment credit facility with NationsBank in August 1995, enabling joint participation with producers in oil and gas reserve acquisitions, development and monetization. In addition, the available production volumes outside of the facility are marketed by WESCO. Transactions totaling $7.3 million have been consummated under the facility since its establishment.

  REGULATORY MATTERS

     Management believes that WESCO's natural gas trading activities are conducted in substantial compliance with the marketing affiliate rules of FERC Order 497. Order 497 imposes certain nondiscrimination, disclosure and separation requirements upon interstate natural gas pipelines with respect to their natural gas trading affiliates. WESCO has taken steps to ensure it does not share employees with affiliated interstate natural gas pipelines and does not receive information from such affiliates that is not also available to unaffiliated natural gas trading companies.

  COMPETITION

     WESCO's gas trading operations are in direct competition with large independent gas marketers, marketing affiliates of regulated pipelines and natural gas producers. The financial trading business competes with other energy-based companies offering similar services as well as certain brokerage houses. This level of competition contributes to a business environment of constant pricing and margin pressure.

  OWNERSHIP OF PROPERTY

     The primary assets of WESCO are its employees and related technological support. Costs to develop the information products and certain trading systems have been capitalized.

  ENVIRONMENTAL MATTERS

     WESCO is subject to federal, state and local laws and regulations relating to the environmental aspects of its business. Management believes that WESCO is in substantial compliance with existing environmental legal requirements for its business. Management expects that compliance with such existing environmental legal requirements will not have a material adverse effect on the capital expenditures, earnings and competitive position of WESCO.

WILLIAMS PIPE LINE COMPANY (WILLIAMS PIPE LINE)

     Williams Pipe Line operates a petroleum products pipeline system which covers an eleven-state area extending from Oklahoma in the south to North Dakota and Minnesota in the north and Illinois in the east. The system is operated as a common carrier offering transportation and terminalling services on a nondiscriminatory basis under published tariffs. The system transports crude oil and products, including gasolines, distillates, aviation fuels and LP-gases.

     On September 30, 1994, Williams Pipe Line acquired 114 miles of pipeline in Kansas, Missouri and Illinois from ARCO Pipe Line Company. In a related transaction, Williams Pipe Line added a new offline delivery connection to serve markets in northern Missouri and southern Iowa.

  SHIPPERS AND PIPELINE SYSTEM

     At December 31, 1994, the system traversed approximately 7,000 miles of right-of-way and included over 9,200 miles of pipeline in various sizes up to 16 inches in diameter. The system includes 81 pumping stations, 23 million barrels of storage capacity and 47 delivery terminals. The terminals are equipped to deliver refined products into tank trucks and tank cars. The maximum number of barrels which the system can transport per day depends upon the operating balance achieved at a given time between various segments of the system. Since the balance is dependent upon the mix of products to be shipped and the demand levels at the various delivery points, the exact capacity of the system cannot be stated.

     The operating statistics set forth below relate to the system's operations for the periods indicated:

                                                             1994        1993        1992
                                                            -------     -------     -------
    Shipments (thousands of barrels):
      Refined products:
         Gasolines........................................  120,682     109,841      92,643
         Distillates......................................   61,129      51,508      45,920
         Aviation fuels...................................    9,523      11,123      11,180
      LP-Gases............................................   10,849       9,778      11,362
      Crude oil...........................................    1,062       3,388       4,481
                                                            -------     -------     -------
              Total shipments.............................  203,245     185,638     165,586
                                                            =======     =======     =======
      Daily average (thousands of barrels)................      557         509         454
      Average haul (miles)................................      284         279         295
      Barrel miles (millions).............................   57,631      51,821      48,825
    Revenues (millions):
      Transportation......................................  $ 168.0     $ 153.0     $ 137.7
      Nontransportation...................................     41.7        26.3        10.8
                                                            -------     -------     -------
              Total revenues..............................  $ 209.7     $ 179.3     $ 148.5
                                                            =======     =======     =======
      Average transportation revenue per barrel...........     $.83        $.82        $.83

     On December 1, 1993, Williams Pipe Line acquired a 300-mile pipeline, two loading terminals and related storage from Sun Pipe Line Company. The pipeline connects to Williams Pipe Line's systems in Oklahoma and adds a portion of Arkansas to its market. Volumes originating on this system accounted for approximately 10 percent of the shipments and transportation revenues in 1994.

     In 1994, 75 shippers transported volumes through the system. The seven largest shippers accounted for 55 percent of transportation revenues. The highest revenue-producing shipper accounted for approximately 11 percent of transportation revenues in 1994. Nontransportation activities accounted for 20 percent of total revenues in 1994. The increase in nontransportation revenues is primarily due to expanded gas liquids and fractionator operations.

     As of December 31, 1994, Williams Pipe Line was directly connected to, and received products from, 11 operating refineries reported to have an aggregate crude oil refining capacity of approximately 888,000 barrels per day. Eight of these refineries are located in Kansas and Oklahoma, two in Minnesota and one in Wisconsin. The system also received products through connecting pipelines from other refineries located in Illinois, Indiana, Kansas, Louisiana, Montana, North Dakota, Oklahoma and Texas. Crude oil is received through connections in Kansas and Oklahoma. The refineries, which are connected directly or indirectly to the system, have access to a broad range of crude oil producing areas, including foreign sources. LP-gases are transported from gas producing and storage areas in central Kansas through connecting pipelines in Iowa, Kansas, Missouri and Illinois. In addition to making deliveries to company-owned terminals, the system delivers products to third-party terminals and connecting pipelines.

     The refining industry continues to be affected by environmental regulations and changing crude supply patterns. The industry's response to environmental regulations and changing supply patterns will directly affect volumes and products shipped on the Williams Pipe Line system. EPA regulations, driven by the Clean Air Act, require refiners to change the composition of fuel manufactured. A pipeline's ability to respond to the effects of regulation and changing supply patterns will determine its ability to maintain and capture new market shares. Williams Pipe Line has successfully responded to changes in diesel fuel composition and product supply and has adapted to new gasoline additive requirements. Reformulated gasoline regulations have not yet significantly affected Williams Pipe Line. Williams Pipe Line will continue to position itself to respond to changing regulations and supply patterns, but it is not possible to predict how future changes in the marketplace will affect Williams Pipe Line's market areas.

  REGULATORY MATTERS

     General. Williams Pipe Line, as an interstate common carrier pipeline, is subject to the provisions and regulations of the Interstate Commerce Act. Under this Act, Williams Pipe Line is required, among other things, to establish just, reasonable and nondiscriminatory rates, to file its tariffs with FERC, to keep its records and accounts pursuant to the Uniform System of Accounts for Oil Pipeline Companies, to make annual reports to FERC and to submit to examination of its records by the audit staff of FERC. Authority to regulate rates, shipping rules and other practices and to prescribe depreciation rates for common carrier pipelines is exercised by FERC. The Department of Transportation, as authorized by the 1992 Pipeline Safety Reauthorization Act, is the oversight authority for interstate liquids pipelines. Williams Pipe Line is also subject to the provisions of various state laws which are applicable to intrastate pipelines.

     Rate Proceeding. On December 31, 1989, a rate cap, which resulted from a settlement with several shippers, effectively freezing Williams Pipe Line's rates for the previous five years, expired. Williams Pipe Line filed a revised tariff on January 16, 1990, with FERC and the state commissions. The tariff set an average increase in rates of 11 percent and established volume incentives and proportional rate discounts. Certain shippers on the Williams Pipe Line system and a competing pipeline carrier filed protests with FERC alleging that the revised rates are not just and reasonable and are unlawfully discriminatory. As a result of these protests, FERC suspended the effective date of the tariff for seven months (until September 16, 1990), at which time it became effective, subject to refund. The revised intrastate tariffs filed with state commissions were voluntarily withdrawn and refiled to be effective at the same time as the interstate tariff.

     Williams Pipe Line elected to bifurcate this proceeding in accordance with the then-current FERC policy. Phase I of the FERC's bifurcated proceeding provides a carrier the opportunity to justify its rates and rate structure by demonstrating that its markets are workably competitive. Any issues unresolved in Phase I will require cost justification in Phase II. FERC hearings in Phase I were held before an administrative law judge in the summer of 1991. The judge's decision, issued January 24, 1992, ruled solely on market power issues and certain discrimination claims. This initial decision concluded that Williams Pipe Line had sustained its burden of proof in demonstrating that it "lacks significant market power" and is "workably competitive" in 22 of 32 of its markets and that the alleged discrimination was justified by competitive conditions. On July 27, 1994, FERC issued a Phase I decision, Order 391. The Commission, while citing considerable agreement with the theoretical concepts employed by the administrative law judge, reversed his initial decision regarding the competitive nature of nine specific markets, thus finding that Williams Pipe Line had sustained its burden of proof in showing that it is workably competitive in 13 of 32 markets under investigation. In response to this order, Williams Pipe Line filed a motion to stay Phase II along with a request for reconsideration of nine markets on August 29, 1994. On September 28, 1994, FERC issued a tolling order granting Williams Pipe Line's request for rehearing but denying its motion to stay the Phase II proceedings. On June 6, 1995, FERC issued its rehearing decision of the Phase I order. This order found an additional seven markets to be workably competitive. This brings the total number of Williams Pipe Line competitive markets to twenty. A shipper has appealed this decision to the United States Court of Appeals for the District of Columbia Circuit. Williams Pipe Line filed its direct evidence in Phase II on January 23, 1995, and hearings began in December 1995. The current procedural schedule forecasts an initial decision in Phase II in the first half of 1996. While Williams Pipe Line cannot predict the final outcome of these proceedings, it believes its revised tariffs will ultimately be found lawful.

     In June 1993, FERC ruled that Williams Pipe Line must file tariffs and cost justification for transaction charges that are collected for certain bookkeeping services, Product Transfer Orders and Product Authorizations. Williams Pipe Line had previously considered these charges as nonjurisdictional. In order to comply with the ruling, Williams Pipe Line immediately filed tariffs establishing these charges in its tariff. Williams Pipe Line filed a request for rehearing on July 23, 1993. The FERC, on September 21, 1995, issued an Order on Rehearing, reversing its previous decision. The FERC has now ruled that Williams Pipe Line's Product Transfer Orders and Product Authorization charges are not jurisdictional, do not require cost justification and need not be filed in Williams Pipe Line's tariffs. Moreover, FERC now recognizes that "transportation services are completed at the time the petroleum products enter the terminal." This decision is subject to rehearing and judicial review.

     On October 22, 1993, FERC issued a new rule making and two companion Notices of Inquiry intended to establish "simplified and generally applicable rate making" as well as procedural streamlining as mandated by the Energy Policy Act of 1992. On July 27, 1994, FERC issued a final rule establishing a "simplified and generally applicable rate making" methodology as mandated by the Energy Policy Act of 1992. FERC has attempted to streamline the rate making process via generic rules and a rate cap mechanism, or index, based on the annual Producer Price Index for Finished Goods less one percentage point ("PPI-1"). The final rule, which became effective January 1, 1995, requires pipelines to use indexing as their primary rate making methodology in markets not determined to be workably competitive. The Association of Oil Pipelines has filed an appeal of this order in the Court of Appeals for the District of Columbia Circuit citing, among other things, the inadequacy of the PPI-1 index. Williams Pipe Line has intervened in this proceeding.

     On October 28, 1994, FERC released two additional rule makings. The first established procedures for seeking "market-based" rates. The second sets forth procedures for cost justifying rate increases which exceed the PPI-1 index and establishes several changes in existing accounting and reporting requirements.

  COMPETITION

     Williams Pipe Line operates without the protection of a federal certificate of public convenience and necessity that might preclude other entrants from providing like service in its area of operations. Further, Williams Pipe Line must plan, operate and compete without the operating stability inherent in a broad base of contractually obligated or owner-controlled usage. Since Williams Pipe Line is a common carrier, its shippers need only meet the requirements set forth in its published tariffs in order to avail themselves of the transportation services offered by Williams Pipe Line.

     Competition exists from other pipelines, refineries, barge traffic, railroads and tank trucks. Competition is affected by trades of products or crude oil between refineries which have access to the system and by trades among brokers, traders and others who control products. Such trades can result in the diversion from the Williams Pipe Line system of volume which might otherwise be transported on the system. Shorter, lower revenue hauls may also result from such trades. Williams Pipe Line also is exposed to interfuel competition whereby an energy form shipped by a liquids pipeline, such as heating fuel, is replaced by a form not transported by a liquids pipeline, such as electricity or natural gas. While Williams Pipe Line faces competition from a variety of sources throughout its marketing areas, the principal competition is other pipelines. A number of pipeline systems, competing on a broad range of price and service levels, provide transportation service to various areas served by the system. The possible construction of additional competing products or crude oil pipelines, conversions of crude oil or natural gas pipelines to products transportation, changes in refining capacity, refinery closings, changes in the availability of crude oil to refineries located in its marketing area, or conservation and conversion efforts by fuel consumers may adversely affect the volumes available for transportation by Williams Pipe Line.

  OWNERSHIP OF PROPERTY

     Williams Pipe Line's system is owned in fee. However, a substantial portion of the system is operated, constructed and maintained pursuant to rights-of-way, easements, permits, licenses or consents on and across properties owned by others. The terminals, pump stations and all other facilities of the system are located on lands owned in fee or on lands held under long-term leases, permits or contracts. Management believes that the system is in such a condition and maintained in such a manner that it is adequate and sufficient for the conduct of business.

  ENVIRONMENTAL MATTERS

     Williams Pipe Line's operations are subject to various federal, state and local laws and regulations relating to environmental quality control. Management believes that Williams Pipe Line's operations are in substantial compliance with existing environmental legal requirements. Management expects that compliance with such existing environmental legal requirements will not have a material adverse effect on the capital expenditures, earnings and competitive position of Williams Pipe Line.

     Williams Pipe Line has been named by the EPA as a potentially responsible party as defined in Section 107(a) of the Comprehensive Environmental Response, Compensation, and Liability Act, for a site in Sioux Falls, South Dakota. This site was placed on the National Priorities List in July 1990. In April 1991, Williams Pipe Line and the EPA executed an administrative consent order under which Williams Pipe Line agreed to conduct a remedial investigation and feasibility study for this site. The EPA issued its "No Action" Record of Decision in 1994 concluding that there were no significant hazards associated with the site subject to two additional years of monitoring for arsenic in certain existing monitoring wells.

WILLIAMS ENERGY VENTURES, INC. (WILLIAMS ENERGY VENTURES)

     Another subsidiary of the Company, Williams Energy Ventures, is combined for financial reporting purposes with Williams Pipe Line. Williams Energy Ventures is engaged in the manufacturing and marketing of petroleum products and oxygenates. Williams Energy Ventures also owns an approximate 70 percent interest in a 25 million gallon per year ethanol plant in Nebraska that began operations in November 1995. Williams Energy Ventures operates the facility and markets the fuel ethanol output. In addition, on August 1, 1995, Williams Energy Ventures purchased Pekin Energy Company in Pekin, Illinois for $167 million. The Pekin Energy facility produces 100 million gallons annually of fuel-grade and industrial ethanol and various coproducts.

                               TELECOMMUNICATIONS

WILLIAMS TELECOMMUNICATIONS SYSTEMS, INC. (WILTEL)

     WilTel provides data, voice and video communications products and services to a wide variety of customers nationally. WilTel is strategically positioned in the marketplace with more than 100 sales and service locations throughout the United States, over 2,700 employees and over 1,300 stocked service vehicles. WilTel employs more than 1,300 technicians and more than 400 sales representatives and sales support personnel to serve an estimated 30,000 commercial, governmental and institutional customers. WilTel's customer base ranges from Fortune 500 corporations and the Federal Government to small privately-owned entities.

     WilTel offers its customers a full array of network interconnect products including digital key systems (generally designed for voice applications with fewer than 100 lines), private branch exchange (PBX) systems (generally designed for voice applications with greater than 100 lines), voice processing systems, interactive voice response systems, automatic call distribution applications, call accounting systems, network monitoring and management systems, desktop video, routers, channel banks, intelligent hubs and cabling for all voice and data applications. WilTel's services also include the design, configuration and installation of voice and data networks and the management of customers' telecommunications operations and facilities. In addition, WilTel possesses multicustomer service capabilities, including three specialized functions that provide customers with on-line order entry and trouble reporting services, advanced technical assistance and training. Other service capabilities include Local Area Network and PBX remote monitoring and toll fraud detection.

     In 1994, WilTel derived approximately 67 percent of its revenues from its existing customer base and approximately 33 percent from the sale of new telecommunications systems. The distribution of revenues for the periods indicated are shown in the following table:

                                                                 1994     1993     1992
                                                                 ----     ----     ----
        REVENUES:
        New System Sales.......................................   33%      39%      41%
        System Modifications...................................   36%      30%      28%
        Maintenance............................................   24%      23%      25%
        Other..................................................    7%       8%       6%

     The 1994 decrease in the percentage of revenue derived from the sale of new telecommunications systems was attributed to the March 1994, acquisition of BellSouth's customer premise equipment sales and service operations in 29 states outside of BellSouth's local operating region in the nine southeastern most states, and the October 1994, acquisition of Jackson Voice Data, a New York City-based customer premise equipment company. The acquired companies generated the vast majority of their revenue from their existing customer bases. The acquisition of these businesses has allowed WilTel to capitalize on its existing infrastructure, strengthen its national market presence and geographic customer density and has provided more diversity in product offerings.

     Although the percentage of revenue attributable to new system sales continues to decline relative to total revenue, year end revenue backlog continues to increase. Estimated year end revenue backlog balances, comprised of new system sales and major system upgrades, were as follows: $92 million in 1994, $52 million in 1993 and $39 million in 1992.

     The total number of ports maintained and served by WilTel at the end of 1994 increased to 4.1 million. The bulk of the increase from prior years is attributable to the acquisitions of the BellSouth and Jackson Voice Data customer bases. The two acquisitions contributed in excess of 1.0 million ports to the total WilTel count. A port is defined as an electronic address resident in a customer's PBX or key system that supports a station, trunk or data port. The year end port counts were as follows: 4.1 million in 1994, 2.7 million in 1993 and 2.6 million in 1992.

     WilTel's three largest suppliers accounted for 91 percent of equipment sold in 1994. A single manufacturer supplied 80 percent of all equipment sold. In this case, WilTel is the largest distributor of certain of this company's products. About 70 percent of WilTel's active customer base consists of this manufacturer's products. The distribution agreement with this supplier is scheduled to expire in 1997. This agreement is expected to be renewed upon expiration. Management believes there is minimal risk as to the availability of product from suppliers.

  Competition

     WilTel has many competitors ranging from AT&T and the Regional Bell Operating Companies to small individually owned companies which sell and service customer premise equipment. Competitors include companies that sell equipment that is comparable or identical to that sold by WilTel.

  Regulatory Matters

     The equipment sold by WilTel must meet the requirements of Part 68 of the Federal Communications Commission ("FCC") rules governing the equipment registration, labelling and connection of equipment to telephone networks. WilTel relies on the equipment manufacturers' compliance with these requirements for its own compliance regarding the equipment it distributes. A subsidiary of WilTel, which provides intrastate microwave communications services for a Federal agency, is subject to FCC regulations as a common carrier microwave licensee. These regulations have a minimal impact on WilTel's operations.

THE WILTECH GROUP, INC. (WILTECH)

     WilTech, through subsidiaries, seeks to develop growth opportunities in the telecommunications and technology industries. WilTech currently conducts its business through two principal operating subsidiaries, Vyvx, Inc. and Williams Knowledge Systems, Inc. In November 1995, WilTech acquired a 22 percent interest in ITC, A Worldwide Telecommunications Company. The investment is expected to expand WilTech's offerings in the videoconferencing, teleconferencing and enhanced fax services markets. The total cost of the ITC investment, together with the ICG Wireless and NUS Training acquisitions discussed below, is approximately $50 million.

  VYVX, INC. (VYVX)

     Vyvx offers private line fiber-optic television transmission services nationwide. It provides private line broadcast-quality, fiber-optic television transmission services as an alternative to satellite and microwave television transmissions. Vyvx primarily provides backhaul transmission of news and other programming between two or more customer locations. For example, the Vyvx network is used for the broadcast coverage of major professional sporting events. Vyvx's customers include all of the major broadcast and cable networks. Vyvx also provides videoconferencing/business television services.

     Vyvx has announced the acquisition of four teleports (including satellite earth station facilities) from ICG Wireless Services. The teleports are located in Atlanta, Denver, Los Angeles and New York (Carteret, N.J.). The acquisition will enable Vyvx to provide both fiber-optic backhaul and satellite distribution services. The acquisition, which is subject to certain conditions, including the receipt of regulatory approvals, is expected to close in the first quarter of 1996.

     Regulatory Matters. Vyvx is subject to FCC regulations as a common carrier with regard to certain of its existing and future transmission services and is subject to the laws of certain states governing public utilities. Operation of to-be acquired satellite earth stations and certain other related transmission facilities are also subject to FCC licensing and other regulations. These regulations do not have a significant impact on Vyvx's operations.

     Competition. Competition for Vyvx's fiber-optic television transmission operations is derived primarily from companies offering video transmission services by means of satellite facilities and to a lesser degree from companies offering transmission services via microwave facilities or fiber-optic cable.

     Pending telecommunications reform legislation passed by both Houses of Congress would increase competition in the long distance market by significantly liberalizing current restrictions on market entry. In particular, Regional Bell Operating Companies would be permitted to provide long distance services, including, but not limited to, video transmission services, subject to certain restrictions and conditions precedent. Moreover, public utilities would be permitted to provide telecommunications services, including long distance services, through separate subsidiaries. Whether and to what extent this reform legislation will be enacted, and any impact it may have on Vyvx, cannot be predicted at this time.

     Ownership of Property. Vyvx's fiber-optic transmission facilities are owned in part and leased in part. Vyvx carries signals by means of its own fiber-optic facilities, as well as carrying signals over fiber-optic facilities leased from third party interexchange carriers and the various local exchange carriers.

     Environmental Matters. Vyvx is subject to federal, state and local laws and regulations relating to the environmental aspects of its business. Management believes that Vyvx's operations are in substantial compliance with existing environmental legal requirements. Management expects that compliance with such existing environmental legal requirements will not have a material adverse effect on the capital expenditures, earnings and competitive position of Vyvx.

  WILLIAMS KNOWLEDGE SYSTEMS, INC. (WILLIAMS KNOWLEDGE SYSTEMS)

     Williams Knowledge Systems provides computer-based operator training primarily to the energy industry. Williams Knowledge Systems has licensing agreements with over 150 customers in the oil and gas pipeline, terminal and trucking industries.

     In October 1995, Williams Knowledge Systems acquired NUS Training Corporation. This acquisition gives Williams Knowledge Systems a large library of video-based and multimedia training products for the chemical, refining and utility industries plus an expanded customer base and sales force.
                            ------------------------

     The Company has approximately 6,045 full-time employees, of whom approximately 728 are represented by unions and covered by collective bargaining agreements. The Company considers its relations with its employees to be good.

(D) FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

     The Company has no significant foreign operations.

ITEM 2.  FINANCIAL INFORMATION

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The following selected income statement data for the years 1994, 1993 and 1992 and balance sheet data for 1994 and 1993 have been derived from the Company's audited consolidated financial statements appearing elsewhere herein. The selected income statement data for the nine-month periods ended September 30, 1995 and 1994 and the balance sheet data for September 30, 1995, have been derived from the Company's unaudited consolidated financial statements appearing elsewhere herein. The selected income statement data for the years 1991 and 1990 and balance sheet data for 1992, 1991 and 1990 have been derived from the Company's consolidated financial statements not appearing elsewhere herein. The selected historical consolidated financial data shown below should be read in conjunction with the consolidated financial statements of the Company and related notes and the audit report appearing elsewhere herein.


                                  NINE MONTHS
                              ENDED SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                              -------------------     ------------------------------------------------------------
                              1995(2)       1994        1994         1993         1992         1991         1990
                              --------     ------     --------     --------     --------     --------     --------
                                        (DOLLARS IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)
INCOME STATEMENT
  DATA:(1)(10)
Revenues:
  Williams Field Services
    Group.................    $  299.1     $240.9     $  336.4     $  386.5     $  397.7     $  295.5     $  287.9
  Williams Energy Services        65.6(3)   205.0        263.7        360.8        496.2        289.4        290.0
  Williams Pipe Line......       220.4      223.9        310.7        180.5        148.5        140.6        138.1
  Williams
    Telecommunications
    Systems...............       364.2      276.1        396.6        302.8        271.1        212.8           --(8)
  Other...................        43.5       13.8         20.0         13.5          9.5          6.2          1.7
  Intercompany
    eliminations..........       (48.8)     (42.6)       (63.1)       (23.1)       (39.8)       (14.7)       (11.9)
                              --------     ------     --------     --------     --------     --------     --------
         Total revenues...       944.0      917.1      1,264.3      1,221.0      1,283.2        929.8        705.8
Income from continuing
  operations..............       174.3(4)   101.0(5)     125.5(5)     152.3(6)      46.9(7)      20.7         23.5
Income from discontinued
  operations..............     1,005.7       51.7         94.0         46.4         25.2         40.3         41.1
Net income................     1,180.0      146.6        213.4        198.7         83.2         61.0         64.6
BALANCE SHEET DATA:(1)
Property, plant and
  equipment -- net........     2,123.5                 1,585.1      2,151.1      2,157.3      1,651.8      1,532.2
Total assets..............     3,837.8                 3,440.1      2,989.4      2,869.9      2,316.2      2,089.0
Long-term debt............       125.0                   507.0        229.4        337.1        375.9        518.4
Stockholder's equity......    $2,134.5                $1,739.9     $1,818.0     $1,614.6     $1,262.0     $  943.2
RATIO OF EARNINGS TO FIXED
  CHARGES(9)..............        5.35                    6.71        14.10         2.86         1.60         2.47

---------------

 (1) In the third quarter of 1994, the Company signed a definitive agreement to enter into the sale of its network services operations (the "WNS Sale"). On January 5, 1995, the Company consummated the transaction and the gain from the sale was reported as discontinued operations in the 1995 first quarter consolidated financial statements. The selected historical consolidated financial data has been prepared to present operating results of the operations sold in the WNS Sale as discontinued operations. Prior period balance sheets have not been restated. For additional information see Note 2 of the Notes to Audited Consolidated Financial Statements of the Company appearing elsewhere herein.

 (2) On January 18, 1995, Williams acquired 60 percent of the outstanding common stock of Transco Energy Company (Transco) in a cash tender offer. On May 1, 1995, the remaining 40 percent of Transco outstanding common stock was acquired through a merger, which involved the exchange of the remaining Transco common stock for approximately 10.4 million shares of Williams common stock. Williams then contributed the stock of all of Transco and Transco's subsidiaries, except for subsidiaries holding the interstate natural gas pipelines, to the Company. The consolidated financial statements as of and for the nine months ended September 30, 1995, reflect this contribution from Williams effective January 18, 1995.

 (3) All natural gas trading activities are reported on a net margin basis in 1995.


 (4) Includes pretax gain on exchange of investments of $25.4 million and a pretax loss on sales of investments of $12.6 million. See Note 4 of the Notes to Unaudited Consolidated Financial Statements of the Company for the nine months ended September 30, 1995, appearing elsewhere herein.


 (5) Includes a pretax gain on sales of assets of $22.7 million. See Note 4 of the Notes to Audited Consolidated Financial Statements of the Company appearing elsewhere herein.

 (6) Includes a pretax gain on sales of assets of $97.5 million. See Note 4 of the Notes to Audited Consolidated Financial Statements of the Company appearing elsewhere herein.

 (7) Includes a pretax gain on sales of assets of $14.6 million. See Note 4 of the Notes to Audited Consolidated Financial Statements of the Company appearing elsewhere herein.

 (8) Williams Telecommunications Systems was acquired in January 1991.

 (9) For the purpose of this ratio (i) earnings consist of income from continuing operations before fixed charges and income taxes for the Company, its majority owned subsidiaries and its proportionate share of 50 percent-owned companies, less undistributed earnings of less than 50 percent-owned companies; and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction of interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor, plus the pretax effect of preferred dividends of subsidiaries. The ratio of earnings to fixed charges is higher in the years 1993 and 1994 as compared to the other years presented primarily because of gains on sales of assets and higher operating profit.


(10) On December 21, 1995, the Company announced plans to cancel the development of an underground coal gasification project. The Company will record a pretax charge in its fourth quarter 1995 financial results which is not expected to exceed $42 million. For additional information see Note 12 of Notes to Unaudited Consolidated Financial Statements of the Company for the nine months ended September 30, 1995, appearing elsewhere herein.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1995 VS. NINE MONTHS ENDED SEPTEMBER 30, 1994

     Williams Field Services Group's revenues increased $58.2 million or 24 percent due primarily to $28 million higher natural gas sales and $21 million higher gathering revenues combined with $12 million increased revenues from the Transco gulf coast operations, partially offset by $14 million lower leasehold revenues. Natural gas sales increased due primarily to increased volumes partially offset by lower average prices. Gathering revenues increased due primarily to a 16 percent increase in volumes combined with an increase in average prices. Costs and operating expenses increased $35 million or 25 percent and selling, general and administrative expenses increased $19 million or 109 percent primarily resulting from increased natural gas volumes and expanded facilities. Other income -- net included in operating profit includes $12 million from the net effect of two unrelated items. One was $20 million of income from the favorable resolution of contingency issues involving previously regulated gathering and processing assets. This was partially offset by an $8 million loss accrual for a future minimum price natural gas purchase commitment. Operating profit increased $16.6 million or 20 percent primarily from the $12 million in other income -- net and the increase in gathering volumes, partially offset by lower leasehold prices. Operating profit in 1994 was favorably affected by an adjustment to operating taxes of $4 million.



     Williams Energy Services' revenues decreased $139.4 million or 68 percent and operating costs decreased $164.7 million or 82 percent. The addition of Transco's gas trading activities is offset by $142 million reduction related to the reporting of all natural gas trading activities on a net margin basis as explained in Note 2 of Notes to Unaudited Consolidated Financial Statements. Natural gas sales volumes were 525.1 TBtu's in 1995 compared to 110.4 TBtu's in 1994. The increase was primarily from the addition of Transco's gas trading operations. Operating profit increased $25.3 million from $4.4 million. Trading activities' operating profit increased $36 million which includes the first quarter 1995 income recognition of $21 million from long-term natural gas supply contracts and the addition of Transco's gas trading activities. Also included is a price-risk management adjustment of $3.9 million from the initial market valuation of certain natural gas supply and sales contracts previously excluded from trading activities. These increases were partially offset by increased costs of supporting information technology and business development of $4 million, additional costs associated with developing information products of $3 million, and non-recurring costs associated with merging Transco's marketing operations. Included in 1994 operating profit was a $2.3 million favorable contract-reformation settlement. Williams Energy Services' natural gas physical trading volumes increase during the winter months as a result of colder weather. However, Williams Energy Services' accounting policy of recording its entire portfolio of commodity products at market may not result in operating profit increases from these seasonal volumes.


     Williams Pipe Line's revenues decreased $3.5 million or 2 percent and costs and expenses decreased $14 million or 8 percent primarily from a $40 million decline as a result of discontinuance of certain petroleum-product services due to adverse market conditions and a $13 million decrease in refined-product sales due to the unavailability of certain refined-product supplies. Substantially offsetting these revenue declines were $28 million of revenues from the acquisition of Pekin Energy Company in August 1995 and higher transportation and non-transportation revenues of $8 million and $14 million, respectively. Shipments, while 7 percent higher than 1994, were reduced by the November 1994 fire at the Minneapolis terminal and loading facility and unfavorable weather conditions in the first half of 1995. The average transportation rate per barrel was approximately the same as 1994, while the average length of haul was slightly shorter. Operating profit increased $10.4 million or 26 percent primarily from increased shipments and increased demand for non-transportation services. Results in 1994 also benefited from a $2.8 million insurance settlement. Williams Energy Ventures contributed approximately $1 million to operating profit during the third quarter, primarily from the Pekin ethanol facilities acquisition. While the Company expects these operations will be additive to operating profit and cash flow in the future, the effects are not expected to be material to the Company's results of operations or financial position.

     Williams Telecommunications Systems' revenues increased $88.1 million or 32 percent due primarily to new systems and existing system enhancements and acquisitions of BellSouth Communications Systems on March 31, 1994, and Jackson Voice Data completed in October 1994. The number of ports in service at September 30, 1995, has increased 18 percent as compared to September 30, 1994. The 33 percent increase in cost of sales of $68.7 million and the 20 percent increase in selling, general and administrative expenses (SG&A) of $10.7 million is due primarily to increased sales activity. The increase in SG&A is due primarily to increased revenues, although the SG&A expense to revenue percent decreased due to the leveraging of the company's existing infrastructure. Operating profit increased $8.9 million or 73 percent due primarily to the increase in sales activity from the 1994 acquisitions.

     Other revenues and the operating loss are primarily comprised of operating results from the WilTech Group, Inc. (WilTech). WilTech's operations are largely the results of Vyvx's switched fiber optic television transmission services which generated revenues for the nine months ended September 30, 1995 and 1994 of

$26 million and $13 million, respectively. Vyvx's operating losses for the nine months ended September 30, 1995 and 1994 were $3.8 million and $6 million, respectively. While Vyvx's operating losses have declined as volumes have significantly increased over the last several years, its losses reflect the early stages of this developing business.


     Allocated parent company expenses decreased $4.9 million due primarily to the sale of the Company's network services operations. Interest accrued increased $21.4 million due primarily to the approximately $770 million of Transco outstanding debt assumed by the Company for the period January 17 to April 30, 1995, as a result of the Transco acquisition. Effective May 1, 1995, all debt resulting from the Transco acquisition was assumed by Williams. Interest capitalized increased due primarily to increased capital expenditures for gathering and processing facilities. Investing income increased $51.3 million due primarily to interest earned from the parent, Williams, on the invested portion of the cash proceeds from the sale of the Company's network services operations combined with an $11 million increase in the dividend from Texasgulf Inc. and $5 million of dividends received on Williams common stock held by Williams Holdings. The 1995 gain on sales/exchange of investments -- net includes a $12.6 million pretax loss on the sale of the 15 percent interest in Texasgulf Inc. and a $25.4 million pretax gain recognized as a result of the exchange of Williams common stock for Williams convertible debentures and warrants to purchase Williams common stock (see Note 4 of Notes to Unaudited Consolidated Financial Statements for additional information). The 1994 gain on sales/exchange of investments -- net results from the sale of 3,461,500 limited partner common units in Northern Border Partners, L.P. Other income
(expense) -- net in 1995 includes approximately $5 million of dividends for Transco preferred stock and minority interest common stockholders and $4 million related to the wind down of Transco corporate activities. Other income
(expense) -- net in 1994 includes a credit of $4.8 million from the reversal of previously accrued liabilities associated with certain Williams Coal Seam Gas Royalty Trust contingencies which expired. Also included in 1994 is approximately $4 million of expense related to the adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," which related to postemployment benefits being paid to employees of companies previously sold.


     The effective income tax rate in 1995 is significantly less than the federal statutory rate due primarily to the previously unrecognized tax benefits related to the sale of Texasgulf Inc. (see Note 4 of Notes to Unaudited Consolidated Financial Statements) and income tax credits from coal-seam gas production, partially offset by the effect of state income taxes. The effective income tax rate in 1994 is less than the federal statutory rate due primarily to income tax credits from coal-seam gas production and a favorable prior-year state income tax adjustment, partially offset by the effect of state income taxes related to 1994.

     On January 5, 1995, the Company sold its network services operations to LDDS Communications, Inc. for $2.5 billion in cash. The sale yielded an after-tax gain of approximately $1 billion, which is reported as income from discontinued operations. Prior period operating results for the network services operations are reported as discontinued operations (see Note 6 of Notes to Unaudited Consolidated Financial Statements for additional information).

     The 1994 extraordinary loss results from the early extinguishment of debt (see Note 7 of Notes to Unaudited Consolidated Financial Statements for additional information).

FINANCIAL CONDITION AND LIQUIDITY

  LIQUIDITY

     During June 1995, the Company became party to an $800 million bank-credit facility entered into by its parent, Williams. Under this agreement, the Company has access to $600 million of financing. Prior to this facility, the Company's liquidity came primarily from Williams. All excess cash is transferred to Williams under a centralized cash management program, and cash requirements to finance working capital, investments and capital expenditures were obtained from Williams either through capital contributions or intercompany note agreements.

     During the nine months ended September 30, 1995 and 1994, the Company paid dividends of $1 billion and $64 million, respectively, to Williams and received capital contributions of $797 million and $38 million, respectively, from Williams. The 1995 dividends were paid primarily from the proceeds from the sale of the Company's network services operations. The 1995 capital contributions were made in connection with the merger of Transco and were used to retire and/or terminate various Transco borrowings, preferred stock and interest-rate swaps.

     The Company and its subsidiaries had amounts receivable from Williams totaling $595 million, including $360 million of parent company debentures (see
Note 4 of Notes to Unaudited Consolidated Financial Statements for additional information), at September 30, 1995, compared to amounts due to Williams of $390 million and $62 million at December 31, 1994, and September 30, 1994, respectively. The increase in amounts receivable from Williams at September 30, 1995, reflects the transfer of the remainder of the proceeds from the sale of the Company's network services operations to Williams in the first quarter. The Company and its subsidiaries had amounts receivable from Williams of $56 million at December 31, 1993, and $76 million due to Williams at December 31, 1992.

     The Company believes its parent can meet its cash needs because Williams had access to $765 million of liquidity at September 30, 1995, representing the unborrowed portion of its $800 million bank-credit facility. This compares with Williams liquidity of $495 million at December 31, 1994, and $375 million at September 30, 1994. The increase in 1995 is due to a $200 million increase in the capacity of the bank-credit facility (see Note 9 of Notes to Unaudited Consolidated Financial Statements for additional information). Following the negotiation of this bank-credit facility, the Company is no longer completely dependent upon its parent for financing. Williams had access to $639 million of liquidity at December 31, 1993, and $780 million at December 31, 1992.

     Terms of certain borrowing agreements limit transfer of funds to the Company from its subsidiaries. The restrictions have not impeded, nor are they expected to impede, the Company's ability to meet its cash requirements in the future.


     The Company had a net working capital deficit of $336 million at September 30, 1995, compared to a net working capital of $523 million at December 31, 1994, and a $39 million net working capital deficit at December 31, 1993. The decrease in working capital from December 31, 1994, reflects a $744 million decrease in assets held for sale following the sale of the Company's network services operations and additional income taxes payable of $551 million primarily as a result of that sale, partially offset by the repayment of $398 million of bank notes payable from the proceeds of the network services operations sale. The remaining proceeds were transferred to Williams and are included in noncurrent affiliate receivables; therefore, the remaining proceeds are not a part of net working-capital at September 30, 1995. The Company's funds are automatically transferred to Williams under a centralized cash management program.



     In 1995 capital expenditures are estimated to be approximately $370 million. During 1995, the Company expects to finance capital expenditures, investments and working-capital requirements through the use of the remaining network services operations sale proceeds, the bank-credit facility, advances from its parent or debt offerings.


FINANCING ACTIVITIES


     The consolidated long-term debt to long-term debt-plus-equity ratio decreased to 5.5 percent at September 30, 1995, from 22.6 percent at December 31, 1994. The decrease is due to an increase in stockholder's equity resulting from net income and capital contributions from its parent and a decrease in long-term debt due affiliates resulting from cash proceeds from the sale of the Company's network services operations.


     Net assets held for sale at September 30, 1995, include certain Transco businesses which the Company intends to sell within one year (see Note 3 of Notes to Unaudited Consolidated Financial Statements for additional information). Notes payable decreased reflecting their repayment from the proceeds of the sale of the Company's network services operations. Accrued liabilities increased due primarily to the income tax and other liabilities associated with the sale of the Company's network services operations in addition to the acquisition of Transco, excluding Transcontinental Gas Pipe Line and Texas Gas. The increases in receivables, other noncurrent assets and deferred charges, accounts payable and deferred income and other liabilities primarily reflect the acquisition of Transco, excluding Transcontinental Gas Pipe Line and Texas Gas.

OTHER

     In April 1995, the Company sold its 15 percent interest in Texasgulf Inc. for approximately $124 million in cash (see Note 4 of Notes to Unaudited Consolidated Financial Statements for additional information).

     On May 1, 1995, Williams completed the acquisition of Transco. Following the merger, Williams contributed the stock of Transco and all of Transco's subsidiaries, except for its subsidiaries holding regulated interstate natural gas pipelines, to Williams Holdings (see Note 3 of Notes to Unaudited Consolidated Financial Statements for additional information).

     On June 30, 1995, the Company acquired the Public Service Company of New Mexico's natural gas gathering and processing assets in the San Juan and Permian Basins for $154 million. The acquired natural gas gathering, treating and processing assets in the Permian Basin (representing approximately 10 percent of the acquired assets) were then sold to GPM Gas Corporation the same day.

     In August, a subsidiary of the Company purchased Pekin Energy Company, the nation's second largest ethanol producer, for $167 million in cash (see Williams Pipe Line's interim management's discussion and analysis for additional information).


     Williams Field Services has been pursuing the development of a commercial underground coal gasification venture in South-central Wyoming. On December 21, 1995, the Company announced its plans to cancel this project. While the technology shows promise in other areas of the world, this project was abandoned because of less-than-desired performance in the associated coal reserves combined with a continuing surplus of conventional gas in the region making economics much less attractive. The Company will record a pretax charge in its fourth quarter 1995 financial results which is not expected to exceed $42 million. Of this amount, $38 million represents the capitalized costs related to lease acquisitions and permits, site preparations, engineering and drilling costs for injection and production wells, water, oxygen and steam injection mixtures, surface well and testing equipment and other related project costs. Of these costs, $35 million were incurred and paid in 1994 and 1995, including $5 million in the fourth quarter of 1995. The remaining estimated $3 million of costs will be incurred and paid in early 1996 as the shutdown of the project is completed. The $42 million amount also includes what management believes to be a reasonable estimate of future costs of $4 million to reclaim the site, of which it is expected that 60 percent to 70 percent will be incurred during 1996 and the remainder over a five-year period. The Company will perform the reclamation of the site in coordination with various governmental agencies and expects to receive the necessary environmental releases and approvals upon completion of the reclamation.


     Based on a preliminary review, the Company does not expect that the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," to have a material effect on the results of operations or financial position of the Company.

SUBSEQUENT EVENT

     During October 1995, Williams Holdings sold its remaining investment in Williams common stock for $46.2 million in cash resulting in an $11 million pre-tax gain.


     On December 28, 1995, a subsidiary of the Company purchased the BOK Tower, an approximate 1.1 million square foot commercial office building located in Tulsa, Oklahoma. The building serves as headquarters for Williams and its subsidiaries, including the Company. Williams and certain of its subsidiaries currently occupy approximately 58 percent of the building, all of which had previously been leased from the seller under varying terms and conditions. In connection with the approximate $60 million purchase, the Company assumed intercompany debt payable to its parent of an equal amount. The portion of the building leased to outside parties is not expected to materially affect the Company's future results of operations, financial position or cash flow requirements.

RESULTS OF OPERATIONS

  1994 VS. 1993

     Williams Field Services' revenues decreased $50 million or 13 percent, due primarily to lower natural gas sales, which decreased revenues by $71 million, as a result of the March 1993 sale of Williams' intrastate natural gas pipeline system and related marketing operations in Louisiana. Liquids volumes ($4 million) and prices ($5 million) and average processing prices ($7 million) also decreased, but were more than offset by increased gathering ($21 million) and processing ($8 million) volumes of 16 percent and 21 percent, respectively. Costs and operating expenses decreased $69 million or 24 percent, due primarily to lower natural gas purchases of $68 million and the effects of a favorable adjustment of an accrual related to operating taxes, partially offset by higher operations, maintenance and depreciation expenses at expanded gathering facilities. Operating profit increased $17.6 million or 17 percent, due primarily to higher gathering ($21 million) and processing ($8 million) volumes and a favorable operating taxes adjustment ($5 million), partially offset by lower per-unit liquids margins ($5 million), lower average processing prices ($7 million) and higher operations, maintenance and depreciation expenses associated with expanded facilities.

     Williams Energy Services' revenues decreased $97 million or 27 percent, due primarily to lower natural gas sales volumes and prices ($45 million), lower refined product trading margins and the effect of reporting these trading activities on a "net margin" basis effective July 1, 1993 ($45 million). Costs and operating expenses decreased 29 percent, due to lower natural gas purchase volumes and prices ($46 million) and the effect of reporting refined product trading activities on a "net margin" basis ($43 million), partially offset by the cost of developing long-term energy industry businesses. General and administrative expenses increased 44 percent, reflecting the costs of establishing appropriate administrative and project support groups to serve growing business activities. Operating profit was $.5 million in 1994 compared to $7.9 million in 1993. Price-risk management services' results continued to be profitable but were lower by $6 million in 1994 than 1993 because of reduced gasoline and distillate margins and the effect of location pricing differentials in refined products trading activities, partially offset by an improvement in natural gas trading margins reflecting increased volumes. Costs to develop long-term energy industry opportunities also adversely affected operating profit. Results from natural gas marketing activities increased by $2 million in 1994 compared to 1993.

     Williams Pipe Line's shipments increased 9 percent, due primarily to new volumes resulting from the December 1993 acquisition of a pipeline system in southern Oklahoma. Revenues increased $130 million or 72 percent, due primarily to higher shipments and increased gas liquids and fractionator operations ($30 million) and newly established petroleum services activities ($106 million). The slightly higher average transportation rate resulted primarily from longer hauls into the northern region and overall increases in tariff rates, effective December 1, 1994 and June 1, 1993, partially offset by lower rates on shorter haul movements from new business. Costs and operating expenses increased $125 million or 94 percent, due primarily to gas liquids and fractionator operations, additional operating expenses, newly established petroleum services activities ($104 million) and the cost of developing long-term energy industry businesses. Operating profit increased $4.8 million or 10 percent, reflecting increased shipments ($15 million) and a favorable insurance settlement, partially offset by higher operating and maintenance expenses. Operating profit also includes $9 million of costs from developing long-term energy industry investment opportunities. Included in 1994's other income -- net is approximately $5 million of costs for evaluating and determining whether to build an oil refinery near Phoenix.

     Williams Telecommunications Systems' revenues increased $94 million or 31 percent, due in large part to the March 31, 1994, acquisition of BellSouth's customer equipment sales and service operations in 29 states, as evidenced by a 52 percent increase in the number of ports. Costs and operating expenses and selling, general and administrative expenses increased 31 percent and 20 percent, respectively, due to the increase in volume of equipment sales and services. Operating profit increased to $18.9 million in 1994 from $9.5 million in 1993 primarily resulting from higher sales volumes, partially offset by an increase in selling, general and administrative expenses. Margins were level between 1994 and 1993, while selling, general and administrative expenses as a percent of revenue decreased in 1994 compared to 1993.

     Other revenues and operating losses for 1994 and 1993 are primarily from Vyvx switched fiber-optic television transmission services. Vyvx's operations are not profitable at this time, as sufficient broadcast volumes have not been achieved to support the infrastructure currently in place. Dedicated and occasional television services revenues increased $6 million in 1994 which helped reduce operating losses from $17 million in 1993 to $10 million in 1994.

     Interest accrued increased 74 percent primarily because of significantly higher levels of intercompany debt and higher average external borrowing levels, partially offset by lower effective interest rates. Investing income decreased due primarily to lower equity earnings for Apco Argentina Inc. and the sale of a portion of the interest in Northern Border Partners, L.P., partially offset by dividends on Williams' common stock (see Note 3 of Notes to Audited Consolidated Financial Statements for additional information). The 1994 gain on sales of assets results from the sale of 3,461,500 limited partner common units in Northern Border Partners, L.P. The gain on sales of assets in 1993 results from the sale of 6.1 million units in the Williams Coal Seam Gas Royalty Trust and the sale of the intrastate natural gas pipeline system and other related assets in Louisiana (see Note 4 of Notes to Audited Consolidated Financial Statements for additional information).

     The decrease in the provision for income taxes on continuing operations is primarily a result of lower pretax income and the $9 million cumulative effect in 1993 of the 1 percent increase in the federal income tax rate. The effective income tax rate in 1994 is lower than the statutory rate, primarily because of income tax credits from coal seam gas production, partially offset by state income taxes. The effective income tax rate in 1993 is higher than the statutory rate, primarily because of the effect of the federal income tax rate increase and state income taxes, partially offset by income tax credits from coal seam gas production (see Note 5 of Notes to Audited Consolidated Financial Statements for additional information).

     The network services operations of the Company have been presented in the Consolidated Financial Statements of the Company as discontinued operations (see
Note 2 of Notes to Audited Consolidated Financial Statements for additional information). Income from discontinued operations more than doubled to $94 million. The increase reflects a 93 percent increase in switched services minutes and a 24 percent increase in private line billable circuits. These increases more than offset a major carrier's removal of traffic from the Company's system to the carrier's expanded network. Income was also impacted by a decrease in interest accrued, due to the early extinguishment of network services' long-term debt. The effective income tax rate for both 1994 and 1993 is greater than the federal statutory rate, due to the effect of state income taxes.

     The extraordinary credit (loss) results from early extinguishment of debt (see Note 6 of Notes to Audited Consolidated Financial Statements for additional information).

  1993 VS. 1992

     Williams Field Services' revenues decreased $11 million or 3 percent, due primarily to lower natural gas sales ($202 million), offset by increased revenues from gathering ($99 million), liquids products ($73 million) and processing activities ($21 million). Gathering volumes increased 293 percent, natural gas liquids volumes increased 355 percent and processing volumes increased 111 percent when compared with volumes from the prior year. The lower natural gas sales volumes were due to the March 1993 sale of Williams' intrastate natural gas pipeline system and related marketing operations in Louisiana. The increased gathering, processing and natural gas liquids volumes were primarily due to the transfer of the gathering and processing operations from Northwest Pipeline Corporation, another wholly-owned subsidiary of Williams, on December 31, 1992. Including the transferred operations in 1992 for comparative purposes, gathering, natural gas liquids and processing volumes increased 25 percent, 11 percent and 21 percent, respectively. Costs and operating expenses decreased by $64 million or 18 percent, due primarily to lower natural gas purchases of $189 million, partially offset by higher gas costs associated with the liquids extraction process ($31 million), increased operating and maintenance expenses at expanded gathering and processing facilities and expenses from transferred gathering and processing operations ($96 million). Operating profit increased $52.6 million or 101 percent, due primarily to the transfer of gathering and processing operations, increased volumes at expanded facilities, partially offset by decreased gas sales volumes, lower liquids margins and increased operating costs from expanded facilities.

     Williams Energy Services' revenues decreased approximately $135 million or 27 percent, due to lower natural gas sales volumes of $128 million and to reporting refined product trading activities on a "net margin" basis effective July 1, 1993. Increased natural gas sales prices favorably impacted revenues by $34 million. Costs and operating expenses decreased $146 million or 30 percent, due to lower natural gas purchases of $98 million and the change in reporting trading activities. Selling, general and administrative expenses increased 60 percent from costs associated with establishing this company's operations, pursuing new business development and equipping the company to pursue a growing range of financial and information-based opportunities in the energy industry. Operating profit increased $10.5 million to $7.9 million in 1993 from a loss of $2.6 million in 1992 as improved results from price-risk management activities ($5 million) and improved natural gas sales margins ($3 million) more than offset the expense associated with the development and marketing of new information-based products. Improved results in price-risk management activities relate to increases in marketing of commodities and derivatives products, in addition to increased refined product trading volumes. Operating profit in 1993 also includes a favorable settlement of a marketing contract.

     Williams Pipe Line's revenues increased $32 million or 22 percent, due primarily to 12 percent ($17 million) higher shipments, increased other revenues primarily related to gas liquids, fractionator operations and newly established petroleum services, partially offset by a slightly lower transportation rate per barrel. The lower average transportation rate per barrel reflects a 5 percent decrease in the length of the average haul, partially offset by increased tariff rates for portions of both 1992 and 1993. Costs and operating expenses increased $18 million or 15 percent, due primarily to gas liquids, fractionator operations and newly established petroleum services. Operating profit increased $14.2 million or 43 percent, primarily as a result of higher shipments and lower general and administrative expenses. During the fourth quarter 1993, Williams Pipe Line completed the acquisition of a 300-mile pipeline that connects with the southern portion of its system in Oklahoma. The additional pipeline has provided more direct access to key refining areas and opened new markets.

     Williams Telecommunications Systems' revenues increased $32 million or 12 percent, due primarily to higher equipment sales and services. Costs and operating expenses increased 9 percent, due primarily to the increased volume of equipment sales and services. Selling, general and administrative expenses decreased 9 percent as 1992 was negatively impacted by the costs associated with restructuring this business. Operating profit increased to $9.5 million in 1993, compared with an operating loss of $9.8 million in 1992 due to increased margins and volumes and a decrease in selling, general and administrative expenses.

     Other revenues and operating losses for 1993 and 1992 are primarily from Vyvx switched fiber-optic television transmission services. Vyvx's operations are not profitable during these periods because sufficient broadcast volumes have not been achieved to support the infrastructure currently in place. The $4 million, or 42 percent, increase in revenues from 1992 to 1993 had the effect of helping reduce the operating loss from $18 million to $17 million.

     Interest accrued decreased 27 percent primarily because of lower average external borrowing levels and lower levels of intercompany debt. Interest capitalized increased primarily because of increased capital expenditures on gathering and processing facilities. The gain on sales of assets in 1993 results from the sale of 6.1 million units in the Williams Coal Seam Gas Royalty Trust and the sale of the intrastate natural gas pipeline system and other related assets in Louisiana. The 1992 gain on sales of assets results from the sale of a tract of land in Florida that had been retained from the assets of Agrico Chemical Company, which was sold in 1987 (see Note 4 of Notes to Audited Consolidated Financial Statements for additional information).

     The increase in the provision for income taxes is primarily a result of higher pre-tax income and the $9 million cumulative effect of the 1 percent increase in the federal income tax rate. The effective income tax rate in 1993 is higher than the statutory rate, primarily because of the effect of the federal income tax rate increase and state income taxes, partially offset by income tax credits from coal-seam gas production. The effective income tax rate in 1992 is lower than the statutory rate, primarily because of income tax credits from coal-seam gas production, partially offset by state income taxes (see Note 5 of Notes to Audited Consolidated Financial Statements for additional information).

     Income from discontinued operations related to the Company's network services operations increased 84 percent to $46.4 million in 1993 (see Note 2 of Notes to Audited Consolidated Financial Statements for additional information). The increase is due primarily to a 122 percent increase in switched services minutes, a 32 percent increase in private line billable circuits and lower provisions for bad debt expense, partially offset by a decrease in the weighted average price per circuit. The effective income tax rate for both 1993 and 1992 is greater than the federal statutory rate due to the effect of state income taxes.

FINANCIAL CONDITION AND LIQUIDITY

  OPERATING ACTIVITIES

     Cash provided (used) by continuing operating activities was: 1994 -- $125 million; 1993 -- ($21) million; and 1992 -- $70 million. Accounts receivable increased because of expanded activities of Williams Energy Services and acquisitions made by Williams Telecommunications Systems, partially offset by the reclassification of the Company's network services receivables to net assets of discontinued operations (see Note 2 of Notes to Audited Consolidated Financial Statements for additional information). Accounts payable and accrued liabilities also declined as a result of the network services reclassification.

     Net cash provided by discontinued operations was: 1994 -- $169 million; 1993 -- $163 million; 1992 -- $113 million. The increases during the periods reflect improved operating results.

  FINANCING ACTIVITIES

     Net cash provided (used) by financing activities was: 1994 -- $428 million; 1993 -- ($162) million; 1992 -- ($11) million. Long-term debt principal payments during 1994, 1993 and 1992 were $142 million, $34 million and $90 million, respectively.

     During 1994, the Company purchased approximately 13.4 million shares of Williams common stock on the open market for $395 million. Substantially all of the purchases were financed with a $400 million short-term credit agreement. Subsequent to December 31, 1994, the outstanding amounts under the credit agreement were repaid from the proceeds of the sale of the Company's network services operations, and the credit agreement was terminated.

     Long-term debt at December 31, 1994, was $507 million, compared with $229 million at December 31, 1993, and $337 million at December 31, 1992. The consolidated long-term debt to debt-plus-equity ratio was 22.6 percent at year end, compared with 11.2 percent and 17.3 percent at December 31, 1993 and 1992, respectively. If short-term notes payable and long-term debt due within one year are included in the calculations, these ratios would be 34.5 percent, 12.7 percent and 18.8 percent, respectively.

     The Company received capital contributions from Williams of $73 million, $75 million and $50 million in 1994, 1993 and 1992, respectively, and paid dividends to Williams of $336 million and $71 million in 1994 and 1993, respectively.

  INVESTING ACTIVITIES


     Net cash provided (used) by investing activities was: 1994 -- ($718) million; 1993 -- $25 million; 1992 -- ($167) million. Capital expenditures for discontinued operations were $143 million in 1994; $101 million in 1993; and $60 million in 1992 primarily to expand and enhance the Company's network. Expenditures in all years include the expansion of various gathering and processing facilities, and expenditures in 1993 also include the expansion of product pipeline facilities. Estimated capital expenditures for 1995 are approximately $370 million, primarily to expand gathering and processing facilities, develop an underground coal gasification project in Wyoming and acquire certain gathering and processing assets in New Mexico.


     During 1994, limited partner units in Northern Border Partners, L.P. were sold for $80 million. During 1993, 6.1 million units in the Williams Coal Seam Gas Royalty Trust were sold for $113 million. In addition, an intrastate natural gas pipeline system and other related assets in Louisiana were sold for $170 million (see Note 4 of Notes to Audited Consolidated Financial Statements for additional information).

EFFECTS OF INFLATION

     The Company has experienced increased costs in recent years due to the effects of inflation. However, approximately one-half of the Company's property, plant and equipment has been purchased in the last six years, a period of relatively low inflation.

OTHER

     The Company is a participant in certain environmental activities in various stages involving assessment studies, cleanup operations and/or remedial processes. The sites are being monitored by Williams, other potentially responsible parties, the U.S. Environmental Protection Agency (EPA), or other governmental authorities in a coordinated effort. In addition, the Company maintains an active monitoring program for its continued remediation and cleanup of certain sites connected with its refined products pipeline activities. The Company has both joint and several liability in some of these activities and sole responsibility in others. Current estimates of the most likely costs of such cleanup activities, after payments by other parties, are approximately $6 million, all of which is accrued at December 31, 1994. The Company will fund these costs from operations and/or available bank-credit facilities. The actual costs incurred will depend on the final amount, type and extent of contamination discovered at these sites, the final cleanup standards mandated by the EPA or other governmental authorities, and other factors. See Note 7 of Notes to Audited Consolidated Financial Statements for the effects of a new accounting standard on post-employment benefits; Note 12 of Notes to Audited Consolidated Financial Statements for fair value and off-balance-sheet risk of financial instruments; and Note 15 of Notes to Audited Consolidated Financial Statements for contingencies.

SUBSEQUENT EVENTS

     Subsequent to December 31, 1994, the Company completed the sale of the Company's network services operations for $2.5 billion in cash. The after-tax gain of $1 billion was recorded in the first quarter of 1995 (see Note 2 of Notes to Audited Consolidated Financial Statements for additional information). Net proceeds from the sale were used to reduce the Company bank debt previously incurred to purchase Williams common stock in the open market, with the remainder going to its parent. Williams used these proceeds to acquire 60 percent of Transco's outstanding common stock on January 18, 1995 for $430.5 million, retire certain Transco borrowings and preferred stock, to reduce certain bank debt and finance a portion of the 1995 capital expenditures program.

     On May 1, 1995, Williams completed the acquisition of Transco. Following the merger, Williams contributed the stock of Transco and all of Transco's subsidiaries, except for its subsidiaries holding regulated interstate natural gas pipelines, to the Company.

ITEM 3. PROPERTIES.

     See Item 1(c) for a description of properties.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     Not applicable.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

     Not applicable.

ITEM 6. EXECUTIVE COMPENSATION.

     Not applicable.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Not applicable.

ITEM 8. LEGAL PROCEEDINGS.

     Other than as described under Item I. -- Business, in Note 15 to the Company's Consolidated Financial Statements included elsewhere herein and in Note D to the Transco Energy Company -- Contributed Assets Combined Financial Statements included elsewhere herein, there are no material pending legal proceedings. The Company is subject to ordinary routine litigation incidental to its business.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     There is no market for the Company's common stock. All outstanding shares of the Company's common stock are owned by Williams.

ITEM 10. RECENT SALE OF UNREGISTERED SECURITIES.

     The Company has not sold any of its securities, registered or unregistered, since its incorporation, other than the original subscription for common stock by Williams.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                          DESCRIPTION OF COMMON STOCK

     The Company is authorized to issue 1,000 shares of Common Stock, $1.00 par value per share. As of December 15, 1995, all 1,000 shares of Common Stock were issued and outstanding and were held by Williams. Holders of Common Stock are entitled to dividends only as may be declared by the Board of Directors of the Company.

     Common stockholders are entitled to one vote for each share held and have no preemptive or subscription rights upon the issuance of additional shares of the Company's Common Stock. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company available for distribution after provision for creditors and holders of preferred stock, if any. All of the issued and outstanding Common Stock is duly authorized, validly issued, fully paid and will not be subject to further calls or assessments.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding in which such person is made party by reason of their being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Williams has entered into indemnity agreements with its directors and certain officers, including certain directors and officers of the Company, providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by Williams under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                     INDEX

                                     DESCRIPTION                                        PAGE
--------------------------------------------------------------------------------------  ----
WILLIAMS HOLDINGS OF DELAWARE, INC. UNAUDITED PRO FORMA FINANCIAL STATEMENTS..........   26
  Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31,
     1994.............................................................................   27
  Notes to Unaudited Pro Forma Combined Statement of Income for the Year Ended
     December 31, 1994................................................................   28
  Unaudited Pro Forma Statement of Income for the Nine Months Ended September 30,
     1995.............................................................................   29
  Notes to Unaudited Pro Forma Statement of Income for the Nine Months Ended September
     30, 1995.........................................................................   30
WILLIAMS HOLDINGS OF DELAWARE, INC. UNAUDITED CONSOLIDATED FINANCIAL
  STATEMENTS
  Unaudited Consolidated Statement of Income for the Nine Months Ended
     September 30, 1995 and 1994......................................................   31
  Unaudited Consolidated Balance Sheet at September 30, 1995 and December 31, 1994....   32
  Unaudited Consolidated Statement of Cash Flows for the Nine Months Ended
     September 30, 1995 and 1994......................................................   33
  Notes to Unaudited Consolidated Financial Statements -- September 30, 1995 and
     1994.............................................................................   34
WILLIAMS HOLDINGS OF DELAWARE, INC. AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Auditors......................................................   41
  Consolidated Statement of Income for the Years Ended December 31, 1994, 1993 and
     1992.............................................................................   42
  Consolidated Balance Sheet at December 31, 1994 and 1993............................   43
  Consolidated Statement of Stockholder's Equity for the Years Ended
     December 31, 1994, 1993 and 1992.................................................   44
  Consolidated Statement of Cash Flows for the Year Ended December 31, 1994, 1993 and
     1992.............................................................................   45
  Notes to Audited Consolidated Financial Statements..................................   46
  Unaudited Quarterly Financial Data..................................................   63
TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS COMBINED FINANCIAL STATEMENTS*
  Report of Independent Public Accountants............................................   64
  Combined Balance Sheet at December 31, 1994.........................................   65
  Combined Statement of Operations for the Year Ended December 31, 1994...............   67
  Combined Statement of Cash Flows for the Year Ended December 31, 1994...............   68
  Combined Statement of Common Stockholders' Deficit for the Year Ended December 31,
     1994.............................................................................   69
  Schedule of Segment Information for the Year Ended December 31, 1994................   70
  Notes to Combined Financial Statements..............................................   71

---------------

* These financial statements are presented in accordance with Rule 3-05 of Regulation S-X.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

UNAUDITED PRO FORMA STATEMENTS OF INCOME

     The Unaudited Pro Forma Statements of Income are prepared for the year ended December 31, 1994, and the nine months ended September 30, 1995, and illustrate the effects of Williams' acquisition of Transco as it relates to the Transco entities contributed by Williams to Williams Holdings, including the capital contributions that Williams made to Transco, as if they had occurred on January 1, 1994.

     On January 18, 1995, Williams acquired 60 percent of Transco's outstanding common stock in a cash tender offer for $430.5 million. Williams acquired the remaining 40 percent of Transco's outstanding common stock on May 1, 1995, through a merger in which the remaining Transco common stock was exchanged for approximately 10.4 million shares of Williams common stock valued at $334 million. Also effective May 1, 1995, Transco's $3.50 preferred stock was exchanged for Williams $3.50 preferred stock valued at $142.5 million. Transco's stockholders' equity at the acquisition date was $480 million. The acquisition is accounted for as a purchase, and all of the cost in excess of Transco's historical carrying amounts has been allocated to the property, plant and equipment of Transco's natural gas transmission companies, Transcontinental Gas Pipe Line Corporation and Texas Gas Transmission Corporation. In addition to the above described consideration paid, the following significant items are included in the purchase price allocated to Transcontinental Gas Pipe Line and Texas Gas: the write-down to estimated net realizable value of certain Transco operating assets that have been sold or will be sold within one year of the date of acquisition, unfavorable natural gas marketing and transportation contracts and deferred income taxes on differences between the financial and tax basis of assets and liabilities created by the stock purchase.

     On May 1, 1995, Transco dividended to Williams all of Transco's interests in Transcontinental Gas Pipe Line and Texas Gas. Also effective May 1, 1995, Williams made a capital contribution of its interest in Transco and Transco's subsidiaries, except Transcontinental Gas Pipe Line and Texas Gas, to Williams Holdings. The transfer of Transco and Transco's subsidiaries, except Transcontinental Gas Pipe Line and Texas Gas, to Williams Holdings reflects the purchase price allocation from the acquisition; therefore, these transferred entities, as recorded on Williams Holdings financial statements, have a new adjusted cost basis. The purchase price allocation resulted in a decrease to Williams Holdings equity of $478 million as of September 30, 1995, primarily from the estimated net realizable value of certain operating assets that have been sold or will be sold within one year of the date of acquisition, unfavorable natural gas marketing and transportation contracts, long-term debt redemptions and revaluations to reflect current interest rates and contingencies. During 1995, Williams has made capital contributions to Transco sufficient to eliminate intercompany debt owed to affiliates, short-term borrowing facilities, interest rate swaps, all external debt and all preferred stock.

     The Unaudited Pro Forma Statements of Income should be read in conjunction with the historical financial statements of Williams Holdings and Transco Energy Company -- Contributed Assets, which are included herein, and the Notes to the Unaudited Pro Forma Statements of Income. The pro forma adjustments are based on purchase price allocations that will continue to be adjusted during the one year allocation period. However, the management of Williams Holdings believes that any further adjustments to the purchase price will not be material, that the assumptions made in preparing the Unaudited Pro Forma Statements of Income provide a reasonable basis for presenting the significant effects of the acquisition of Transco and the capital contributions from Williams to Transco and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The Unaudited Pro Forma Statements of Income are not intended to be indicative of actual operating results had the transactions occurred as of the dates indicated above, nor do they purport to indicate operating results which may be attained in the future.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1994
                                   (MILLIONS)

                                                             TRANSCO ENERGY
                                                               COMPANY --              PRO FORMA
                                               WILLIAMS       CONTRIBUTED       ------------------------
                                               HOLDINGS          ASSETS         ADJUSTMENTS     COMBINED
                                               ---------     --------------     -----------     --------
Revenues.....................................    $1,264          $1,293            $(219)(1)     $2,338
Costs and expenses...........................     1,082           1,388             (284)(1)      2,186
                                                 ------          ------            -----         ------
Operating profit (loss)......................       182             (95)              65            152
Allocated parent company expenses............       (20)             --                             (20)
Interest accrued -- net......................       (21)           (125)             125 (2)        (21)
Investing income.............................        15               9               (4)(2)         20
Gain on sales of assets......................        23              --                              23
                                                 ------          ------            -----         ------
Income (loss) from continuing operations
  before income taxes........................       179            (211)             186(3)         154
Provision (credit) for income taxes..........        53             (80)              28(1)          49
                                                                                      48(4)
                                                 ------          ------            -----         ------
Income (loss) from continuing operations.....       126            (131)             110            105
Preferred stock dividends....................        --              23              (23)(2)         --
                                                 ------          ------            -----         ------
Income (loss) from continuing operations
  after preferred stock dividends............    $  126          $ (154)           $ 133         $  105
                                                 ======          ======            =====         ======

See the accompanying Notes to Unaudited Pro Forma Combined Statement of Income.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1994

     The adjustments to the Unaudited Pro Forma Combined Statement of Income do not give effect to any costs directly associated with the acquisition of Transco that might be incurred within the next twelve months. The pro forma financial data also do not give effect to any potential cost savings and synergies that could result from the acquisition of Transco.

1. These adjustments eliminate historical results of operations for Transco operations which the Company intends to sell within one year from the January 18, 1995 acquisition of Transco. Earnings or losses from operations that Williams Holdings intends to sell are not reported in the Williams Holdings' Consolidated Statement of Income, included herein, during the holding period. Therefore, their results of operations have been excluded from the Pro Forma Combined Statement of Income consistent with the assumption that the acquisition of Transco occurred at the beginning of the period. For the year ended December 31, 1994, Transco's costs and expenses include a charge of $45 million from the write-down of capitalized costs in excess of the ceiling limitation from a nonoperating interest in certain coalbed methane properties, asset write-downs of $18 million and a charge of $4 million for a litigation settlement. These historical expense charges are included in the pro forma adjustments eliminating Transco's operations to be sold from historical amounts (see Note 3 below).

2. Prior to contributing Transco and its subsidiaries, other than its subsidiaries holding natural gas pipelines, to the Company and during 1995, Williams made capital contributions to Transco sufficient to eliminate intercompany debt owed to affiliates, short-term borrowing facilities, interest rate swaps, all external debt and all preferred stock. This adjustment eliminates interest expense and debt costs, investing income and preferred stock dividends related to these items.

3. The following is a summary of the adjustments to income from continuing operations before income taxes (in millions):

        Eliminate losses from Transco operations to be sold...................  $ 65
        Eliminate interest expense and investing income.......................   121
                                                                                ----
                                                                                $186
                                                                                ====

4. This adjustment records the income tax effects of the pro forma adjustments at a 40 percent tax rate.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                                   (MILLIONS)


                                                                                   PRO FORMA
                                                               WILLIAMS     ------------------------
                                                               HOLDINGS     ADJUSTMENTS     ADJUSTED
                                                               --------     -----------     --------
Revenues.....................................................    $944           $ 4(1)        $948
Costs and expenses...........................................     747             1(1)         748
                                                               ------           ---         ------
Operating profit.............................................     197             3            200
Allocated parent company expenses............................     (10)                         (10)
Interest accrued -- net......................................     (29)           (6)(1)         (2)
                                                                                 33(2)
Investing income.............................................      63             9(2)          72
Gain on sales/exchange of investments -- net.................      13                           13
Other income(expense) -- net.................................     (10)           (1)(1)         (4)
                                                                                  7(2)
                                                               ------           ---         ------
Income from continuing operations before income taxes........     224            45(3)         269
Provision for income taxes...................................      50            (1)(1)         66
                                                                                 17(4)
                                                               ------           ---         ------
Income from continuing operations............................    $174           $29           $203
                                                               ======           ===         ======


     See the accompanying Notes to Unaudited Pro Forma Statement of Income.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                NOTES TO UNAUDITED PRO FORMA STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

     The adjustments to the Unaudited Pro Forma Statement of Income do not give effect to any costs directly associated with the acquisition of Transco that might be incurred within the next twelve months. The pro forma financial data also do not give effect to any potential cost savings and synergies that could result from the acquisition of Transco.

1. These adjustments combine the results of operations of Williams Holdings and Transco as if the acquisition of Transco occurred on January 1, 1994.

2. Prior to contributing Transco and its subsidiaries, other than the natural gas pipelines, to the Company and during 1995, Williams made capital contributions to Transco sufficient to eliminate intercompany debt owed to affiliates, short-term borrowing facilities, interest rate swaps, all external debt and all preferred stock. This adjustment eliminates interest expense and debt costs and preferred stock dividends related to these items.

3. The following is a summary of the adjustments to income from continuing operations before income taxes (in millions):

        Effect of purchase occurring January 1, 1994...........................  $(4)
        Eliminate interest expense and preferred stock dividends...............   49
                                                                                 ---
                                                                                 $45
                                                                                 ===

4. This adjustment records the income tax effects of the pro forma adjustments at a 40 percent tax rate.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)


                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                             1995        1994
                                                                           --------     ------
                                                                                (MILLIONS)
Revenues (Note 10):
  Williams Field Services Group.........................................   $  299.1     $240.9
  Williams Energy Services..............................................       65.6      205.0
  Williams Pipe Line....................................................      220.4      223.9
  Williams Telecommunications Systems...................................      364.2      276.1
  Other.................................................................       43.5       13.8
  Intercompany eliminations.............................................      (48.8)     (42.6)
                                                                           --------     ------
          Total revenues................................................      944.0      917.1
                                                                           --------     ------
Profit-center costs and expenses (Note 10):
  Costs and operating expenses..........................................      601.0      681.9
  Selling, general and administrative expenses..........................      159.9      103.3
  Other income -- net...................................................      (14.3)      (2.8)
                                                                           --------     ------
          Total profit-center costs and expenses........................      746.6      782.4
                                                                           --------     ------
Operating profit (loss):
  Williams Field Services Group.........................................      101.4       84.8
  Williams Energy Services..............................................       29.7        4.4
  Williams Pipe Line....................................................       50.5       40.1
  Williams Telecommunications Systems...................................       21.1       12.2
  Other.................................................................       (5.3)      (6.8)
                                                                           --------     ------
          Total operating profit........................................      197.4      134.7
Allocated parent company expenses.......................................      (10.4)     (15.3)
Interest accrued (Note 10)..............................................      (36.3)     (14.9)
Interest capitalized....................................................        7.4        3.3
Investing income (Note 10)..............................................       62.7       11.4
Gain on sales/exchange of investments -- net (Note 4)...................       12.8       22.7
Other income (expense) -- net...........................................       (9.6)       2.0
                                                                           --------     ------
Income from continuing operations before income taxes...................      224.0      143.9
Provision for income taxes (Note 5).....................................       49.7       42.9
                                                                           --------     ------
Income from continuing operations.......................................      174.3      101.0
Income from discontinued operations (Note 6)............................    1,005.7       51.7
                                                                           --------     ------
Income before extraordinary loss........................................    1,180.0      152.7
Extraordinary loss (Note 7).............................................         --       (6.1)
                                                                           --------     ------
Net income..............................................................   $1,180.0     $146.6
                                                                           ========     ======


                            See accompanying notes.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                     ASSETS


                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                         1995              1994
                                                                     -------------     ------------
                                                                               (MILLIONS)
Current assets:
  Cash and cash equivalents........................................    $   40.8          $   17.9
  Receivables:
     Trade.........................................................       408.7             305.6
     Affiliates....................................................        26.3               2.4
  Inventories......................................................       116.0              84.6
  Net assets held for sale (Notes 3 and 6).........................        33.9             743.6
  Deferred income taxes -- affiliates..............................        79.6              33.3
  Other............................................................        50.6              43.7
                                                                       --------          --------
          Total current assets.....................................       755.9           1,231.1
Due from parent....................................................       232.1                --
Investments:
  Parent company debentures (Note 4)...............................       411.2                --
  Williams common stock............................................        46.7             336.3
  Williams warrants (Note 4).......................................        25.4                --
  Other............................................................        79.2             199.7
Property, plant and equipment, at cost.............................     2,714.9           2,113.5
Less accumulated depreciation and depletion........................      (591.4)           (528.4)
                                                                       --------          --------
                                                                        2,123.5           1,585.1
Other assets and deferred changes..................................       163.8              87.9
                                                                       --------          --------
          Total assets.............................................    $3,837.8          $3,440.1
                                                                       ========          ========
                               LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Notes payable....................................................    $     --          $  398.2
  Accounts payable:
     Trade.........................................................       174.7             145.7
     Affiliates....................................................        59.3               3.5
  Accrued liabilities (Note 8).....................................       845.5             147.4
  Long-term debt due within one year (Note 9)......................        12.8              13.0
                                                                       ========          ========
          Total current liabilities................................     1,092.3             707.8
Long-term debt (Note 9):
  Affiliates.......................................................         1.0             389.9
  Other............................................................       124.0             117.1
Deferred income taxes -- affiliates................................       102.1             356.2
Deferred income and other liabilities..............................       383.9             129.2
Contingent liabilities and commitments (Note 11)
Stockholder's equity:
  Common stock, $1 par value, 1,000 shares authorized and
     outstanding...................................................          --                --
  Capital in excess of par value...................................     1,683.4           1,531.4
  Retained earnings................................................       413.5             244.3
  Net unrealized gain (loss) on non-current marketable
     securities....................................................        37.6             (35.8)
                                                                       ========          ========
          Total stockholder's equity...............................     2,134.5           1,739.9
                                                                       --------          --------
          Total liabilities and stockholder's equity...............    $3,837.8          $3,440.1
                                                                       ========          ========


                            See accompanying notes.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)


                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                         --------------------
                                                                           1995        1994
                                                                         --------     -------
                                                                              (MILLIONS)
OPERATING ACTIVITIES:
  Net income...........................................................  $1,180.0     $ 146.6
  Adjustments to reconcile to cash provided from operations:
     Discontinued operations...........................................  (1,005.7)      (51.7)
     Extraordinary loss................................................        --         6.1
     Depreciation and depletion........................................      67.9        58.5
     Provision for deferred income taxes...............................      34.0         8.0
     Gain on sales/exchange of investments.............................     (12.8)      (22.7)
     Changes in receivables............................................      22.8       (38.4)
     Changes in inventories............................................     (25.7)      (14.6)
     Changes in other current assets...................................      (7.7)      (17.2)
     Changes in accounts payable.......................................     (29.7)        7.6
     Changes in accrued liabilities....................................      (1.2)      (27.1)
     Changes in balances with affiliates...............................    (143.9)       (1.3)
     Other, including changes in non-current assets and liabilities....     (71.2)       17.8
                                                                         --------     -------
          Net cash provided by continuing operations...................       6.8        71.6
          Net cash provided by discontinued operations.................        --       152.8
                                                                         --------     -------
          Net cash provided by operating activities....................       6.8       224.4
                                                                         --------     -------
FINANCING ACTIVITIES:
  Payments of notes payable............................................    (398.2)         --
  Proceeds from notes payable..........................................        --        91.9
  Payments of long-term debt...........................................    (398.9)     (140.9)
  Proceeds from long-term debt.........................................      26.9          --
  Dividends paid to parent.............................................  (1,010.8)      (63.7)
  Changes in parent company advances...................................    (474.6)      119.4
  Capital contributions from parent....................................     797.4        37.7
  Subsidiary preferred stock redemptions...............................    (144.0)         --
  Other -- net.........................................................       8.0          --
                                                                         --------     -------
          Net cash provided (used) by financing activities.............  (1,594.2)       44.4
                                                                         --------     -------
INVESTING ACTIVITIES:
  Property, plant and equipment:
     Capital expenditures:
       Continuing operations...........................................    (266.6)     (134.1)
       Discontinued operations.........................................        --       (93.5)
     Proceeds from sales...............................................      15.2         3.2
  Acquisition of businesses, net of cash acquired......................    (321.5)      (47.1)
  Proceeds from sales of businesses....................................   2,572.8          --
  Income tax and other payments related to discontinued operations.....    (263.5)        (.1)
  Purchase of investments..............................................      (3.0)     (108.4)
  Proceeds from sales of investments...................................     125.1        80.6
  Changes in advances to parent company................................    (243.1)         --
  Other -- net.........................................................      (5.1)       21.1
                                                                         --------     -------
          Net cash provided (used) by investing activities.............   1,610.3      (278.3)
                                                                         --------     -------
          Increase (decrease) in cash and cash equivalents.............      22.9        (9.5)
Cash and cash equivalents at beginning of period.......................      17.9        13.5
                                                                         --------     -------
Cash and cash equivalents at end of period.............................  $   40.8     $   4.0
                                                                         ========     =======


                            See accompanying notes.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. GENERAL

     Williams Holdings of Delaware, Inc. (Williams Holdings) is a wholly-owned subsidiary of The Williams Companies, Inc. (Williams). The accompanying interim consolidated financial statements of Williams Holdings do not include all notes in annual financial statements and therefore should be read in conjunction with the annual financial statements and notes thereto for Williams Holdings presented herein. The accompanying unaudited financial statements have not been audited by independent auditors but include all adjustments both normal recurring and others which, in the opinion of Williams Holdings' management, are necessary to present fairly its financial position at September 30, 1995, and results of operations and cash flows for the nine months ended September 30, 1995 and 1994. The 1995 after-tax gain from the sale of the Company's network services operations and its related 1994 results are presented as discontinued operations (See Note 6). On January 18, 1995, Williams acquired 60 percent of Transco Energy Company's (Transco) outstanding common stock and on May 1, 1995, acquired the remaining 40 percent of Transco's outstanding common stock (See
Note 3).

NOTE 2. ORGANIZATION AND BASIS OF PRESENTATION

     On May 1, 1995, Transco dividended to Williams all of Transco's interests in two Transco subsidiaries, Transcontinental Gas Pipe Line Corporation and Texas Gas Transmission Corporation. Also effective May 1, 1995, Williams made a capital contribution of its interest in Transco and Transco's subsidiaries, except Transcontinental Gas Pipe Line and Texas Gas, to Williams Holdings.

     Revenues and operating profit amounts include the operating results of the Transco entities contributed to Williams Holdings since the January 18, 1995, acquisition (See Note 3). Transco's gas gathering operations (except those related operations of Transcontinental Gas Pipe Line and Texas Gas) are included as part of Williams Field Services Group, and Transco's gas marketing operations are included as a part of Williams Energy Services.


     In 1995 certain gas marketing operations of Williams Energy Services, along with gas marketing operations from Transco, were combined with the commodity price-risk management and trading activities of Williams Energy Services. Such combination in 1995 involves managing the price and other business risks and opportunities of such physical gas trading activities and any related financial instruments previously accounted for as hedges in common risk portfolios with Williams Energy Services' other financial instruments. These former marketing activities, consisting of buying and selling natural gas, through 1994 were reported on a "gross" basis in the consolidated statement of income as revenues and profit center costs. Concurrent with completing the combination of such activities with the commodity price-risk management operations in the third quarter of 1995, the related contract rights and obligations along with any related financial instruments previously accounted for as hedges, were recorded in the balance sheet on a current-market-value basis and the related income statement presentation was changed to a net basis. Such revenues reported on a gross basis through the first two quarters of 1995 were reclassified to a net basis concurrent with this change in the third quarter of 1995. Following is a summary of Williams Energy Services' revenues:



                                                                      NINE MONTHS ENDED
                                                                         SEPTEMBER 30
                                                                    ----------------------
                                                                     1995            1994
                                                                    -------         ------
                                                                     UNAUDITED (MILLIONS)
    Financial instrument and physical trading market gains
      (losses) -- net.............................................  $  46.0         $ 11.7
    Gross marketing revenues......................................    460.8*         193.3
    Gross marketing cost..........................................   (442.3)*           --
    Other.........................................................      1.1             --
                                                                    -------         ------
                                                                    $  65.6         $205.0
                                                                    =======         ======


---------------


* Through June 30, 1995.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                                  (UNAUDITED)

NOTE 3. TRANSCO ACQUISITION

     On January 18, 1995, Williams acquired 60 percent of Transco's outstanding common stock in a cash tender offer for $430.5 million. Williams acquired the remaining 40 percent of Transco's outstanding common stock on May 1, 1995, through a merger in which the remaining Transco common stock was exchanged for approximately 10.4 million shares of Williams common stock valued at $334 million. The acquisition is accounted for as a purchase. The results of operations of the Transco entities contributed to Williams Holdings beginning January 18, 1995, are included 100 percent in Williams Holdings' Consolidated Statement of Income for the nine months ended September 30, 1995, due to the losses from these entities. An allocation of the purchase price was assigned to the assets and liabilities of the Transco entities contributed to Williams Holdings based on their estimated fair values.


     Williams Holdings has sold a significant portion of Transco's coal operations and coalbed methane properties and intends to sell, within one year, other Transco assets including certain pipeline and gathering operations and other assets, all of which are recorded at estimated net realizable value in net assets held for sale. Estimated results of operations of these businesses during the holding period and the gain from ultimate disposition are reflected in the purchase price and are not material for the nine months ended September 30, 1995.


     Williams made capital contributions during 1995 of approximately $612 million to Transco primarily to retire and/or terminate certain Transco borrowings, $4.75 preferred stock and interest-rate swaps and to advance funds to Transcontinental Gas Pipe Line and Texas Gas to terminate sale of receivables facilities. Effective on the May 1, 1995 merger, Transco's $3.50 preferred stock was exchanged for Williams' $3.50 preferred stock, Williams assumed all Transco external debt, except Transcontinental Gas Pipe Line and Texas Gas debt, and assumed all amounts payable by Transco to Transcontinental Gas Pipe Line and Texas Gas. These transactions totaled approximately $1.1 billion and were capital contributions by Williams to Williams Holdings.

     The following unaudited pro forma information combines the results of operations of Williams Holdings and the Transco entities contributed to Williams Holdings as if the purchase occurred on January 1, 1994.


                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                               -----------------------
                                                                 1995            1994
                                                               --------         ------
                                                                      UNAUDITED
                                                                  (MILLIONS, EXCEPT
                                                               PER-SHARE AMOUNTS)
        Revenues.............................................  $  948.0         $969.9
        Income from continuing operations....................     203.2          102.0
        Income before extraordinary loss.....................   1,208.9          153.8
        Net income...........................................   1,208.9          147.7


     Pro forma financial information is not necessarily indicative of results of operations that would have occurred if the acquisition had occurred on January 1, 1994 or of future results of operations of the combined companies.

NOTE 4. INVESTMENTS

     In the second quarter of 1995, Williams Holdings sold its 15 percent interest in Texasgulf Inc. for approximately $124 million in cash, which resulted in a second quarter after-tax gain of approximately $16 million because of previously unrecognized tax benefits included in the provision for income taxes.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                                  (UNAUDITED)


     In April 1995, Williams Holdings exchanged 12.2 million shares of Williams common stock with a market value at exchange date of $385 million and a cost basis of $360 million for Williams convertible debentures and warrants having a total fair value of $385 million at the time of the exchange. The exchange resulted in the recognition of a pre-tax gain of $25.4 million. The convertible debentures, with a face value and fair value of $360 million, bear interest at 6 percent, mature in 2005 and are convertible into 9.3 million shares of Williams common stock at $38.58 per share. The warrants give Williams Holdings the right to purchase 7.5 million shares of Williams common stock at $46.67 per share and were recorded at appraised value of $25 million. The warrants are exercisable immediately and mature five years from date of issuance. In October 1995, Williams Holdings sold its remaining investment in Williams common stock for $46.2 million in cash resulting in a pre-tax gain of approximately $11 million which will be recognized in the fourth quarter.


     In the second quarter of 1994, 3,461,500 limited partner common units were sold in Northern Border Partners, L.P. Net proceeds from the sale were approximately $80 million and the sale resulted in a pre-tax gain of $22.7 million. As a result of the sale, Williams Holdings' original 12.25 percent interest in the Northern Border partnerships has been reduced to 3.2 percent.

NOTE 5. PROVISION FOR INCOME TAXES

     The provision (credit) for income taxes from continuing operations includes:


                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                         -----------------
                                                                         1995        1994
                                                                         -----       -----
                                                                         (MILLIONS)
    Current:
      Federal..........................................................  $ 6.1       $26.7
      State............................................................    9.6         8.2
                                                                         -----       -----
                                                                          15.7        34.9
                                                                         -----       -----
    Deferred:
      Federal..........................................................   34.7         8.2
      State............................................................    (.7)        (.2)
                                                                         -----       -----
                                                                          34.0         8.0
                                                                         -----       -----
    Total provision....................................................  $49.7       $42.9
                                                                         =====       =====


     The effective income tax rate in 1995 is significantly less than the federal statutory rate due primarily to the previously unrecognized tax benefits related to the sale of Texasgulf Inc. (See Note 4) and income tax credits from coal-seam gas production, partially offset by the effect of state income taxes.

     The effective income tax rate in 1994 is less than the federal statutory rate due primarily to income tax credits from coal-seam gas production and a favorable prior-year state income tax adjustment, partially offset by the effect of state income taxes related to 1994.

     Cash payments to Williams and certain taxing authorities for income taxes for the nine months ended September 30, 1995 and 1994 are $254 million and $81 million (before refunds of $5.7 million in 1994), respectively.

NOTE 6. DISCONTINUED OPERATIONS

     On January 5, 1995, the Company's network services operations were sold to LDDS Communications, Inc. (LDDS) for $2.5 billion in cash. The sale yielded a gain of $1 billion (net of income taxes of

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                                  (UNAUDITED)

approximately $724 million) which is reported as income from discontinued operations. Prior-period operating results for the network services operations are reported as discontinued operations. The assets and liabilities that were transferred to LDDS in the sale of the network services operations are included in net assets held for sale at December 31, 1994. Under the terms of the agreement, Williams Holdings retained Williams Telecommunications Systems, Inc., a national telecommunications equipment supplier and service company, and Vyvx, Inc., which operates a national video network specializing in broadcast television applications.

NOTE 7. EXTRAORDINARY LOSS

     The 1994 extraordinary loss results from early extinguishment of debt. A subsidiary of Williams Holdings paid approximately $137 million to redeem higher interest rate debt for a $6.1 million after-tax loss (net of $3.9 million benefit for income taxes).

NOTE 8. ACCRUED LIABILITIES


                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1995              1994
                                                             -------------     ------------
                                                                       (MILLIONS)
        Income taxes payable..............................      $ 554.0           $  2.8
        Employee costs....................................         46.2             26.2
        Taxes other than income taxes.....................         24.4             29.1
        Other.............................................        220.9             89.3
                                                                -------           ------
                                                                $ 845.5           $147.4
                                                                =======           ======


NOTE 9. LONG-TERM DEBT

     Long-term debt consists of the following amounts:

                                               WEIGHTED AVERAGE    SEPTEMBER 30,    DECEMBER 31,
                                                INTEREST RATE*         1995             1994
                                               ----------------    -------------    ------------
                                                                     (MILLIONS)
        Revolving credit
          loans -- Williams.................           --             $    --          $389.9
        Affiliates..........................           --                 1.0              --
                                                                      --------        -------
                                                                      $   1.0          $389.9
                                                                      =======         =======
        Williams Pipe Line
          Notes, 8.95% and 9.78%, payable
             through 2001...................          9.3             $ 110.0          $120.0
        Williams Energy Ventures
          Adjustable rate notes, payable
             1996 through 2002..............          8.3                18.9              --
        Other, payable through 1999.........          8.0                 7.9            10.1
                                                                      -------         -------
                                                                        136.8           130.1
        Current portion of long-term debt...                            (12.8)          (13.0)
                                                                      -------         -------
                                                                      $ 124.0          $117.1
                                                                      =======         =======

---------------

* At September 30, 1995.

     During first quarter 1995, Williams replaced its $600 million credit agreement, which was scheduled to terminate in December 1995, with a new $800 million agreement. Under the new credit agreement, Williams Holdings' and Williams Pipe Line's maximum borrowing availability, subject to borrowings by other affiliated companies, is $600 million and $100 million, respectively. Williams Holdings and Williams Pipe Line had no borrowings under this facility at September 30, 1995.

     The amount available under the facility at September 30, 1995 was $765 million. Interest rates vary with current market conditions.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                                  (UNAUDITED)

     Cash payments for interest (net of amounts capitalized) for the nine months ended September 30, 1995 and 1994 are $52 million and $27 million, respectively, including payments to Williams and affiliates of $25 million and $14 million, respectively.

NOTE 10. RELATED PARTY TRANSACTIONS

     Williams Holdings and its subsidiaries maintain credit agreements with Williams for both advances from and advances to Williams depending on the cash position of the subsidiary. Investing income includes $32.8 million for the nine months ended September 30, 1995, from advances with affiliates, while interest accrued includes $3.4 million and $4.7 million for the nine months ended September 30, 1995 and 1994, respectively.

     Williams Holdings' subsidiaries have transactions primarily with the following affiliates: Williams Natural Gas, Northwest Pipeline, Transcontinental Gas Pipe Line and Texas Gas. Revenues include transactions with affiliates of $65.1 million and $3.6 million for the nine months ended September 30, 1995 and 1994, respectively. Costs and operating expenses include transactions with affiliates of $133 million and $14.4 million for the nine months ended September 30, 1995 and 1994, respectively.

NOTE 11. CONTINGENT LIABILITIES AND COMMITMENTS

  Rate and regulatory matters

     Williams Pipe Line has various regulatory proceedings pending. As a result of rulings in certain of these proceedings, a portion of its revenues has been collected subject to refund. Such revenues were $159 million at September 30, 1995. In an order issued on May 31, 1995, the FERC found that 20 of 32 of Williams Pipe Line's markets are workably competitive. This order has been appealed to the U.S. Court of Appeals for the D.C. Circuit. As a result of this order and price rulings in other cases, Williams Pipe Line does not expect that the amount of any refunds ordered would be significant. Accordingly, no portion of these revenues has been reserved for refund.

  Environmental matters

     Certain Williams Holdings' subsidiaries have been named as potentially responsible parties (PRP) at various Superfund waste disposal sites. In addition, these subsidiaries have incurred or are alleged to have incurred various other hazardous materials removal or remediation obligations under environmental laws. Although no assurance can be given, Williams Holdings does not believe that these obligations or the PRP status of these subsidiaries will have a material adverse effect on its financial position, results of operations or net cash flows.

  Other legal matters

     On December 31, 1991, the Southern Ute Indian Tribe (the Tribe) filed a lawsuit against Williams Production Company, a wholly-owned subsidiary of Williams Holdings, and other gas producers in the San Juan Basin area, alleging that certain coal strata was reserved by the United States for the benefit of the Tribe and that the extraction of coal-seam gas from the coal strata was wrongful. The Tribe seeks compensation for the value of the coal-seam gas. The Tribe also seeks an order transferring to the Tribe ownership of all of the defendants' equipment and facilities utilized in the extraction of the coal-seam gas. On September 13, 1994, the court granted summary judgment in favor of the defendants. The Tribe sought a certification of an interlocutory appeal from the court which was denied. Nevertheless, the Tribe has lodged an interlocutory appeal with the U.S. Court of Appeals for the Tenth Circuit. Williams Production agreed to indemnify the Williams Coal Seam Gas Royalty Trust (Trust) against any losses that may arise in respect of certain

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                                  (UNAUDITED)

properties subject to the lawsuit. In addition, if the Tribe is successful in showing that Williams Production has no rights in the coal-seam gas, Williams Production has agreed to pay to the Trust for distribution to then-current unitholders, an amount representing a return of a portion of the original purchase price paid for the units. While Williams Holdings believes that such a payment is not probable based on the summary judgment granted in the defendants' favor, it has reserved a portion of the proceeds from the sale of the units in the Trust.


     In October 1990, Dakota Gasification Company (Dakota), the owner of the Great Plains Coal Gasification Plant (Plant), filed suit in the U.S. district court in North Dakota against Transcontinental Gas Pipe Line and three other pipeline companies alleging that the pipeline companies had not complied with their respective obligations under certain gas purchase and gas transportation contracts. On September 8, 1992, Dakota and the Department of Justice on behalf of the Department of Energy filed an amended complaint adding as defendants in the suit, Transco, Transco Coal Gas Company and all of the other partners in the partnership that originally constructed the Plant and each of the parent companies of these entities. Dakota and the Department of Justice sought declaratory and injunctive relief and the recovery of damages, alleging that the four pipeline defendants underpaid for gas, collectively, as of June 30, 1992, by more than $232 million plus interest and for additional damages for transportation services and costs and expenses including attorneys fees. On March 30, 1994, the parties executed definitive agreements which would settle the litigation subject to final non-appealable regulatory approvals. The settlement is also subject to a Federal Energy Regulatory Commission (FERC) ruling that Transcontinental Gas Pipe Line's existing authority to recover in rates certain costs related to the purchase and transportation of gas produced by Dakota will pertain to gas purchase and transportation costs Transcontinental Gas Pipe Line will pay Dakota under the terms of the settlement. On October 18, 1994, the FERC issued an order consolidating Transcontinental Gas Pipe Line's petition with petitions pending relative to two of the other three pipeline companies (the third pipeline having entered into a settlement) and setting the matter for hearing before an administrative law judge. On December 29, 1995, the ALJ issued an initial decision in which he concluded that the settlement was imprudent. If the decision is upheld on appeal, Transcontinental Gas Pipe Line and the other pipelines would be required to refund to their customers amounts collected in excess of the amounts deemed appropriate by the ALJ. The pipelines would be entitled to collect the amount of any such refunds from Dakota. The ALJ's decision will be appealed; however, in the event that the necessary regulatory approvals are not ultimately obtained and Dakota elects to continue the litigation, Transcontinental Gas Pipe Line, Transco and Transco Coal Gas Company intend to vigorously defend the suit.


     In connection with agreements to resolve take-or-pay and other contract claims and to amend gas purchase contracts, Transcontinental Gas Pipe Line and Texas Gas have each entered into certain settlements which may require the indemnification by Transcontinental Gas Pipe Line or Texas Gas of certain claims for additional royalties which the producers may be required to pay as a result of such settlements. In October 1992, the U.S. Court of Appeals for the Fifth Circuit and the Louisiana Supreme Court, with respect to the same issue under Louisiana law, determined that royalties are due on take-or-pay payments under the royalty clauses of the specific mineral leases reviewed by the courts. As a result of these and related developments, Transcontinental Gas Pipe Line and Texas Gas have been named as defendants in, respectively, six and two lawsuits in which damages aggregated in excess of $133 million. Transco Energy Company and Transco Gas Supply Company have also been named as defendants in certain of these lawsuits. On July 17, 1995, a judge in a Texas state court granted a motion by Transcontinental Gas Pipe Line for partial summary judgment, rejecting a major portion of the plaintiff's claims in one of these lawsuits. Producers may receive other demands which could result in additional claims against Transcontinental Gas Pipe Line and Texas Gas pursuant to the indemnification provisions in their respective settlements. Indemnification for royalties will depend on, among other things, the specific lease provisions between the producer and the lessor and the terms of the settlement between the producer and either Transcontinental Gas Pipe Line or Texas

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                                  (UNAUDITED)

Gas. Texas Gas may file to recover 75 percent of any such amounts it may be required to pay pursuant to indemnities for royalties under the provisions of Order 528.

     On November 14, 1994, Continental Energy Associates Limited Partnership (the Partnership) filed a voluntary petition under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court, Middle District of Pennsylvania. The Partnership owns a cogeneration facility in Hazleton, Pennsylvania (the Facility). Hazleton Fuel Management Company (HFMC), a subsidiary of Williams Holdings, formerly supplied natural gas and fuel oil to the Facility. As of September 30, 1995, it had current outstanding receivables from the Partnership of approximately $19 million, for which HFMC has established a reserve of $18 million. The construction of the Facility was funded by several banks that have a security interest in all of the Partnership's assets. HFMC has asserted to the Bankruptcy Court that payment of its receivables is superior to the lien of the banks and intends to vigorously pursue the collection of such amounts. HFMC has also filed suit against the lead bank with respect to this and other matters, including the alleged tortious interference with HFMC's contractual relations with the Partnership and other parties. On March 21, 1995, the Bankruptcy Court approved the rejection of the gas supply contract between the Partnership and HFMC. HFMC has in turn asserted force majeure under a contract with a producer under which HFMC purchased natural gas for the Facility.

     In addition to the foregoing, various other proceedings are pending against Williams Holdings or its subsidiaries incidental to their operations.

  Summary

     While no assurances may be given, Williams Holdings does not believe that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will have a materially adverse effect upon Williams Holdings' future financial position, results of operations or cash flow requirements.


NOTE 12. SUBSEQUENT EVENT



     Williams Field Services has been pursuing the development of a commercial coal gasification venture in South-central Wyoming. On December 21, 1995, the Company announced its plans to cancel this project. While the technology shows promise in other areas of the world, this project was abandoned because of less-than-desired performance in the associated coal reserves combined with a continuing surplus of conventional gas in the region making economics much less attractive than originally anticipated. The Company will record a pretax charge in its fourth quarter 1995 financial results which is not expected to exceed $42 million. Of this amount, $38 million represents the capitalized costs related to lease acquisitions and permits, site preparations, engineering and drilling costs for injection and production wells, water, oxygen and steam injection mixtures, surface well and testing equipment and other related project costs. The $42 million amount also includes what management believes to be a reasonable estimate of future costs of $4 million to reclaim the site, of which it is expected that 60 percent to 70 percent will be incurred during 1996 and the remainder over a five-year period. The Company will perform the reclamation of the site in coordination with various governmental agencies and expects to receive the necessary environmental releases and approvals upon completion of the reclamation.



     On December 28, 1995, a subsidiary of the Company purchased the BOK Tower, an approximate 1.1 million square foot commercial office building located in Tulsa, Oklahoma. The building serves as headquarters for Williams and its subsidiaries, including the Company. Williams and certain of its subsidiaries currently occupy approximately 58 percent of the building, all of which had previously been leased from the seller under varying terms and conditions. In connection with the approximate $60 million purchase, the Company assumed intercompany debt payable to its parent of an equal amount. The portion of the building leased to outside parties is not expected to materially affect the Company's future results of operations, financial position or cash flow requirements.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Williams Holdings of Delaware, Inc.

     We have audited the accompanying consolidated balance sheet of Williams Holdings of Delaware, Inc. as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Williams Holdings of Delaware, Inc. at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                            ERNST & YOUNG LLP

Tulsa, Oklahoma
July 14, 1995

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                    YEARS ENDED DECEMBER 31,
                                                               ----------------------------------
                                                                 1994         1993         1992
                                                               --------     --------     --------
                                                                           (MILLIONS)
Revenues (Note 13):
  Williams Field Services Group..............................  $  336.4     $  386.5     $  397.7
  Williams Energy Services...................................     263.7        360.8        496.2
  Williams Pipe Line.........................................     310.7        180.5        148.5
  Williams Telecommunications Systems........................     396.6        302.8        271.1
  Other......................................................      20.0         13.5          9.5
  Intercompany eliminations (Note 14)........................     (63.1)       (23.1)       (39.8)
                                                               --------     --------     --------
          Total revenues.....................................   1,264.3      1,221.0      1,283.2
                                                               --------     --------     --------
Profit-center costs and expenses (Note 13):
  Costs and operating expenses...............................     939.4        951.8      1,114.9
  Selling, general and administrative expenses...............     142.7        121.8        114.7
  Other income -- net........................................        --         (4.8)         (.6)
                                                               --------     --------     --------
          Total profit-center costs and expenses.............   1,082.1      1,068.8      1,229.0
                                                               --------     --------     --------
Operating profit (loss):
  Williams Field Services Group..............................     122.2        104.6         52.0
  Williams Energy Services...................................        .5          7.9         (2.6)
  Williams Pipe Line.........................................      52.0         47.2         33.0
  Williams Telecommunications Systems........................      18.9          9.5         (9.8)
  Other......................................................     (11.4)       (17.0)       (18.4)
                                                               --------     --------     --------
          Total operating profit.............................     182.2        152.2         54.2
Allocated parent company expenses (Note 13)..................     (20.0)       (17.7)       (17.3)
Interest accrued (Note 13)...................................     (25.8)       (14.8)       (20.3)
Interest capitalized.........................................       4.7          5.4          2.9
Investing income (Note 3)....................................      15.0         22.6         21.1
Gain on sales of assets (Note 4).............................      22.7         97.5         14.6
Other income (expense) -- net................................        .3          (.3)        (2.1)
                                                               --------     --------     --------
Income from continuing operations before income taxes........     179.1        244.9         53.1
Provision for income taxes (Note 5)..........................      53.6         92.6          6.2
                                                               --------     --------     --------
Income from continuing operations............................     125.5        152.3         46.9
Income from discontinued operations (Note 2).................      94.0         46.4         25.2
                                                               --------     --------     --------
Income before extraordinary credit (loss)....................     219.5        198.7         72.1
Extraordinary credit (loss) (Note 6).........................      (6.1)          --         11.1
                                                               --------     --------     --------
Net income...................................................  $  213.4     $  198.7     $   83.2
                                                               ========     ========     ========

                            See accompanying notes.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                              DECEMBER 31,
                                                                          ---------------------
                                                                            1994         1993
                                                                          --------     --------
                                                                               (MILLIONS)
Current assets:
  Cash and cash equivalents.............................................  $   17.9     $   13.5
  Receivables:
     Trade less allowance of $7.2 million ($9.4 million in 1993)........     305.6        273.2
     Affiliates (Note 13)...............................................       2.4          1.1
  Inventories (Note 8)..................................................      84.6         73.7
  Net assets of discontinued operations (Note 2)........................     743.6           --
  Deferred income taxes -- affiliates (Note 5)..........................      33.3         21.7
  Other.................................................................      43.7         22.2
                                                                          --------     --------
          Total current assets..........................................   1,231.1        405.4
Due from affiliates (Note 13)...........................................        --         56.4
Investments (Note 3)....................................................     536.0        257.8
Property, plant and equipment -- net (Note 9)...........................   1,585.1      2,151.1
Other assets and deferred charges.......................................      87.9        118.7
                                                                          --------     --------
          Total assets..................................................  $3,440.1     $2,989.4
                                                                          ========     ========
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Notes payable (Note 11)...............................................  $  398.2     $     --
  Accounts payable:
     Trade (Note 10)....................................................     145.7        214.6
     Affiliates (Note 13)...............................................       3.5          1.8
  Accrued liabilities (Note 10).........................................     147.4        193.7
  Long-term debt due within one year (Note 11)..........................      13.0         34.0
                                                                          --------     --------
          Total current liabilities.....................................     707.8        444.1
Long-term debt (Note 11):
  Affiliates............................................................     389.9           --
  Other.................................................................     117.1        229.4
Deferred income taxes -- affiliates (Note 5)............................     356.2        356.7
Deferred income and other liabilities...................................     129.2        141.2
Contingent liabilities and commitments (Note 15)
Stockholder's equity:
  Common stock, $1 par value, 1,000 shares authorized and outstanding...        --           --
  Capital in excess of par value........................................   1,531.4      1,450.8
  Retained earnings (Note 11)...........................................     244.3        367.2
  Net unrealized loss on noncurrent marketable equity securities (Note
     3).................................................................     (35.8)          --
                                                                          --------     --------
          Total stockholder's equity....................................   1,739.9      1,818.0
                                                                          --------     --------
          Total liabilities and stockholder's equity....................  $3,440.1     $2,989.4
                                                                          ========     ========

                            See accompanying notes.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                                            CAPITAL IN                  NET
                                                  COMMON    EXCESS OF    RETAINED    UNREALIZED
                                                  STOCK     PAR VALUE    EARNINGS       LOSS       TOTAL
                                                 --------   ----------   ---------   ----------   --------
                                                                        (MILLIONS)
Balance, December 31, 1991.....................  $     --    $1,105.8     $  156.3     $   --     $1,262.1
Net income -- 1992.............................        --          --         83.2         --         83.2
Capital contributions --
  Cash.........................................        --        50.0           --         --         50.0
  Transfer of subsidiary from parent...........        --       219.3           --         --        219.3
                                                 --------    --------     --------    -------     --------
Balance, December 31, 1992.....................        --     1,375.1        239.5         --      1,614.6
Net income -- 1993.............................        --          --        198.7         --        198.7
Cash dividends.................................        --          --        (71.0)        --        (71.0)
Capital contributions --
  Cash.........................................        --        75.3           --         --         75.3
  Other........................................        --          .4           --         --           .4
                                                 --------    --------     --------    -------     --------
Balance, December 31, 1993.....................        --     1,450.8        367.2         --      1,818.0
Net income -- 1994.............................        --          --        213.4         --        213.4
Dividends --
  Cash.........................................        --          --       (335.8)        --       (335.8)
  Other........................................        --          --          (.5)        --          (.5)
Contributions --
  Cash.........................................        --        73.4           --         --         73.4
  Other........................................        --         7.2           --         --          7.2
Net unrealized loss on noncurrent marketable
  equity securities............................        --          --           --      (35.8)       (35.8)
                                                 --------    --------     --------    -------     --------
Balance, December 31, 1994.....................  $     --    $1,531.4     $  244.3     $(35.8)    $1,739.9
                                                 ========    ========     ========    =======     ========

                            See accompanying notes.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1994        1993        1992
                                                                -------     -------     -------
                                                                          (MILLIONS)
OPERATING ACTIVITIES:
  Net income..................................................  $ 213.4     $ 198.7     $  83.2
  Adjustments to reconcile to cash provided from operations:
     Discontinued operations..................................    (94.0)      (46.4)      (25.2)
     Extraordinary (credit) loss..............................      6.1          --       (11.1)
     Depreciation and depletion...............................     80.0        70.0        51.0
     Provision (credit) for deferred income taxes.............     15.4          .6       (15.9)
     (Gain) loss on sales of property, plant and equipment....       .6      (100.9)      (15.1)
     Gain on sale of investment...............................    (22.7)         --          --
     Changes in receivables sold..............................       --       (74.7)       29.6
     Changes in receivables...................................    (72.3)        4.6       (66.8)
     Changes in inventories...................................     (3.3)       (5.2)       (6.8)
     Changes in other current assets..........................    (31.5)      (14.0)       (5.0)
     Changes in accounts payable..............................     22.1       (39.5)       49.0
     Changes in accrued liabilities...........................      (.3)      (11.3)       11.8
     Other, including changes in non-current assets and
       liabilities............................................     11.5        (2.7)       (8.4)
                                                                -------     -------     -------
       Net cash provided (used) by continuing operations......    125.0       (20.8)       70.3
       Net cash provided by discontinued operations...........    169.4       162.6       112.7
                                                                -------     -------     -------
       Net cash provided by operating activities..............    294.4       141.8       183.0
                                                                -------     -------     -------
FINANCING ACTIVITIES:
  Proceeds from notes payable.................................    398.2          --          --
  Proceeds from long-term debt................................       --          --         2.0
  Payments of long-term debt:
     Continuing operations....................................    (13.7)      (11.7)      (44.6)
     Discontinued operations..................................   (128.0)      (22.6)      (45.1)
  Capital contributions from parent...........................     73.4        75.3        50.0
  Changes in parent company advances..........................    433.6      (132.1)       23.6
  Dividends paid to parent....................................   (335.8)      (71.0)         --
  Other -- net................................................       --          --         3.6
                                                                -------     -------     -------
       Net cash provided (used) by financing activities.......    427.7      (162.1)      (10.5)
                                                                -------     -------     -------
INVESTING ACTIVITIES:
  Property, plant and equipment:
     Capital expenditures:
       Continuing operations..................................   (223.5)     (190.3)     (123.4)
       Discontinued operations................................   (142.8)     (100.8)      (59.6)
     Proceeds from sales......................................      3.3       293.6        22.4
     Changes in accounts payable and accrued liabilities......     18.0        17.2         2.5
  Purchase of investments.....................................   (398.1)         --        (8.8)
  Acquisition of businesses...................................    (56.5)         --          --
  Proceeds from sale of investments...........................     80.6         8.8          --
  Other -- net................................................      1.3        (3.5)        (.2)
                                                                -------     -------     -------
       Net cash provided (used) by investing activities.......   (717.7)       25.0      (167.1)
                                                                -------     -------     -------
       Increase in cash and cash equivalents..................      4.4         4.7         5.4
Cash and cash equivalents at beginning of year................     13.5         8.8         3.4
                                                                -------     -------     -------
Cash and cash equivalents at end of year......................  $  17.9     $  13.5     $   8.8
                                                                =======     =======     =======

                            See accompanying notes.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and basis of presentation

     Williams Holdings of Delaware, Inc. (Williams Holdings) is a wholly-owned subsidiary of The Williams Companies, Inc. (Williams). Williams has made capital contributions based on historical carrying amounts to Williams Holdings of its ownership interests in all subsidiaries, excluding its interstate natural gas pipelines and related subsidiaries, effective April 1, 1995. The consolidated financial statements of Williams Holdings include the subsidiaries contributed by Williams for all periods presented.

  Principles of consolidation

     The consolidated financial statements include the accounts of Williams Holdings and majority-owned subsidiaries. Companies in which Williams Holdings and its subsidiaries own 20 percent to 50 percent of the voting common stock, or otherwise exercise sufficient influence over operating and financial policies of the company, are accounted for under the equity method.

  Cash and cash equivalents

     Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.

  Inventory valuation

     Inventories are stated at cost, which is not in excess of market, except for those held by Williams Energy Services (see Commodity price-risk management activities accounting policy). Williams Pipe Line's inventories of petroleum products are principally determined using average cost. The cost of materials and supplies inventories is determined principally using the first-in, first-out method by Williams Telecommunications Systems and the average-cost method by other subsidiaries.

  Investments

     Williams Holdings' investment in common stock of Williams is classified as "available for sale" and is recorded at current market value with unrealized gains and losses reported net of income taxes as a component of stockholder's equity. Average cost is used to determine realized gains and losses. Williams Holdings' investment in Texasgulf Inc. is at cost.

  Property, plant and equipment

     Property, plant and equipment is recorded at cost. Depreciation is provided primarily on the straight-line method over estimated useful lives. Gains or losses from the ordinary sale or retirement of property, plant and equipment for Williams Pipe Line are credited or charged to accumulated depreciation; other gains or losses are recorded in net income.

  Revenue recognition

     Revenues generally are recorded when services have been performed or products have been delivered. Williams Pipe Line bills customers when products are shipped and defers the estimated revenues for shipments in transit.

  Commodity price-risk management activities

     Williams Energy Services enters into energy-related financial instruments (primarily futures contracts, options contracts and swap agreements) to hedge against market price fluctuations of certain refined products

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

inventories and natural gas sales and purchase commitments. Gains and losses on these hedge contracts are recognized in income when the related hedged item is recognized.

     Williams Energy Services also uses energy-related financial instruments (forward contracts, futures contracts, options contracts and swap agreements) and physical inventory to provide price-risk management services to its customers. These investments are valued at market and are primarily recorded in other current assets and other accrued liabilities in the Consolidated Balance Sheet. The resulting change in unrealized market gains and losses is recognized in income currently and is recorded as revenues in the Consolidated Statement of Income. Such market values reflect management's best estimate of market prices considering various factors including closing exchange and over-the-counter quotations, the terms of the contract, credit considerations, time value and volatility factors underlying the positions.

  Capitalization of interest

     Williams Holdings capitalizes interest on major projects during construction. Interest is capitalized on borrowed funds at rates that approximate the average interest rate on related debt.

  Income taxes

     Williams Holdings and subsidiaries are included in Williams' consolidated federal income tax return. The provision for income taxes is computed on a separate company basis for Williams Holdings. Payments are made under the same timing and minimum amount requirements as if the payments were being made directly to the taxing authorities. Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of Williams Holdings' assets and liabilities.

  Related party transactions

     Williams charges its subsidiaries, including Williams Holdings' subsidiaries, for certain corporate general and administrative expenses which are directly traceable or allocable to the subsidiaries and other general corporate expenses utilizing a combination of revenues, property at cost and payroll for the allocation base. The Company, as a separate corporate entity, does not receive such an allocation because it has no revenues, property or employees. Management believes that the method used for these allocations is reasonable.

NOTE 2 -- DISCONTINUED OPERATIONS

     In August 1994, a definitive agreement was signed to sell the Company's network services operations to LDDS Communications, Inc. (LDDS) for $2.5 billion in cash. The sale closed January 5, 1995, yielding an after-tax gain of approximately $1 billion, which was recorded in the first quarter of 1995. Under the terms of the agreement, Williams Holdings retained Williams Telecommunications Systems, Inc., a national telecommunications equipment supplier and service company, and Vyvx, Inc., which operates a national video network specializing in broadcast television applications. The Consolidated Financial Statements have been prepared to present operating results of network services as discontinued operations, with prior-period operating results restated.

     Summarized operating results of discontinued operations are as follows:

                                                            1994       1993       1992
                                                           ------     ------     ------
                                                                    (MILLIONS)
        Revenues.........................................  $921.8     $663.8     $494.2
        Operating profit.................................   163.1       97.0       58.6
        Provision for income taxes.......................    60.9       32.2       16.2
        Income from discontinued operations..............    94.0       46.4       25.2

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

     The assets and liabilities that were transferred to LDDS in the sale of the network services operations are presented in the Consolidated Balance Sheet on a net basis at December 31, 1994. Net assets consist of current assets ($86.5 million), net property, plant and equipment ($797.8 million), other assets and deferred charges ($144.3 million), less current liabilities ($218.3 million) and deferred income and other liabilities ($66.7 million).

NOTE 3 -- INVESTING ACTIVITIES

                                                                      1994       1993
                                                                     ------     ------
                                                                         (MILLIONS)
        Investments:
          Williams common stock....................................  $336.3     $   --
          Texasgulf Inc. (15%).....................................   150.0      150.0
          Northern Border Pipeline partnerships (3.2% in 1994 and
             12.25% in 1993)* (Note 4).............................    20.0       78.6
          Other*...................................................    29.7       29.2
                                                                     ------     ------
                                                                     $536.0     $257.8
                                                                     ======     ======

---------------

* Accounted for on the equity method.

     During April 1995, the 15 percent interest in Texasgulf Inc. was sold for approximately $124 million in cash, which resulted in a second quarter after-tax gain of approximately $16 million because of previously unrecognized tax benefits included in the provision for income taxes.

     At December 31, 1994, the investment in common stock of Williams had a cost basis of $395 million, a gross unrealized loss of $59 million and a net unrealized loss of $36 million. Subsequent to December 31, 1994, the value of the investment changed such that the unrealized loss was eliminated.

     At December 31, 1994, other investments carried at $30 million have a market value of $73 million.

        Investing income from continuing operations:

                                                              1994      1993      1992
                                                              -----     -----     -----
                                                                     (MILLIONS)
          Interest..........................................  $ 1.0     $ 1.1     $  .9
          Dividends.........................................    6.6       5.6       5.3
          Equity earnings...................................    7.4      15.9      14.9
                                                              -----     -----     -----
                                                              $15.0     $22.6     $21.1
                                                              =====     =====     =====

     Dividends and distributions received from companies carried on an equity basis were $11 million in 1994; $14 million in 1993; and $10 million in 1992.

NOTE 4 -- SALES OF ASSETS

     In 1994, 3,461,500 limited partner common units were sold in Northern Border Partners, L.P. Net proceeds from the sale were approximately $80 million and the sale resulted in a pre-tax gain of $22.7 million. As a result of the sale, Williams Holdings' original 12.25 percent interest in Northern Border partnerships has been reduced to 3.2 percent.

     In a 1993 public offering, 6.1 million units were sold in the Williams Coal Seam Gas Royalty Trust (Trust), which resulted in net proceeds of $113 million and a pre-tax gain of $51.6 million. The Trust owns defined net profits interests in the developed coal-seam properties in the San Juan Basin of New Mexico and Colorado, which were conveyed to the Trust by Williams Production Company. Ownership of an additional 3.6 million units remains with Williams Holdings.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

     In March 1993, the intrastate natural gas pipeline system and other related assets in Louisiana were sold for $170 million in cash, resulting in a pre-tax gain of $45.9 million.

     The 1992 gain of $14.6 million resulted from the sale of a tract of land in Florida that had been retained from the assets of Agrico Chemical Company, which was sold several years ago.

NOTE 5 -- PROVISION FOR INCOME TAXES

     The provision (credit) for income taxes from continuing operations includes:

                                                             1994      1993       1992
                                                             -----     -----     ------
                                                                    (MILLIONS)
        Current:
          Federal..........................................  $28.9     $70.5     $ 17.7
          State............................................    9.3      21.5        4.4
                                                             -----     -----     ------
                                                              38.2      92.0       22.1
                                                             -----     -----     ------
        Deferred:
          Federal..........................................   14.0       7.4      (14.7)
          State............................................    1.4      (6.8)      (1.2)
                                                             -----     -----     ------
                                                              15.4        .6      (15.9)
                                                             -----     -----     ------
        Total provision....................................  $53.6     $92.6     $  6.2
                                                             =====     =====     ======

     The 1993 provision for income taxes includes the effect of a 1 percent increase in the federal income tax rate, which was made retroactive to January 1, 1993. The effect of adopting Statement of Financial Accounting Standards
(FAS) No. 109, "Accounting for Income Taxes," was not material. Williams Holdings previously accounted for deferred income taxes under FAS No. 96.

     Reconciliations from the provision for income taxes attributable to continuing operations at the statutory rate to the provision for income taxes are as follows:

                                                             1994       1993      1992
                                                            ------     ------     -----
                                                                     (MILLIONS)
        Provision at statutory rate.......................  $ 62.7     $ 85.7     $18.1
        Increases (reductions) in taxes resulting from:
          Increase in statutory tax rate on beginning of
             year deferred tax balances...................      --        9.0        --
          Dividends received deduction....................    (1.1)      (1.4)     (4.3)
          State income taxes..............................     6.9        9.6       2.1
          Income tax credits..............................   (14.3)     (10.0)     (9.5)
          Other -- net....................................     (.6)       (.3)      (.2)
                                                            ------     ------     -----
        Provision for income taxes........................  $ 53.6     $ 92.6     $ 6.2
                                                            ======     ======     =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax purposes.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

     Significant components of deferred tax liabilities and assets as of December 31 are as follows:

                                                                      1994       1993
                                                                     ------     ------
                                                                        (MILLIONS)
        Deferred tax liabilities:
          Property, plant and equipment............................  $427.0     $405.3
          Investments..............................................    34.0       80.5
          Other....................................................    22.6       13.6
                                                                     ------     ------
               Total deferred tax liabilities......................   483.6      499.4
                                                                     ------     ------
        Deferred tax assets:
          Deferred revenues........................................    38.9       46.9
          Investments..............................................    76.8       80.2
          Regulatory liabilities...................................     8.4        9.4
          Accrued liabilities......................................    30.1       26.1
          State deferred taxes.....................................    10.8       10.5
          Minimum tax credits......................................      --        4.8
          Other....................................................    27.7       20.2
                                                                     ------     ------
               Total deferred tax assets...........................   192.7      198.1
               Valuation allowance for deferred tax assets.........    32.0       33.7
                                                                     ------     ------
               Net deferred tax assets.............................   160.7      164.4
                                                                     ------     ------
        Net deferred tax liabilities...............................  $322.9     $335.0
                                                                     ======     ======

     The valuation allowance for deferred tax assets decreased $1.7 million and $.7 million during 1994 and 1993, respectively.

     Cash payments to Williams and certain state taxing authorities for income taxes are as follows: 1994 -- $108 million; 1993 -- $117 million; and 1992 -- $38 million.

NOTE 6 -- EXTRAORDINARY CREDIT (LOSS)

     The extraordinary items in 1994 and 1992 result from early extinguishment of debt. During 1994, a subsidiary of Williams Holdings paid approximately $137 million to redeem higher interest rate debt for a $6.1 million net loss (net of a $3.9 million benefit for income taxes). In 1992, a subsidiary of Williams Holdings paid approximately $34 million to redeem debt resulting in an $11.1 million gain.

NOTE 7 -- EMPLOYEE BENEFIT PLANS

  Pensions

     Williams Holdings is included in Williams' non-contributory defined-benefit pension plans covering the majority of employees. Williams Pipe Line has a separate plan for its union employees. Benefits are based on years of service and average final compensation. Pension costs are funded to satisfy minimum requirements prescribed by the Employee Retirement Income Security Act of 1974.

     Net pension expense related to Williams Holdings participation in the Williams' plan was as follows:

                                                                 1994     1993     1992
                                                                 ----     ----     ----
                                                                       (MILLIONS)
        Continuing operations..................................  $1.3     $ .5     $ .9
        Discontinued operations................................   4.6      2.7      2.3
                                                                 ----     ----     ----
                                                                 $5.9     $3.2     $3.2
                                                                 ====     ====     ====

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

     Net pension expense for the Williams Pipe Line plan consists of the following:

                                                              1994      1993      1992
                                                              -----     -----     -----
                                                                     (MILLIONS)
        Service cost for benefits earned during the year....  $  .5     $  .4     $  .4
        Interest cost on projected benefit obligation.......    1.1       1.1       1.0
        Actual return on plan assets........................     .7      (1.6)     (1.1)
        Amortization and deferrals..........................   (2.2)       .1       (.3)
                                                              -----     -----     -----
        Net pension expense.................................  $  .1     $  --     $  --
                                                              =====     =====     =====

     The following table presents the funded status of the Williams Pipe Line plan:

                                                                       1994      1993
                                                                       -----     -----
                                                                         (MILLIONS)
        Actuarial present value of benefit obligations:
          Vested benefits............................................  $11.2     $12.1
          Non-vested benefits........................................     .3        .3
                                                                       -----     -----
          Accumulated benefit obligation.............................   11.5      12.4
          Effect of projected salary increases.......................    2.5       3.5
                                                                       -----     -----
          Projected benefit obligation...............................   14.0      15.9
        Assets at market value.......................................   14.6      16.0
                                                                       -----     -----
        Assets in excess of projected benefit obligation.............     .6        .1
        Unrecognized net loss........................................    2.4       2.4
        Unrecognized prior-service cost..............................     .8        .9
        Unrecognized transition asset................................    (.9)     (1.1)
                                                                       -----     -----
        Pension asset................................................  $ 2.9     $ 2.3
                                                                       =====     =====

     For the Williams Pipe Line plan, the discount rate used to measure the present value of benefit obligations is 8 1/2 percent (7 1/4 percent in 1993); the assumed rate of increase in future compensation levels is 5 percent; and the expected long-term rate of return on assets is 10 percent. Plan assets consist primarily of commingled funds and assets held in a master trust. The master trust is comprised primarily of domestic and foreign common and preferred stocks, corporate bonds, United States government securities and commercial paper.

     Williams Holdings has retained all liabilities and obligations of the Company's network services operations' plan participants up to the date of sale (see Note 2).

  Postretirement benefits other than pensions

     Williams Holdings is included in Williams' health care plan that provides defined postretirement medical benefits to retired employees who were employed full time, hired prior to January 1, 1992, have worked five years, attained age 55 while in service with Williams and are a participant in the Williams' pension plans.

     Net postretirement benefit expense related to Williams Holdings participation in the Williams' plan was as follows:

                                                                 1994     1993     1992
                                                                 ----     ----     ----
                                                                       (MILLIONS)
        Continuing operations..................................  $5.5     $5.6     $3.6
        Discontinued operations................................   1.6      1.5      1.0
                                                                 ----     ----     ----
                                                                 $7.1     $7.1     $4.6
                                                                 ====     ====     ====

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

     Effective January 1, 1993, Williams Holdings prospectively adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Application of the standard reduced 1993 net income by approximately $2 million.

  Other

     Williams Holdings is included in Williams' defined-contribution plans covering substantially all employees. Williams Holdings contributions are invested primarily in Williams common stock and are based on employees' compensation and, in part, match employee contributions. Williams Holdings' contributions to these plans were $10 million in 1994, $8 million in 1993 and $7 million in 1992. Contributions to these plans made by discontinued operations were $3 million in 1994 and 1993, and $2 million in 1992.

     Effective January 1, 1994, Williams Holdings adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," which requires the accrual of benefits provided to former or inactive employees after employment but before retirement. Adoption of the standard reduced 1994 net income by approximately $2 million and is not reported as a change in accounting principle due to immateriality.

     During November 1994, Williams Holdings entered into a deferred share agreement (the Agreement) in connection with the sale of the Company's network services operations. Under the terms of the Agreement, Williams Holdings will distribute up to approximately 2.6 million shares of Williams common stock to key employees over various periods through 1998. During 1994, the initial stock distribution of 273,095 shares was made.

NOTE 8 -- INVENTORIES

                                                                       1994      1993
                                                                       -----     -----
                                                                         (MILLIONS)
        Natural gas in underground storage...........................  $ 1.5     $  --
        Petroleum products:
          Williams Pipe Line.........................................   15.5      13.0
          Williams Energy Services...................................   22.2      19.3
          Other......................................................    3.6       5.7
        Materials and supplies:
          Williams Telecommunications Systems........................   28.6      22.6
          Other......................................................   13.2      13.1
                                                                       -----     -----
                                                                       $84.6     $73.7
                                                                       =====     =====

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

NOTE 9 -- PROPERTY, PLANT AND EQUIPMENT

                                                                    1994         1993
                                                                  --------     --------
                                                                        (MILLIONS)
        Cost:
          Williams Field Services Group.........................  $1,173.3     $1,020.2
          Williams Pipe Line....................................     809.6        754.8
          Williams Energy Services..............................       4.1          3.7
          Williams Telecommunications Systems...................      32.1         25.3
          Discontinued operations (Note 2)......................        --      1,052.8
          Other.................................................      94.4         52.9
                                                                  --------     --------
                                                                   2,113.5      2,909.7
        Accumulated depreciation................................    (528.4)      (758.6)
                                                                  --------     --------
                                                                  $1,585.1     $2,151.1
                                                                  ========     ========

     Commitments for construction and acquisition of property, plant and equipment are approximately $49 million at December 31, 1994.

NOTE 10 -- ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Under Williams' cash-management system, certain subsidiaries' cash accounts reflect credit balances to the extent checks written have not been presented for payment. The amounts of these credit balances included in accounts payable are $31 million at December 31, 1994, and $44 million at December 31, 1993.

                                                                      1994       1993
                                                                     ------     ------
                                                                        (MILLIONS)
        Accrued liabilities:
          Employee costs...........................................  $ 26.2     $ 25.2
          Deferred revenue.........................................    24.5       54.8
          Income taxes payable.....................................     2.8        6.5
          Taxes other than income taxes............................    29.1       28.8
          Other....................................................    64.8       78.4
                                                                     ------     ------
                                                                     $147.4     $193.7
                                                                     ======     ======

NOTE 11 -- LONG-TERM DEBT, LEASES AND BANKING ARRANGEMENTS

  Notes payable

     During 1994, Williams Holdings entered into a $400 million short-term credit agreement to finance the purchase of Williams common stock. Notes payable totaling $398 million were outstanding under this agreement at December 31, 1994. These notes were repaid in January 1995.

     The weighted average interest rate on the $398 million outstanding short-term borrowings at December 31, 1994, was 6.79 percent. There were no short-term borrowings outstanding at December 31, 1993.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

  Long-term debt

                                                              WEIGHTED
                                                              AVERAGE
                                                              INTEREST
                                                               RATE*        1994       1993
                                                              --------     ------     ------
                                                                               (MILLIONS)
    Company
      Revolving credit loans -- Williams (Note 13)..........               $389.9     $   --
                                                                           ======     ======
    Williams Pipe Line
      Notes, 8.95% and 9.78%, payable through 2001..........     9.3       $120.0     $130.0
    Williams Field Services Group
      Other, payable through 1999...........................     8.0          5.7         --
    Williams Telecommunications Systems
      Other.................................................     7.9          4.4        5.9
    Discontinued operations (Note 2)
      Notes at 9.61% and 9.81%..............................      --           --      127.5
                                                                           ------     ------
                                                                            130.1      263.4
    Current portion of long-term debt.......................                (13.0)     (34.0)
                                                                           ------     ------
                                                                           $117.1     $229.4
                                                                           ======     ======

---------------

* At December 31, 1994.

     Williams Holdings (effective June 15, 1995) and Williams Pipe Line participate in Williams' $800 million credit agreement. Williams Holdings and Williams Pipe Line's maximum borrowing availability, subject to borrowings by other affiliated companies, is $600 million and $100 million, respectively. Williams Pipe Line had no borrowings under this facility at December 31, 1994. Interest rates vary with current market conditions. The amount available under the facility at December 31, 1994 was $495 million. The agreement terminates in 2000.

     Terms of borrowings require maintenance of certain financial ratios, limit the sale or encumbrance of assets and limit the amount of additional borrowings. Terms of certain subsidiaries' borrowing arrangements limit the transfer of funds to Williams Holdings. At December 31, 1994, approximately $200 million of net assets of consolidated subsidiaries was restricted. Undistributed earnings of companies and partnerships accounted for under the equity method of $14 million are included in Williams Holdings' consolidated retained earnings at December 31, 1994.

     Aggregate minimum maturities and sinking-fund requirements, excluding lease payments, for each of the next five years are as follows:

                                                                    (MILLIONS)
                                                                    ----------
                1995..............................................     $ 12
                1996..............................................       12
                1997..............................................       12
                1998..............................................       12
                1999..............................................       10

     The aggregate minimum maturities and sinking-fund requirements exclude the revolving credit loans due Williams as the date of repayment is uncertain (see
Note 13).

     Cash payments for interest (net of amounts capitalized) related to continuing operations are as follows: 1994 -- $28 million; 1993 -- $19 million; and 1992 -- $21 million, including payments to Williams of $17 million, $11 million and $7 million, respectively. Cash payments for interest (net of amounts capitalized)

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

related to discontinued operations are as follows: 1994 -- $9 million;
1993 -- $16 million; and 1992 -- $18 million, including payments to Williams of $3 million in 1994.

  Leases

     Future minimum annual rentals under non-cancelable operating leases are as follows:

                                                           OFFICE SPACE-
                                                            AFFILIATES       OTHER     TOTAL
                                                           -------------     -----     -----
                                                                           (MILLIONS)
        1995.............................................       $ 4           $13       $17
        1996.............................................         4             9        13
        1997.............................................         4             7        11
        1998.............................................         3             4         7
        1999.............................................         3             2         5
        Thereafter.......................................        36             3        39
                                                                ---           ---       ---
        Total minimum annual rentals.....................       $54           $38       $92
                                                                ===           ===       ===

     Total rent expense from continuing operations was $16 million in 1994, $10 million in 1993, and $11 million in 1992, including $4 million, $2 million and $2 million in 1994, 1993 and 1992, respectively, paid to Williams and affiliates. Total rent expense from discontinued operations was $72 million in 1994, $61 million in 1993 and $50 million in 1992, including $2 million in 1994, 1993 and 1992 paid to Williams.

NOTE 12 -- FINANCIAL INSTRUMENTS

  Fair-value methods

     The following methods and assumptions were used by Williams Holdings in estimating its fair-value disclosures for financial instruments:

          Cash and cash equivalents and notes payable: The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity of these instruments.

          Notes receivable: For those notes with interest rates approximating market or maturities of less than three years, fair value is estimated to approximate historically recorded amounts. For those notes with maturities beyond three years and fixed interest rates, fair value is calculated using discounted cash flow analysis based on current market rates.

          Investment in Williams common stock: The fair value of Williams Holdings' investment is based on quoted market prices.

          Revolving credit loans -- Williams: The loans bear interest rates approximating market, therefore, fair value is estimated to approximate historically recorded amounts.

          Long-term debt: The fair value of Williams Holdings' long-term debt, all private, is valued based on the prices of similar securities with similar terms and credit ratings. Williams Holdings used the expertise of an outside investment banking firm to estimate the fair value of long-term debt.

          Energy-related futures, swaps and options: Fair value reflects management's best estimate of market prices considering various factors including closing exchange and over-the-counter quotations, the terms of the contract, credit considerations, time value and volatility factors underlying the positions.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

  Carrying amounts and fair values of Williams Holdings' financial instruments

                                                          1994                     1993
                                                  --------------------     --------------------
                                                  CARRYING      FAIR       CARRYING      FAIR
    ASSET (LIABILITY)                              AMOUNT       VALUE       AMOUNT       VALUE
                                                  --------     -------     --------     -------
                                                                   (MILLIONS)
    Cash and cash equivalents...................  $   17.9     $  17.9     $   13.5     $  13.5
    Notes receivable............................       6.2         6.0          9.5         9.8
    Investment in Williams common stock.........     336.3       336.3           --          --
    Notes payable...............................    (398.2)     (398.2)          --          --
    Revolving credit loans -- Williams..........    (389.9)     (389.9)        56.4        56.4
    Long-term debt, including current portion...    (127.9)     (132.1)      (260.1)     (279.6)
    Energy-related trading:
      Futures...................................      (2.0)       (2.0)         2.0         2.0
      Swaps and options:
         Assets.................................      22.7        22.7          7.0         7.0
         Liabilities............................     (13.8)      (13.8)        (6.3)       (6.3)
    Energy-related hedging:
      Futures...................................      (3.3)       (3.3)         (.9)        (.9)
      Swaps and options:
         Assets.................................        .3          .3           --          --
         Liabilities............................      (5.2)       (5.2)          --          --

     The above asset and liability amounts for energy-related hedging represent unrealized gains or losses and do not include the related deferred amounts.

     The 1994 average fair value of the energy-related trading futures contracts is a liability of $1.5 million. The 1994 average fair value of the trading swaps and options assets and liabilities are $9.2 million and $7 million, respectively.

  Off-balance-sheet credit and market risk

     Williams Holdings is a participant in the following transactions and arrangements that involve financial instruments that have off-balance-sheet risk of accounting loss. It is not practicable to estimate the fair value of these off-balance-sheet financial instruments because of their unusual nature and unique characteristics.

     Williams Holdings sold, with limited recourse, certain receivables. The aggregate limit under receivables facilities in which Williams Holdings participated was $80 million at December 31, 1994 and $35 million at December 31, 1993 (all related to discontinued operations). Williams Holdings received $45 million of additional net proceeds in 1994, none in 1993 and $123 million in 1992. At December 31, 1994 and 1993, $80 million and $35 million (all related to discontinued operations) of such receivables had been sold, respectively. Under a different arrangement, one of Williams Holdings' subsidiaries sold $18 million of receivables with limited recourse in 1992. Williams Holdings has no risk of credit loss because amounts outstanding relate to discontinued operations (see
Note 2).

     In connection with the sale of units in the Williams Coal Seam Gas Royalty Trust (Trust), Williams Holdings indemnified the Trust against losses from certain litigation (see Note 15), guaranteed certain minimum ownership interests based on natural gas reserve volumes through 1993 only and guaranteed minimum gas prices through 1997. At December 31, 1994 and 1993, Williams Holdings has a recorded liability of $10 million and $15 million, respectively, for these items, representing the maximum amounts for the first two guarantees and an estimate of the gas price exposure based on historical operating trends and an assessment of market conditions. While Williams Holdings' maximum exposure from this guarantee exceeds

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

amounts accrued, it is not practicable to determine such amount because of the unique aspects of the guarantee.

     In connection with the sale of the Company's network services operations, Williams has been indemnified by LDDS against any losses related to retained guarantees of $200 million for lease rental obligations. LDDS is negotiating with the guaranteed parties to remove Williams as guarantor. Williams Holdings could be impacted if Williams has to perform under the guarantee.

     Williams Holdings has issued other guarantees and letters of credit with off-balance-sheet risk that total approximately $5 million and $7 million at December 31, 1994 and 1993, respectively. Williams Holdings believes it will not have to perform under these agreements because the likelihood of default by the primary party is remote and/or because of certain indemnifications received from other third parties.

  Commodity price-risk management services

     Williams Energy Services provides price-risk management services associated with the energy industry to its customers. These services are provided through a variety of financial instruments, including forward contracts, futures contracts, options contracts and swap agreements. See Note 1 for a description of the accounting for these trading activities. The net gain for 1994 from all trading activities was $14.2 million and is reported as revenues in the Consolidated Statement of Income.

     Williams Energy Services manages risk from financial instruments by making various logistical commitments which manage profit margins through offsetting financial instruments. As a result, price movements can result in losses on certain contracts offset by gains on others.

     Williams Energy Services takes an active role in managing and controlling market and counterparty risks and has established formal control procedures which are reviewed on an ongoing basis. Williams Energy Services attempts to minimize credit-risk exposure to trading counterparties and brokers through formal credit policies and monitoring procedures. In the normal course of business, collateral is not required for financial instruments with credit risk.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

     The notional quantities and average prices for natural gas related swap agreements, options contracts and futures contracts at December 31, 1994, are as follows:

                                                                           PAYOR    RECEIVER
                                                                           -----    --------
    Trading:
      Fixed-price swaps:
         Quantities (TBtu)...............................................   86.0      100.9
         Average price (per MMBtu).......................................  $2.01     $ 1.86
      Location differential swaps:
         Quantities (TBtu)...............................................   85.0      136.3
         Average price (per MMBtu).......................................  $1.42     $ 1.43
      Options:
         Quantities (TBtu)...............................................   15.1       17.9
         Average strike price (per MMBtu)................................  $1.91     $ 2.19
      Futures:
         Quantities (TBtu)...............................................   80.3       60.7
         Average price (per MMBtu).......................................  $1.91     $ 1.92
    Hedging:
      Fixed-price swaps:
         Quantities (TBtu)...............................................   28.4        4.1
         Average price (per MMBtu).......................................  $2.21     $ 2.16
      Options:
         Quantities (TBtu)...............................................    5.5        3.7
         Average strike price (per MMBtu)................................  $2.07     $ 2.05
      Futures:
         Quantities (TBtu)...............................................   21.3        3.1
         Average price (per MMBtu).......................................  $1.90     $ 1.91

     At December 31, 1993, Williams Energy Services was the payor and receiver under natural gas fixed-price swap agreements having notional quantities of 44.1 TBtu and 43.9 TBtu, respectively. Average prices are $2.24 and $2.18, respectively. In addition, Williams Energy Services was the payor and receiver under location differential variable-priced swap agreements having notional quantities of 26.3 TBtu and 38.8 TBtu, respectively, at December 31, 1993. The average price under these agreements was $1.77.

     The swap agreements call for Williams Energy Services to make payments to (or receive payments from) counterparties based upon the differential between a fixed and variable price or variable prices for different locations. The variable prices are generally based on either industry pricing publications or exchange quotations. Williams Energy Services buys and sells options contracts which give the buyer the right to exercise the options and receive the difference between a predetermined strike price and a market price at the date of exercise. The market prices used for natural-gas-related contracts are generally exchange quotations. Williams Energy Services also enters into futures contracts which are commitments to either purchase or sell a commodity at a future date for a specified price and are generally settled in cash, but may be settled through delivery of the underlying commodity. The market prices for futures contracts are based on exchange quotations. The swap agreements extend for various periods through 2000; option contracts and futures contracts extend for various periods through 1996. Average prices are based on weighted averages for contracts outstanding at December 31, 1994 and 1993. Average prices for location differential swaps incorporate forward prices based on the appropriate index.

     Williams Energy Services enters into energy-related financial instruments to hedge against market price fluctuations of certain refined products inventories and natural gas sales and purchase commitments. Net deferred losses at December 31, 1994, on anticipated sales and purchase commitments were $9 million. It is

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

expected that substantially all of these deferred amounts will be recognized in income during 1995. See Note 1 for a description of the accounting for these hedging activities.

  Concentration of credit risk

     Williams Holdings' cash equivalents consist of high quality securities placed with various major financial institutions with high credit ratings. Williams Holdings' investment policy limits the company's credit exposure to any one financial institution.

     At December 31, 1994 and 1993, approximately 44 percent and 56 percent, respectively, of receivables are for telecommunications, approximately 30 percent and 32 percent, respectively, of receivables are for the sale of natural gas and related products or services and approximately 23 percent and 7 percent, respectively, of receivables are for petroleum products and related services. Natural gas customers include pipelines, distribution companies, producers, gas marketers and industrial users primarily located in the western and central United States. Telecommunications customers include numerous corporations. Petroleum products customers include refiners and marketers primarily in the central United States. As a general policy, collateral is not required for receivables, but customers' financial conditions and credit worthiness are evaluated regularly.

NOTE 13 -- RELATED PARTY TRANSACTIONS

     Williams charges its subsidiaries, including Williams Holdings and its subsidiaries, for certain corporate general and administrative expenses which are directly traceable or allocable to the subsidiaries and other general corporate expenses utilizing a combination of revenues, property at cost and payroll for the allocation base. Details of such charges for continuing operations are as follows:

                                                                           (MILLIONS)
                                                                    ------------------------
                                                                     1994     1993     1992
                                                                    ------   ------   ------
    Direct costs..................................................  $ 11.2   $  8.2   $  6.5
    Allocated general corporate expense...........................    20.0     17.7     17.3
    Interest accrued -- net.......................................     8.2       .2      3.4

     The majority of the above costs, except for interest accrued, are reflected in selling, general and administrative expenses.

     Direct costs charged to discontinued operations were $7 million, $7 million and $6 million for 1994, 1993 and 1992, respectively.

     Williams Holdings and its subsidiaries maintained credit agreements with Williams for both advances from and advances to Williams depending on the cash position of each subsidiary. Amounts outstanding are payable on demand, however, any amounts outstanding have been classified as long-term inasmuch as there has been no expectation for Williams or the subsidiaries to demand payment in the next year. The agreements do not require commitment fees. Interest is payable monthly and rates vary with market conditions. The interest rates were 6.69 percent and 6 percent at December 31, 1994 and 1993, respectively. At December 31, 1994, Williams Telecommunications Systems' borrowings under the credit agreement are limited to $175 million and Williams Pipe Line's are limited to $100 million.

     Williams Holdings' subsidiaries have transactions primarily with the following affiliates: Williams Natural Gas and Northwest Pipeline. Revenues include $4 million, $35 million and $28 million for 1994, 1993 and 1992, respectively, of transactions with affiliates, primarily natural gas sales. Costs and operating expenses include $18 million, $9 million and $14 million for 1994, 1993 and 1992, respectively, of transactions with affiliates, primarily transportation costs. Transactions with affiliates are at prices that generally apply to unaffiliated parties.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

NOTE 14 -- OTHER FINANCIAL INFORMATION

     Intercompany revenues (at prices that generally apply to sales to unaffiliated parties) are as follows:

                                                                               (MILLIONS)
                                                                        ------------------------
                                                                         1994     1993     1992
                                                                        ------   ------   ------
Williams Field Services Group.........................................  $ 30.0   $ 14.3   $ 19.5
Williams Pipe Line....................................................    16.7      1.4       --
Williams Energy Services..............................................    16.3      7.3     20.2
Other.................................................................      .1       .1       .1
                                                                        ------   ------   ------
                                                                        $ 63.1   $ 23.1   $ 39.8
                                                                        ======   ======   ======

     Information for business segments is as follows:

                                                                           (MILLIONS)
                                                                 ------------------------------
                                                                   1994       1993       1992
                                                                 --------   --------   --------
Identifiable assets at December 31:
  Williams Field Services Group................................  $1,017.2   $  942.0   $  958.2
  Williams Pipe Line...........................................     678.4      586.0      533.5
  Williams Energy Services.....................................      96.4       84.7       62.6
  Williams Telecommunications Systems..........................     251.0      165.5      155.9
  Investments..................................................     536.0      257.8      264.8
  Other........................................................     117.5       58.2       45.1
  Discontinued operations......................................     743.6      895.2      849.8
                                                                 --------   --------   --------
          Consolidated.........................................  $3,440.1   $2,989.4   $2,869.9
                                                                 ========   ========   ========
Additions to property, plant and equipment:
  Williams Field Services Group................................  $  158.0   $  110.8   $   86.0
  Williams Pipe Line...........................................      46.6       62.9       26.9
  Williams Energy Services.....................................       3.5        1.1         .2
  Williams Telecommunications Systems..........................       4.9        1.9        5.0
  Other........................................................      10.5       13.6        5.3
                                                                 --------   --------   --------
          Consolidated.........................................  $  223.5   $  190.3   $  123.4
                                                                 ========   ========   ========
Depreciation and depletion:
  Williams Field Services Group................................  $   41.8   $   37.9   $   21.7
  Williams Pipe Line...........................................      22.4       21.4       21.2
  Williams Energy Services.....................................        .5         .5         .4
  Williams Telecommunications Systems..........................       5.3        4.7        3.7
  Other........................................................      10.0        5.5        4.0
                                                                 --------   --------   --------
          Consolidated.........................................  $   80.0   $   70.0   $   51.0
                                                                 ========   ========   ========

---------------

NOTE 15 -- CONTINGENT LIABILITIES AND COMMITMENTS

  Rate and regulatory matters

     Williams Pipe Line has various regulatory proceedings pending. As a result of rulings in certain of these proceedings, a portion of its revenues has been collected subject to refund. Such revenues were $111 million at December 31, 1994. In an order issued on May 31, 1995 the FERC found that 20 of 32 of Williams Pipe Line markets are workably competitive. This order has been appealed to the United States Court of Appeals for the D.C. Circuit. As a result of this order and prior rulings in other cases, Williams Pipe Line does not expect that

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

the amount of any refunds ordered would be significant. Accordingly, no portion of these revenues has been reserved for refund.

  Environmental matters

     Certain Williams Holdings' subsidiaries have been named as potentially responsible parties (PRP) at five Superfund waste disposal sites. In addition, these subsidiaries have incurred or are alleged to have incurred various other hazardous materials removal or remediation obligations under environmental laws. Although no assurances can be given, based upon information available to Williams Holdings, Williams Holdings does not believe that these obligations or the PRP status of these subsidiaries will have a material adverse effect on its financial position, results of operations or net cash flows.

  Other legal matters

     On December 31, 1991, the Southern Ute Indian Tribe (the Tribe) filed a lawsuit against Williams Production Company, a wholly owned subsidiary of Williams Holdings, and other gas producers in the San Juan Basin area, alleging that certain coal strata was reserved by the United States for the benefit of the Tribe and that the extraction of coal-seam gas from the coal strata was wrongful. The Tribe seeks compensation for the value of the coal-seam gas. The Tribe also seeks an order transferring to the Tribe ownership of all of the defendants' equipment and facilities utilized in the extraction of the coal-seam gas. On September 13, 1994, the court granted summary judgment in favor of the defendants. The Tribe sought a certification of an interlocutory appeal from the court which was denied. Nevertheless, the Tribe has lodged an interlocutory appeal with the U.S. Court of Appeals for the Tenth Circuit. Williams Production agreed to indemnify the Williams Coal Seam Gas Royalty Trust (Trust) against any losses that may arise in respect of certain properties subject to the lawsuit. In addition, if the Tribe is successful in showing that Williams Production has no rights in the coal-seam gas, Williams Production has agreed to pay to the Trust for distribution to then-current unitholders, an amount representing a return of a portion of the original purchase price paid for the units. While Williams Holdings believes that such a payment is not probable based on the summary judgment granted in the defendants' favor, it has reserved a portion of the proceeds from the sale of the units in the Trust.

     On December 21, 1994, Williams Natural Gas Company, an affiliated company, received a civil investigative demand from the Antitrust Division of the Department of Justice concerning certain gathering activities of Williams Natural Gas and other companies, including Williams Field Services Group, Inc., a wholly-owned subsidiary of Williams Holdings. A response was filed and Williams Natural Gas has been informed that the investigation has been closed.

     Relative to a certain Agreement and Plan of Merger, dated December 12, 1994, among Williams, a subsidiary of Williams and Transco Energy Company (Transco), seven class action lawsuits were filed on December 12, 1994, and later, in the Chancery Court of Delaware, challenging the transaction and alleging a breach of fiduciary duties by Transco's directors. In six of the lawsuits, Williams was named as a party defendant, the plaintiffs alleging that Williams aided and abetted the alleged breach of duty. On January 6, 1995, the parties to all of the lawsuits entered into an agreement in principle and on January 9, 1995, a stipulation and agreement of compromise, settlement and release was executed subject to approval of the Court. On May 11, 1995, the settlement was approved by the Court.

     In addition to the foregoing, various other proceedings are pending against Williams Holdings or its subsidiaries incidental to their operations.

  Summary

     While no assurances may be given, Williams Holdings does not believe that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage or other

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

indemnification arrangements, will have a materially adverse effect upon Williams Holdings' future financial position, results of operations or cash flow requirements.

NOTE 16 -- TRANSCO AND OTHER ACQUISITIONS

     Subsequent to December 31, 1994, Williams acquired all of Transco's outstanding common stock.

     Transco was engaged primarily in the natural gas pipeline and natural gas marketing businesses. Effective May 1, 1995: (1) Transco dividended to Williams all of Transco's interests in its subsidiaries which operated interstate natural gas pipelines and (2) Williams made a capital contribution of the outstanding common stock of Transco and Transco's remaining subsidiaries to Williams Holdings. Williams Holdings plans to sell certain other Transco operations, such as coal mining and coalbed methane extraction in 1995. The acquisition will be accounted for as a purchase in 1995.

     Williams Field Services Group purchased from Public Service Company of New Mexico in June 1995 its natural gas gathering and processing assets in the San Juan and Permian Basins of New Mexico for approximately $154 million.

     In August, a subsidiary of Williams Holdings purchased Pekin Energy Company, the nation's second largest ethanol producer, for $167 million in cash.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                      QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data are as follows:

                                                              FIRST     SECOND      THIRD     FOURTH
                                                             QUARTER    QUARTER    QUARTER    QUARTER
                                                             -------    -------    -------    -------
1994
Revenues...................................................  $ 272.8    $ 311.2    $ 333.1    $ 347.2
Costs and operating expenses...............................    234.0      258.2      290.2      299.7
Income before extraordinary loss...........................     39.8       64.8       48.1       66.8
Net income.................................................     39.8       58.7       48.1       66.8

1993
Revenues...................................................  $ 374.0    $ 295.4    $ 272.2    $ 279.4
Costs and operating expenses...............................    330.6      253.3      234.8      250.1
Net income.................................................     91.3       44.2       26.5       36.7

     Second-quarter 1994 includes a $23 million gain from the sale of assets (see Note 4 of Notes to Consolidated Financial Statements). Fourth-quarter 1994 includes $5 million of costs for evaluating and determining whether to build an oil refinery. Fourth-quarter 1994 discontinued operations includes favorable adjustments of approximately $15 million relating to bad debt recoveries and accrual reversals.

     First-quarter 1993 includes gains totaling $95 million from the sales of assets (see Note 4 of Notes to Consolidated Financial Statements). Third-quarter 1993 net income was reduced $9 million related to the cumulative effect of the 1 percent increase in the federal income tax rate. Fourth-quarter 1993 includes an $11 million favorable settlement involving processing revenues from prior periods. Fourth-quarter 1993 discontinued operations includes favorable adjustments of approximately $6 million relating to bad debt recoveries and accrual reversals.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Transco Energy Company:

     We have audited the accompanying combined balance sheet of Transco Energy Company -- Contributed Assets (a Delaware corporation and effective May 1, 1995, a wholly-owned subsidiary of Williams Holdings of Delaware, Inc.) as described in Note A, as of December 31, 1994, and the related combined statements of operations, cash flows and common stockholders' deficit for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As further discussed in Notes A and C, the combined financial statements have been prepared on the historical-cost basis of accounting and do not reflect any allocation of the purchase price to the Company's assets that was recorded in 1995 by The Williams Companies, Inc. (Williams) as a result of its acquisition of Transco Energy Company (Transco). Transco's business strategy contemplated continued operation of a number of assets which Williams has stated are non-core assets which Williams has sold or stated its intention to dispose of during 1995. In connection with the allocation of the total purchase price of Transco, such non-core assets will be recorded by Williams at their estimated fair value, reflecting Williams' disposition strategy, which is below the historical cost basis of such assets recorded by Transco.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Transco Energy Company-Contributed Assets, as described in Note A, as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Houston, Texas
February 20, 1995 (except with respect
to the matters discussed in Notes A and C, as to which the date is July 25, 1995)

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1994
                               (NOTES A, B AND M)
                             (THOUSANDS OF DOLLARS)

                                     ASSETS

Current Assets:
  Cash and temporary cash investments.............................................  $ 29,830
  Receivables --
     Trade, net (Note B)..........................................................    98,320
     Affiliates...................................................................    27,717
     Advances to Affiliates (Note O)..............................................     1,768
     Other........................................................................     9,267
  Transportation and exchange gas receivable --
     Affiliates...................................................................     1,337
     Other........................................................................     7,606
  Inventories --
     Gas in storage, at LIFO......................................................     6,107
     Coal, at average cost........................................................     7,261
     Materials, supplies and other, at average cost...............................     7,381
  Deferred income tax benefits (Note J)...........................................     4,578
  Other...........................................................................    11,782
                                                                                    --------
          Total current assets....................................................   212,954
                                                                                    --------
Investments, at cost plus equity in undistributed earnings (Note K)...............    18,602
                                                                                    --------
Property, Plant and Equipment, at cost:
  Natural gas gathering and liquids separation and fractionation plant............   212,974
  Less -- Accumulated depreciation and amortization...............................    35,036
                                                                                    --------
  Natural gas gathering and liquids separation and fractionation plant, net.......   177,938
                                                                                    --------
Coal properties...................................................................   413,951
  Less -- Accumulated depreciation, depletion and amortization....................   152,686
                                                                                    --------
  Coal properties, net............................................................   261,265
                                                                                    --------
Other property, plant and equipment...............................................    10,646
  Less -- Accumulated depreciation and amortization...............................     4,921
                                                                                    --------
  Other property, plant and equipment, net........................................     5,725
                                                                                    --------
          Total property, plant and equipment, net................................   444,928
                                                                                    --------
Other Assets:
  Nonoperating interest in coalbed methane properties, net (Note L)...............    86,334
  Deferred income tax benefits (Note J)...........................................    59,319
  Notes receivable (Note K).......................................................    13,000
  Other...........................................................................    25,021
                                                                                    --------
          Total other assets......................................................   183,674
                                                                                    --------
                                                                                    $860,158
                                                                                    ========

       The accompanying notes and schedule of segment information are an integral part of these combined financial statements.

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1994
                               (NOTES A, B AND M)
                             (THOUSANDS OF DOLLARS)

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Short-term debt (Note F)......................................................  $   27,000
  Current maturities of long-term debt (Note F).................................     150,102
  Payables --
     Trade......................................................................      88,170
     Affiliates.................................................................      28,906
     Advances from affiliates (Note O)..........................................     143,936
     Other......................................................................      30,602
  Transportation and exchange gas payable --
     Affiliates.................................................................      17,375
     Other......................................................................       1,399
  Accrued liabilities --
     Federal income taxes.......................................................      10,594
     Other taxes................................................................       9,688
     Interest...................................................................      28,422
     Employee benefits (Note I).................................................      24,664
     Other......................................................................      14,970
  Other.........................................................................      16,738
                                                                                  ----------
          Total current liabilities.............................................     592,566
                                                                                  ----------
Advances From Affiliates (Note O)...............................................     124,000
                                                                                  ----------
Long-Term Debt, less current maturities (Note F)................................     894,896
                                                                                  ----------
Other Liabilities and Deferred Credits:
  Accrued pension cost (Note I).................................................      12,496
  Payables to affiliates........................................................         981
  Other.........................................................................      35,898
                                                                                  ----------
          Total other liabilities and deferred credits..........................      49,375
                                                                                  ----------
Commitments and Contingencies (Notes D, E and F)
Convertible Preferred Stock -- non-redeemable (Note G)..........................     273,995
  Less -- Issue expense.........................................................       8,673
                                                                                  ----------
                                                                                     265,322
                                                                                  ----------
Common Stockholders' Deficit:
  Common stock $0.50 par value: authorized 150,000,000 shares; 41,431,419 shares
     issued and outstanding.....................................................      20,716
  Premium on capital stock and other paid-in capital............................     507,448
  Accumulated deficit...........................................................  (1,584,473)
  Less -- Treasury stock, at cost, 514,444 shares...............................       7,695
     Restricted stock, 87,689 shares (Note H) --
       Deferred compensation....................................................       1,997
                                                                                  ----------
          Total common stockholders' deficit....................................  (1,066,001)
                                                                                  ----------
                                                                                  $  860,158
                                                                                  ==========

       The accompanying notes and schedule of segment information are an integral part of these combined financial statements.

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                (NOTES A AND B)
                             (THOUSANDS OF DOLLARS)

Operating Revenues:
  Natural gas sales and transportation........................................... $1,019,874
  Coal sales.....................................................................    215,089
  Other sales....................................................................     58,227
                                                                                  ----------
          Total operating revenues...............................................  1,293,190
                                                                                  ----------
Operating Costs and Expenses:
  Cost of natural gas sales......................................................    898,484
  Cost of natural gas transportation.............................................    113,546
  Cost of coal sales.............................................................    182,099
  Cost of other sales............................................................     24,532
  Operation and maintenance......................................................      2,331
  Administrative and general.....................................................     43,833
  Depreciation, depletion and amortization.......................................     30,431
  Taxes -- other than income taxes...............................................      5,725
  Provision for costs in excess of ceiling limitation (Note L)...................     45,000
  Provision for asset impairments (Notes D, K and M).............................     41,055
                                                                                  ----------
          Total operating costs and expenses.....................................  1,387,036
                                                                                  ----------
Operating Loss...................................................................    (93,846)
                                                                                  ----------
Other (Income) and Other Deductions:
  Interest expense:
     Affiliates..................................................................     16,544
     Other.......................................................................    104,831
  Interest income................................................................     (5,283)
  Equity in earnings of unconsolidated affiliates (Note K).......................     (3,415)
  Miscellaneous other (income) and deductions, net...............................      4,072
                                                                                  ----------
          Total other (income) and other deductions..............................    116,749
                                                                                  ----------
Loss Before Income Taxes.........................................................   (210,595)
Benefit of Income Taxes (Note J).................................................    (79,217)
                                                                                  ----------
Net Loss.........................................................................   (131,378)
Dividends on Convertible Preferred Stock.........................................     22,904
                                                                                  ----------
Common Stock Equity in Net Loss..................................................  $(154,282)
                                                                                  ==========

       The accompanying notes and schedule of segment information are an integral part of these combined financial statements.

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

                        COMBINED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                (NOTES A AND B)
                             (THOUSANDS OF DOLLARS)

Cash flows used in operating activities:
  Net Loss.......................................................................  $(131,378)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation, depletion and amortization....................................     34,269
     Deferred income taxes (Note J)..............................................    (27,768)
     Equity in earnings of unconsolidated affiliates (Note K)....................     (3,415)
     Dividends and distributions from unconsolidated affiliates..................      4,952
     Tran$tock compensation expense (Note I).....................................        (76)
     Provision for costs in excess of ceiling limitation (Note L)................     45,000
     Provision for asset impairments (Notes D, K and M)..........................     41,055
     Changes in operating assets and liabilities:
       Receivables...............................................................     11,753
       Inventories...............................................................      5,326
       Payables..................................................................    (31,492)
       Transportation and exchange gas payable, net..............................    (16,650)
       Accrued liabilities.......................................................     14,973
       Other, net................................................................      6,875
                                                                                   ---------
          Net cash used in operating activities..................................    (46,576)
                                                                                   ---------
Cash flows used in financing activities (Notes F, G and H):
  Repayment of advances from affiliates..........................................    (41,238)
  Retirement of long-term debt...................................................     (9,479)
  Net increase in short-term debt................................................     27,000
  Dividends on common stock......................................................    (24,634)
  Dividends on preferred stock...................................................    (22,831)
  Other, net.....................................................................     (3,072)
                                                                                   ---------
       Net cash used in financing activities.....................................    (74,254)
                                                                                   ---------
Cash flows used in investing activities:
  Property, plant and equipment and investment in unconsolidated affiliates......    (14,838)
  Net proceeds from sales of assets..............................................      9,282
  Acquisition of companies.......................................................    (12,500)
  Other, net.....................................................................      6,614
                                                                                   ---------
       Net cash used in investing activities.....................................    (11,442)
                                                                                   ---------
  Net decrease in cash and temporary cash investments............................   (132,272)
  Cash and temporary cash investments at beginning of period.....................    162,102
                                                                                   ---------
  Cash and temporary cash investments at end of period...........................  $  29,830
                                                                                   =========
Supplemental disclosures of cash flow information:
  Cash paid (received) during the year for:
     Interest (net of amount capitalized)........................................  $  99,582
     Income tax refunds, net.....................................................    (37,321)

       The accompanying notes and schedule of segment information are an integral part of these combined financial statements.

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

               COMBINED STATEMENT OF COMMON STOCKHOLDERS' DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                             (THOUSANDS OF DOLLARS)

                                                                         SHARES      AMOUNT
                                                                         ------    ----------
Common Stock:
  Balance at beginning of period.......................................  41,387   $    20,693
     Issued under restricted stock plan................................      44            23
                                                                         ------   -----------
  Balance at end of period.............................................  41,431        20,716
                                                                         ======
                                                                                  -----------
Premium on Capital Stock and Other Paid-In Capital:
  Balance at beginning of period.......................................               511,797
     Redemption of 9.25% preferred stock...............................                (1,140)
     Challenger litigation settlement..................................                 7,108
     Tran$tock market value adjustment.................................               (11,570)
     Issued under restricted stock plan................................                   771
     Other.............................................................                   482
                                                                                  -----------
  Balance at end of period.............................................               507,448
                                                                                  -----------
Accumulated Deficit:
  Balance at beginning of period.......................................            (1,405,738)
     Net loss..........................................................              (131,378)
     Dividends on common stock at $0.60 per share......................               (24,453)
     Dividends on convertible preferred stock at required amounts......               (22,904)
                                                                                  -----------
  Balance at end of period.............................................            (1,584,473)
                                                                                  -----------
Less Treasury Stock:
  Balance at beginning of period.......................................      15           207
     Forfeitures from restricted stock plan............................      12           177
     Issued under restricted stock plan................................     (28)         (403)
     Issued under stock option plan....................................     (15)         (219)
     Challenger litigation settlement..................................     482         7,108
     Other purchases and sales.........................................      48           825
                                                                         ------   -----------
  Balance at end of period.............................................     514         7,695
                                                                         ======
                                                                                  -----------
Less Common Stock Held by Tran$tock:
  Deferred compensation
     Balance at beginning of period....................................     317        14,395
       Compensation expense............................................    (317)       (2,825)
       Market value adjustment.........................................      --       (11,570)
                                                                         ------   -----------
     Balance at end of period..........................................      --            --
                                                                         ======
                                                                                  -----------
  Receivable from Tran$tock
     Balance at beginning of period....................................     207         9,383
       Repayment.......................................................    (207)       (9,383)
                                                                         ------   -----------
     Balance at end of period..........................................      --            --
                                                                         ======
                                                                                  -----------
Less Restricted Stock:
  Deferred compensation
     Balance at beginning of period....................................      92         1,775
       Awarded, earned or forfeited, net...............................      19         1,539
       Compensation expense and market value adjustment................     (23)       (1,317)
                                                                         ------   -----------
     Balance at end of period..........................................      88         1,997
                                                                         ======
                                                                                  -----------
Total Common Stockholders' Deficit.....................................           $(1,066,001)
                                                                                  ===========

       The accompanying notes and schedule of segment information are an integral part of these combined financial statements.

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

                        SCHEDULE OF SEGMENT INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                (NOTES A AND B)
                             (THOUSANDS OF DOLLARS)

                                                     GAS                    GAS
                  DESCRIPTION                     MARKETING     COAL     GATHERING    OTHER     ELIMINATIONS   CONSOLIDATED
------------------------------------------------  ---------   --------   ---------   --------   ------------   ------------
Revenues:
  Unaffiliated companies........................  $ 950,419   $215,089   $  7,442    $ 25,423    $       --     $1,198,373
  Affiliated companies..........................    107,837         --        173          66       (13,259)        94,817
                                                  ---------   --------   --------    --------    ----------     ----------
        Total revenues..........................  1,058,256    215,089      7,615      25,489       (13,259)     1,293,190
                                                  ---------   --------   --------    --------    ----------     ----------
Operating Costs and Expenses:
  Cost of sales and transportation..............  1,023,579    182,099      1,186      25,056       (13,259)     1,218,661
  Depreciation, depletion and amortization......      1,589     23,845      3,911       1,086            --         30,431
  Provision for asset impairments...............     18,394         --      3,520      19,141            --         41,055
  Provision for costs in excess of ceiling
    limitation..................................         --         --         --      45,000            --         45,000
  Other operating costs and expenses............     25,431      9,092      4,244      13,122            --         51,889
                                                  ---------   --------   --------    --------    ----------     ----------
        Total operating costs and expenses......  1,068,993    215,036     12,861     103,405       (13,259)     1,387,036
                                                  ---------   --------   --------    --------    ----------     ----------
Operating Income (Loss).........................  $ (10,737)  $     53   $ (5,246)   $(77,916)   $       --     $  (93,846)
                                                  =========   ========   ========    ========    ==========     ==========
Equity in Earnings (Loss) of Unconsolidated
  Affiliates....................................  $    (646)  $     --   $    414    $  3,647    $       --     $    3,415
                                                  =========   ========   ========    ========    ==========     ==========
Assets:
  Identifiable assets at year-end...............  $ 138,956   $299,363   $161,599    $177,836    $       --     $  777,754
                                                  =========   ========   ========    ========    ==========     ==========
  Equity in net assets of unconsolidated
    affiliates..................................  $  11,296   $     --   $  5,730    $  1,576    $       --         18,602
                                                  =========   ========   ========    ========    ==========
  Other corporate assets........................                                                                    63,802
                                                                                                                ----------
        Total Assets............................                                                                $  860,158
                                                                                                                ==========
Capital Expenditures, Acquisition of Companies
  and Investment in Unconsolidated Affiliates...  $     910   $ 12,946   $     37    $ 13,445    $       --     $   27,338
                                                  =========   ========   ========    ========    ==========     ==========

The accompanying notes to combined financial statements are an integral part of this schedule.

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

A. ORGANIZATION AND CONTROL

BASIS OF PRESENTATION

     Upon completion of The Williams Companies, Inc.'s (Williams) acquisition of Transco Energy Company and subsidiaries (Transco), as discussed below, Transco dividended Transcontinental Gas Pipe Line Corporation (TGPL) and Texas Gas Transmission Corporation (Texas Gas) to Williams and Williams contributed the remaining Transco operations (Transco's Contributed Assets) to Williams Holdings of Delaware, Inc., a wholly-owned subsidiary of Williams. Transco's Contributed Assets' operations primarily consist of natural gas and liquids marketing, natural gas gathering and processing, coal mining and marketing and Transco's coalbed methane investment. Certain of these assets are non-core assets which Williams has sold or stated its intention to dispose of during 1995 (see Note
C). These combined financial statements represent the financial position, results of operations and cash flows of Transco's Contributed Assets. As used herein, the terms "Transco's Contributed Assets" or the "Company" refer to the Transco assets contributed by Williams to Williams Holdings of Delaware.


     Transco's Contributed Assets' combined financial statements have been prepared on the historical cost basis and do not reflect any allocation of the purchase price to the Company's assets that was recorded in 1995 by Williams as a result of the acquisition discussed below. As explained above, certain operations of the Company are intended to be sold within one year from the date of acquisition. Management of Williams anticipates that the only material adjustments to the historical cost basis of the Company's assets as a result of the acquisition, relate to these operations.


WILLIAMS ACQUISITION OF TRANSCO ENERGY COMPANY

     On December 12, 1994, Transco and Williams announced that they had entered into a merger agreement (Merger Agreement) pursuant to which Williams agreed to commence a cash tender offer to acquire up to 24.6 million shares, or approximately 60%, of the outstanding shares of Transco common stock for $17.50 per share and common stock purchase right. The cash offer was then followed by a stock merger (Merger) in which each share of Transco common stock not purchased in the tender offer was exchanged for 0.625 share of Williams common stock and
0.3125 attached Williams preferred stock purchase right. Pursuant to the Merger Agreement, on January 18, 1995, Williams accepted for payment 24.6 million shares of Transco common stock for $17.50 per share. Also pursuant to the Merger Agreement, shortly before Williams' acceptance for payment, all of the common stock purchase rights attached to the Transco common shares were redeemed by Transco for $0.05 per right (see Note H). The remainder of the outstanding shares of Transco common stock were converted to Williams common stock on May 1, 1995, the effective date of the Merger.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of Transco's Contributed Assets. Intercompany sales are at market prices and all significant intercompany accounts and transactions have been eliminated. The equity method of accounting is used for investments in affiliates in which 50% or less of the voting interest is owned.

DEPRECIATION, DEPLETION AND AMORTIZATION

     Natural gas gathering and liquids separation and fractionation plant. Depreciation of natural gas gathering facilities is based on the units-of-production method over the estimated life of the reserves associated with the facility or at straight-line rates over a 20 to 38-year life. Depreciation of liquids separation and fractionation plant is primarily based on the straight-line method over a 16 to 22-year life.

     Coal properties. Mineral rights often are acquired through royalty payments. Royalty payments representing prepayments recoupable against future production are included in other assets in the accompanying

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

Combined Balance Sheet, with amounts expected to be recouped within one year classified as a current asset. As mining occurs on these leases, the prepayment is amortized and included in the cost of coal mined. Amounts determined to be nonrecoupable are charged to expense.

     Cost of coal lease rights, including costs related to the purchase of the coal properties by Transco and mine development costs, are capitalized and amortized by the units-of-production method over the estimated recoverable reserves. Coal production machinery and equipment are depreciated principally by the straight-line method over a three to five-year life.

     Coalbed methane properties. As described in Note L, Transco's Contributed Assets have an investment in a nonoperating interest in certain coalbed methane properties. The properties are operated by TECO Coalbed Methane, Inc. (TECO). All future development costs will be borne by TECO. Transco's Contributed Assets' remaining investment will be amortized using the future gross revenue method based on future revenues to be received through Transco's Contributed Assets' nonoperating interest in the underlying proved coalbed methane properties.

INCOME TAXES

     Tax policy. Transco and its wholly-owned subsidiaries, including TGPL and Texas Gas, file a consolidated federal income tax return. It is Transco's policy to charge or credit each subsidiary with an amount equivalent to its federal income tax expense or benefit computed as if each subsidiary had a separate return, but including benefits from each subsidiary's losses and tax credits that may be utilized only on a consolidated basis.

     Accounting for income taxes. Transco's Contributed Assets use the liability method of accounting for deferred taxes, which requires, among other things, adjustments to the existing deferred tax balances for changes in tax rates, whereby such balances will more closely approximate the actual taxes to be paid.

REVENUE RECOGNITION

     The Company's subsidiaries recognize revenues for the sale of their respective commodities in the period of delivery.

ALLOWANCES FOR DOUBTFUL RECEIVABLES

     Due to its customer base, Transco's Contributed Assets have not historically experienced recurring credit losses in connection with its receivables. As a result, receivables determined to be uncollectible are reserved or written off in the period of such determination. At December 31, 1994, Transco's Contributed Assets' allowance for doubtful accounts was $22.3 million, of which $17.2 million were receivables from Continental Energy Associates Limited Partnership as discussed in Note D.

CASH FLOWS FROM OPERATING ACTIVITIES

     Transco's Contributed Assets use the indirect method to report cash flows from operating activities, which requires adjustments to net income to reconcile to net cash flows provided by operating activities. The Company includes short-term, highly-liquid investments that have a maturity of three months or less as cash equivalents.

RESTRICTED DEPOSITS

     At December 31, 1994, the Company had approximately $4 million of restricted deposits that are included in the accompanying Combined Balance Sheet in other current assets. These restricted deposits serve as collateral for various standby letters of credit, regulatory trusts and legal proceedings.

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

GAS IN STORAGE

     The Company utilizes the last-in, first-out (LIFO) method of accounting for inventory gas in storage. The current replacement cost of the inventory gas in storage at December 31, 1994 was $6.1 million.

GAS IMBALANCES

     The Company's gas marketing subsidiaries transport gas on various pipeline systems, including TGPL and Texas Gas, which may deliver different quantities of gas on behalf of the Company than the quantities of gas received from the Company. These transactions result in gas transportation and exchange imbalance receivables and payables which are recovered or repaid in cash or through the receipt or delivery of gas in the future and are recorded in the accompanying Combined Balance Sheet. Imbalances have become of greater significance to the pipeline and gas marketing industries generally, since the implementation of open access transportation by the FERC in 1985, as a result of the substantial increase in the number of shippers on pipeline systems. Settlement of imbalances requires agreement between the pipelines and shippers as to allocations of volumes to specific transportation contracts and timing of delivery of gas based on operational conditions. All imbalances have been classified as current assets or current liabilities at December 31, 1994.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company has been a party to interest rate swap agreements to manage interest rate risks and is a party to various futures contracts and option and commodity price swap agreements used to manage price volatility in its natural gas and natural gas liquids marketing activities. See Note M for a discussion of the Company's accounting policy for the recognition of gains and losses in connection with these financial instruments.

C. SUBSEQUENT EVENT -- ACTIONS BY WILLIAMS SUBSEQUENT TO CONSUMMATION OF THE MERGER

     Transco's business strategy contemplated the continued operation of a number of assets which Williams has identified as non-core assets. As a result of Williams' business strategy, Williams has sold a significant portion of the Company's coal operations and the Company's interests in the coalbed methane properties and intends to sell during 1995 other operations of Transco's Contributed Assets including certain gathering operations and other assets. In connection with the allocation of the total purchase price of Transco, such non-core assets were recorded by Williams at their estimated fair value, reflecting Williams' disposition strategy, which is below the historical cost basis of such assets recorded by Transco.

     In connection with the merger, Williams made capital contributions to the Company of approximately $1.7 billion that were primarily related to the retirement of debt and preferred stock, termination of interest-rate swap agreements, transfer of the Company's remaining debt (including all advances payable to TGPL and Texas Gas) to Williams and the exchange of the Company's $3.50 preferred stock for Williams $3.50 preferred stock (see Notes F and G).

D. LEGAL PROCEEDINGS

     Dakota Gasification litigation. In October 1990, Dakota Gasification Company (Dakota), the owner of the Great Plains Coal Gasification Plant (Plant), filed suit in the United States District Court in North Dakota against TGPL and three other pipeline companies alleging that TGPL and the other pipeline companies had not complied with their respective obligations under certain gas purchase and gas transportation contracts. Specifically at issue is the proper price to be paid by TGPL and the other pipelines for synthetic gas since August 1989, the proper rate to be charged by Dakota for transportation through the Great Plains

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS pipeline since October 1987, and the proper quantity of synthetic gas required to be taken-or-paid for by TGPL and the other pipelines.

     On September 8, 1992, Dakota and the United States Department of Justice on behalf of the Department of Energy (DOJ) filed a Third Amended Complaint in the U.S. District Court in North Dakota naming as defendants in the suit, in addition to TGPL and the other pipelines, Transco and Transco Coal Gas Company, the subsidiary of Transco that was the partner in Great Plains Gasification Associates (Partnership), the partnership that originally constructed the Plant. In addition, Dakota and DOJ named as defendants all of the other partners in the Partnership and each of the parent companies of these entities. In the Third Amended Complaint, Dakota and DOJ charged: (i) the pipeline defendants with breach of contract for failure to pay for volumes of gas tendered but not taken, for underpayment for gas purchased and for failure to pay for transportation services; (ii) all defendants with breach of representations and warranties, misrepresentation and breach of an implied covenant of good faith and fair dealing; and (iii) all parent company defendants and the affiliated partner defendants of each of the pipeline defendants with intentional interference with contractual relations. Dakota and DOJ are seeking declaratory and injunctive relief; the recovery of damages, alleging that the four pipeline defendants have underpaid for gas, collectively, as of June 30, 1992, by more than $232 million plus interest and for additional damages for transportation services; and costs and expenses, including attorneys' fees. On October 30, 1992, Dakota invoiced TGPL $70.5 million for "all synthetic gas costs" Dakota claims are due from TGPL. Because the proper gas price under TGPL's gas purchase contract with Dakota is derived from a formula involving the weighted average prices paid for certain natural gas purchased by TGPL, and is further the average of each of such prices calculated for each of the four pipeline purchasers, it is not feasible at this time for TGPL to determine if it, in fact, has underpaid for gas.

     On March 30, 1994, the parties executed definitive agreements which would settle the litigation subject to final non-appealable regulatory approvals. The settlement is also subject to a FERC ruling that TGPL's existing authority to recover in rates certain costs related to the purchase and transportation of gas produced by Dakota will pertain to gas purchase and transportation costs TGPL will pay Dakota under the terms of the settlement. On June 23, 1994, TGPL filed a petition with the FERC seeking approval of the settlement provisions and the contract amendment including pass-through of all costs to TGPL's customers. On October 18, 1994, the FERC issued an order consolidating TGPL's petition with the petitions filed by the other three pipeline companies and setting the matter for hearing before an ALJ. The hearing will be limited to the issues of (i) whether the revised agreements are prudent, and (ii) the level of Dakota costs to be recovered in the proceeding. The FERC directed the ALJ to issue an initial decision by December 31, 1995 in order that final FERC approval may take place by December 31, 1996. On November 7, 1994, the ALJ convened a prehearing conference and adopted a procedural schedule to govern the hearing. Under that procedural schedule, the hearing is scheduled to commence on June 20, 1995. In the event that the necessary regulatory approvals are not obtained, TGPL, Transco and Transco Coal Gas Company intend to vigorously defend the suit.

     Although no assurances can be given, TGPL and Transco believe that TGPL has substantially complied with its obligation under the contracts with Dakota and that Transco and Transco Coal Gas Company have not breached representations, warranties or implied covenants and have not intentionally interfered with the parties' contractual relations. Although no assurances can be given, Transco does not believe that the ultimate resolution of this litigation, whether settled or not, will have a material adverse effect on the Company's financial position, results of operations or net cash flows.

     Royalty claims. In connection with TGPL's renegotiations with producers to resolve take-or-pay and other contract claims and to amend gas purchase contracts, TGPL has entered into certain settlements which may require the indemnification by TGPL of certain claims for additional royalties which the producers may be required to pay as a result of such settlements. In October 1992, the United States Court of Appeals for the Fifth Circuit (Fifth Circuit Court) and the Louisiana Supreme Court, with respect to the same litigation in

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS applying Louisiana law, determined that royalties are due on take-or-pay payments under the royalty clauses of the specific mineral leases reviewed by the courts. Thereafter, the State Mineral Board of Louisiana passed a resolution directing the state's lessees to pay to the state royalties on gas contract settlement payments. As a result of these and related developments, TGPL has been made aware of demands on producers for additional royalties and such producers may receive other demands which could result in claims against TGPL pursuant to the indemnification provisions in its settlements. Indemnification for royalties will depend on, among other things, the specific lease provisions between the producer and the lessor and the terms of the settlement between the producer and TGPL.

     In October 1991, a lawsuit was filed in the 32nd Judicial District Court for the Parish of Terrebonne, State of Louisiana (Betty Duplantis Brown, et al vs. Mobil Oil Exploration and Producing U.S. Inc., et al (Duplantis)), in which royalty owners alleged that they were third party beneficiaries of the original gas purchase contract between TGPL and the producers and that the settlement agreement entered into between TGPL and such producers is not valid without the royalty owners' consent. Additionally, in a separate lawsuit consolidated with the Duplantis lawsuit, allegations were made that Transco Exploration Company
(TXC) and TXP Operating Company (TXPO) and other defendant-producers were entitled to make claims for breach of gas purchase contracts but failed to either make claims or receive compensation for such breaches. On October 6, 1994, all parties in the Duplantis lawsuit, including TXC and TXPO, reached a settlement in principle, which closed on January 20, 1995. TXC and TXPO paid, in total, approximately $2.5 million, which represents TXC and TXPO's portion of an $8.4 million settlement to be paid by all of the defendant-producers. The settlement also released TGPL from any liability to the plaintiffs and the defendant-producers.

     In December 1992, a lawsuit was filed in the United States District Court for the Southern District of Texas (Vaquillas Ranch Company, Ltd., et al vs. Texaco Exploration and Production, Inc. (Vaquillas Ranch)) in which royalty owners have made allegations against the producer for breach of express obligations under the leases; breach of the covenant to reasonably market gas; breach of the covenant to reasonably develop; breach of the covenant to protect against drainage; and failure to deal in good faith. In August 1993, a lawsuit was filed in the United States District Court for the Southern District of Texas (Floyd C. Billings, et al vs. Texaco Exploration and Production Inc., et al (Billings)), in which the royalty owners' claims are virtually identical to the ones made in the Vaquillas Ranch lawsuit. However, the royalty owners did not claim that the producer breached any covenant to develop or protect against drainage. In addition, in the Billings lawsuit the royalty owners have sued the parent and an affiliate of the producer and TGPL for allegedly conspiring to tortuously interfere with their lease. The producer defendants in each of the Billings and Vaquillas Ranch lawsuits have cross-claimed against TGPL. While the two complaints do not specify monetary damages, the royalty owners have verbally alleged that their claims against the producers could approximate $100 million. Both of the Vaquillas Ranch and the Billings lawsuits have been remanded to state court. No trial dates have been set.

     On July 5, 1994, the plaintiffs in the Vaquillas Ranch lawsuit filed a separate lawsuit in the 111th Judicial District Court of Webb County, Texas (Vaquillas Ranch Company, Ltd., et al vs. Transcontinental Gas Pipe Line Corporation and Transco Gas Supply Company) in which the plaintiffs contend that TGPL tortuously interfered with the plaintiffs' lease by inducing the producer to enter into certain agreements that reduced TGPL's take-or-pay obligations and the price TGPL was obligated to pay for the gas it purchased. The plaintiffs are requesting an unspecified amount of actual and punitive damages for the alleged tortuous interference. It is likely that this lawsuit will be consolidated with the Vaquillas Ranch lawsuit that has been remanded to state court.

     On January 14, 1994, a lawsuit was filed in the 4th Judicial District Court of Rusk County, Texas (Marathon Oil Company vs. Transcontinental Gas Pipe Line Corporation and Transco Energy Company (Marathon)) and, on March 15, 1994, a lawsuit was filed in the 189th Judicial District Court of Harris County, Texas (Texaco, Inc. vs. Transcontinental Gas Pipe Line Corporation (Texaco)). In the Marathon

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS and Texaco lawsuits, the respective plaintiffs each have made claims against TGPL for reimbursements of settlement amounts paid to royalty owners. In the Marathon and Texaco lawsuits, the respective plaintiffs seek to recover approximately $3.6 million and approximately $14.7 million, respectively. In the Marathon lawsuit, trial has been set for July 31, 1995.

     Each of these lawsuits is in the discovery process. TGPL has denied liability in the litigation and believes that it has meritorious defenses to the claims which it intends to pursue vigorously. TGPL believes at this time that its exposure, if any, under the provisions of its settlements with the producers is substantially less than the amounts claimed by the royalty owners. TGPL has not provided a reserve for these lawsuits. Although no assurances can be given, Transco believes that the ultimate resolution of TGPL's royalty claims and litigation will not have a material adverse effect on Transco's Contributed Assets' financial position, results of operation or net cash flows.

     Coal Litigation. In April 1985, a lawsuit was filed in the Clay Circuit Court of the 41st Judicial Circuit of the Commonwealth of Kentucky (Spurlock, Stewart, Allen, et. al. vs. Leeco, Inc.) in which the plaintiffs alleged intentional trespass and the wrongful taking of coal from their property by Leeco, Inc., a subsidiary of Transco Coal Company (TCC). In July 1992, the Special Judge of the Clay Circuit Court awarded the plaintiffs approximately $3.5 million in damages, with interest accruing post-judgment. Leeco appealed the judgment, based on advice of counsel that the lower court had committed reversible error. In September 1994, the Kentucky Court of Appeals affirmed the earlier judgment for the plaintiffs, although the court remanded an award of attorneys' fees for reconsideration by the trial court. In December 1994, the parties entered into a settlement that resulted in Leeco recording a charge of $4.0 million pretax, $2.6 million after-tax.

     Continental Energy Associates. On November 14, 1994, Continental Energy Associates Limited Partnership, a Massachusetts limited partnership (the Partnership), filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court, Middle District of Pennsylvania (the Bankruptcy Court). The Partnership owns a cogeneration facility in Hazleton, Pennsylvania (the Facility).

     Hazleton Fuel Management Company (HFMC), a subsidiary of Transco, supplies natural gas and fuel oil to the Facility. As of December 31, 1994, it had current outstanding receivables from the Partnership of approximately $17.2 million, for which Transco has established a reserve in the same amount.

     The construction of the Facility was funded by several banks that have a security interest in all of the Partnership's assets. HFMC has asserted to the Bankruptcy Court that payment of its receivables are superior to the lien of the banks and intends to vigorously pursue the collection of such amounts. The Bankruptcy Court has authorized the prepayment to HFMC of all future gas deliveries to the Facility subject to the Bankruptcy Court's review of the prices of such gas deliveries. In February 1995, the Partnership filed a motion requesting the Bankruptcy Court to reject the gas supply contract with HFMC. In addition, in February 1995, the Bankruptcy Court appointed a "responsible officer" to assume control of the Facility in place of the debtor.

     Although no assurances can be given, Transco believes that the ultimate resolution of the Partnership's reorganization proceeding will not have a material adverse effect on Transco's Contributed Assets' financial position, results of operations or net cash flows.

E. ENVIRONMENTAL MATTERS

     Transco's Contributed Assets are subject to extensive federal, state and local environmental laws and regulations which affect the Company's operations related to the construction and operation of gas gathering facilities and coal mining. Appropriate governmental authorities may enforce these laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties, assessment and remediation requirements and injunctions as to future compliance. The Company's use and disposal of hazardous materials are subject to the requirements of the federal Toxic Substances Control Act (TSCA), the federal Resource

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

Conservation and Recovery Act (RCRA) and comparable state statutes. The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), also known as "Superfund," imposes liability, without regard to the fault or the legality of the original act, for release of a "hazardous substance" into the environment. Because these laws and regulations change from time to time, practices that have been acceptable to the industry and to the regulators have to be changed and assessment and monitoring have to be undertaken to determine whether those practices have damaged the environment and whether remediation is required. Since 1989, the Company has had studies underway to test facilities for the presence of toxic and hazardous substances to determine to what extent, if any, remediation may be necessary. At December 31, 1994, the Company does not believe that there is any significant remediation required related to Transco's Contributed Assets.

     TXC, for itself and as managing general partner of Transco Exploration Partners, Ltd., has been named as a potentially responsible party (PRP) in three Superfund sites and in two Louisiana state sites. Based on present volumetric estimates, TXC's estimated exposure at three of the Superfund sites where it has been named as a PRP is less than $400,000 and TXC's estimated individual exposure at each of the two Louisiana state sites where they have been named as a PRP is less than $100,000 per site. Liability under CERCLA (and applicable state law) can be joint and several with other PRPs. Although volumetric allocation is a factor in assessing liability, it is not necessarily determinative; thus, the ultimate liability could be substantially greater than the amounts described above. Although no assurances can be given, the Company does not believe that the PRP status of TXC will have a material adverse effect on Transco's Contributed Assets' financial position, results of operations or net cash flows.

     Magnolia Methane Corp. has been named as a PRP in one Superfund waste disposal site and has negotiated a de minimis buyout for $11,000. Magnolia Methane Corp. does not anticipate future exposure at this site to exceed $100,000.

F. FINANCING

     Long-term debt. At December 31, 1994, long-term debt issues were outstanding as follows (in thousands):

    Transco Energy Company:
      Debentures:
         9 7/8% due 2020.....................................................  $  125,000
                                                                               ----------
      Notes:
         9 1/2% due 1995.....................................................     150,000
         9 1/8% due 1998.....................................................     200,000
         11 1/4% due 1999....................................................     300,000
         9 5/8% due 2000.....................................................     125,000
         9 3/8% due 2001.....................................................     150,000
                                                                               ----------
              Total notes....................................................     925,000
                                                                               ----------
    Transco Coal Company:
      Other due 1995-2000....................................................         251
                                                                               ----------
              Total long-term debt issues....................................   1,050,251
    Less:
      Unamortized debt premium and discount..................................       5,253
      Current maturities.....................................................     150,102
                                                                               ----------
              Total long-term debt, less current maturities..................  $  894,896
                                                                               ==========

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

     Sinking fund or prepayment requirements for the years 1995 through 1999 applicable to long-term debt outstanding at December 31, 1994, are $150.1 million, $0.1 million, none, $200.0 million and $300.0 million, respectively.

     No property is pledged as collateral under any of the long-term debt issues.

     Short-term debt. As of December 31, 1994, $27 million of short-term debt was outstanding under Transco's Amended Bank Credit Facility. As of December 31, 1993, no short-term debt was outstanding. The weighted average interest rate on short-term debt during 1994 was 8.9%.

     Recapitalization. In connection with the Merger, in January 1995, the Boards of Directors of Transco and Williams approved a proposed recapitalization plan for Transco under which Williams will advance or contribute to Transco up to an estimated $950 million to execute the proposed plan. The following actions were completed in January and February 1995 in connection with the recapitalization plan:

     - Termination of Transco's Amended Bank Credit Facility dated December 31, 1993, and the repayment of the outstanding balance of $36 million, replacing it with new credit agreements described below;

     - Termination of Transco's interest rate swaps that had effectively converted $450 million of fixed-rate debt into floating-rate debt; and

     - Termination of Transco's Reimbursement Facility dated December 31, 1993, replacing it with letters of credit obtained pursuant to a Standby Letter of Credit Facility between First Interstate Bank of California and Williams.

     Transco's Amended Bank Credit Facility was replaced with a Credit Agreement among Williams, Transco, and TCC (Credit Agreement). Under the Credit Agreement, Williams may advance to Transco and TCC up to an aggregate of $950 million, not exceeding $50 million to TCC. Interest on advances under the Credit Agreement is paid at the London Interbank Offer Rate (LIBOR), which at December 31, 1994 was 5.94%, plus an applicable margin, which at December 31, 1994 was 0.625%.

     In addition, the recapitalization plan includes a tender offer initiated by Transco on February 10, 1995, to acquire any and all of its outstanding 11 1/4% Notes due July 1, 1999. The offer expired on February 17, 1995. In February 1995, Transco acquired approximately $284 million, or 94%, of the 11 1/4% Notes. The price paid for the 11 1/4% Notes tendered was computed using a yield to call equal to a fixed spread of 30 basis points over the yield to maturity of the U.S. Treasury Note due August 15, 1997, at the time the 11 1/4% Notes were tendered. The remaining outstanding 11 1/4% Notes are first callable on July 1, 1997, at a price of 101.875%.

     Restrictive covenants. As a result of the termination of the Amended Bank Credit Facility and the Reimbursement Facility, as discussed above, the restrictive covenants contained in those agreements were terminated. Prior to the initiation of the tender offer for the 11 1/4% Notes discussed above, holders of a majority in principal amount of the 11 1/4% Notes agreed to waive certain provisions of the Indenture dated as of July 1, 1992 (Indenture), under which the 11 1/4% Notes were issued, that restricted the disposition of certain Transco assets. The holders of the majority in principal amount of the 11 1/4% Notes also agreed to certain amendments to the Indenture that eliminated certain restrictive covenants in the Indenture. The amendments eliminated the restrictive covenants which limited, among other things, the incurrence of new debt by Transco or its material subsidiaries (as defined) and Transco's ability to make restricted payments, including dividends.

G. PREFERRED STOCK

     Transco has authorized 15,000,000 shares of cumulative first preferred stock and 2,000,000 shares of cumulative second preferred stock, both without par value. There are two issues of cumulative first preferred

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS stock outstanding at December 31, 1994, the $3.50 Series and the $4.75 Series. None of the second preferred had been issued at December 31, 1994.

     $4.75 Series. At December 31, 1994, 2,979,900 shares of Transco's $4.75 Series Cumulative Convertible Preferred Stock were issued and outstanding. The $4.75 Series provides for no sinking fund or mandatory redemption and the stated value is $50 per share. The $4.75 Series is convertible into common stock of Transco, at the option of the holder at any time, at the conversion rate of
0.894 share of common stock for each share of preferred stock.

     Transco has given notice to holders that it plans to redeem all of the outstanding shares of the $4.75 Series. The redemption is to be effective March 20, 1995, at a redemption price of $50.475 per share plus accrued dividends.

     $3.50 Series. In November 1993, Transco issued 2,500,000 shares of $3.50 Series Cumulative Convertible Preferred Stock, all of which were outstanding at December 31, 1994. The $3.50 Series provides for no sinking fund or mandatory redemption and the stated value is $50 per share. The $3.50 Series is convertible into common stock of Transco, at the option of the holder at any time, at the conversion rate of 2.5 shares of common stock for each share of preferred stock.

     Effective with the date of the Merger, each issued and outstanding share of Transco's $3.50 Series will be converted into the right to receive one share of preferred stock of Williams' which will be designated the Williams' $3.50 Series Cumulative Convertible Preferred Stock. Each share of Williams' $3.50 Series will be initially convertible into 1.5625 shares of Williams' common stock and will have the designation, preferences and rights set forth in the Merger Agreement. The conversion ratio of Williams' $3.50 Series into Williams' common shares represents the conversion ratio of Transco $3.50 Series into Transco common shares multiplied by 0.625, the conversion ratio of Transco common shares into Williams' common shares.

     In the event of a change in control of Transco (as defined in the Certificate of Designation, Preferences and Rights), each holder of the stock has the right, at the holder's option, to require Transco to redeem all or any part of the holder's shares out of funds lawfully available unless such change in control is approved by Transco's continuing directors. Holders do not have such redemption rights in connection with the tender offer or the Merger which was approved by Transco's Board of Directors.

H. COMMON STOCK

     Merger Agreement. As discussed in Note A, Williams commenced a tender offer which began on December 16, 1994 and expired on January 17, 1995. On January 18, 1995, Williams accepted for payment 24.6 million shares, or approximately 60%, of Transco's common stock for $17.50 per share and common stock purchase right. The remainder of the outstanding shares of Transco's common stock will be converted into the right to receive 0.625 of a share of Williams' common stock and 0.3125 attached Williams' preferred stock purchase rights for each share of Transco's common stock.

     Reserved shares. At December 31, 1994, there were 75,524,740 shares of common stock of Transco reserved for issuance under various employee incentive and benefit plans, for conversion of Transco's convertible securities and for issuance in the event common stock purchase rights are exercised.

     Challenger litigation settlement. In May 1992, TGPL and Challenger Minerals Inc. entered into a Settlement Agreement to settle all matters in Challenger's lawsuit. Part of the settlement included issuing Transco common stock with a market value of $15 million to Challenger in 1994. TGPL had placed 1,500,000 shares of Transco common stock in escrow. In February 1994, 1,017,771 shares of Transco common stock were released to Challenger from escrow, which was determined by dividing $15 million by Transco's average stock price during January 1994. The remainder of the shares were returned to Transco and recorded as treasury shares.

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

     Purchase rights. In January 1986, Transco declared a dividend distribution of one common share purchase right on each outstanding share of common stock. When exercisable, each right entitles its holder to buy one share of Transco's common stock at a price of $150 per share. The rights become exercisable 10 days after a person or group acquires 20% or more of Transco's voting stock or makes an offer, the consummation of which would result in such person or group owning 30% or more of Transco's common stock. On January 17, 1995, prior to Williams' acceptance for payment of 24.6 million shares, or 60%, of Transco's common stock pursuant to its tender offer, Transco redeemed all of the outstanding common stock purchase rights for $0.05 per right. Pursuant to the terms of the Merger Agreement and the tender offer, all rights to the proceeds of such redemption with respect to Transco's common stock and associated common stock purchase rights accepted for payment pursuant to the tender offer were assigned to Williams.

     Incentive plans. A total of 3,250,000 shares of common stock has been authorized for grants of stock options, awards of restricted stock and awards of other stock compensation. Shares available for future grants at December 31, 1994 were 1,487,567.

     Stock options. Stock options under Transco's stock option plans entitle employees to purchase shares of common stock directly from Transco at the market price of Transco's common stock on the date of grant. Each option becomes exercisable in such amounts and at such intervals as the Compensation Committee of the Board of Directors may determine in granting such option, but cannot be exercisable until at least six months after the date of grant. The expiration date of an option is determined by the Compensation Committee at the time of grant, but cannot be later than 10 years from the date of grant. The following table summarizes the activity that occurred in the plans during 1994 (in thousands, except per share amounts):

                                                                OPTION PRICE      NUMBER OF
                                                                     PER         SHARES UNDER
                                                                 SHARE RANGE        OPTION
                                                               ---------------   ------------
    Balance at beginning of year.............................  $ 13.125-56.375       2,454
    Granted..................................................    14.375-15.875       1,006
    Exercised................................................    13.125-14.625         (15)
    Cancelled................................................    13.125-53.000        (453)
                                                                                    ------
    Balance at end of year...................................    13.125-56.375       2,992
                                                                                    ======
    Total shares exercisable at year-end.....................                        1,511
                                                                                    ======

     As a result of the tender offer by Williams, certain unvested stock options vested upon the completion of the tender offer. The remaining unvested options will vest at the effective time of the Merger. If the stock options are not exercised prior to or at the effective time, the options will be cancelled and holders of the options will have the choice to receive an amount in cash to the extent the option price is below $17.50, or to receive replacement options from Williams.

     Restricted stock. Awards of restricted shares of common stock to certain employees are based on terms and conditions established by the Compensation Committee of the Board of Directors, but cannot be exercisable until at least six months after the date of grant. The restricted stock may not be sold, exchanged, transferred or assigned or otherwise encumbered by the recipient until the satisfaction of all of such terms and conditions set by the Compensation Committee.

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

     The following table summarizes the activity in restricted stock shares during 1994 (in thousands):

            Balance at beginning of year...................................  168
            Awarded........................................................   73
            Earned.........................................................  (12)
            Forfeited......................................................  (42)
                                                                             ---
            Balance at end of year.........................................  187
                                                                             ===

     Of the 187,287 shares outstanding at December 31, 1994, 85,575 shares and 87,125 shares are applicable to performance measurement and vesting periods ending during the years 1995 and 1996, respectively. In January 1995, 14,587 shares were earned that were applicable to the performance measurement period ending December 31, 1994. Differences between the restricted stock share balances above and the balances included in Common Stockholders' Deficit in the accompanying Combined Balance Sheet reflect the proportional number of restricted shares for which compensation expense has been recognized.

     In conjunction with certain of the restricted stock shares described above, restricted stock units were issued to holders of restricted stock. A restricted stock unit represents one share of common stock to be issued in the future upon the determination by the Compensation Committee that Transco and its subsidiaries had achieved specified performance goals in excess of the goals set for a corresponding grant of restricted stock. At December 31, 1994, 72,025 restricted stock units were outstanding.

     As a result of the tender offer by Williams, the performance measurement periods scheduled to end December 31, 1995 and 1996 ended one day prior to the expiration of the tender offer. The number of shares of common stock earned and issuable to employees for these performance measurement periods in exchange for restricted stock and restricted stock units totaled 192,565 shares and were paid in cash at a price of $17.50 per share during the first quarter of 1995. Under the Merger Agreement, 18,650 shares of non-performance-based restricted stock will become vested at the consummation of the Merger and will be converted into the right to receive unrestricted shares of Williams' common stock based upon the exchange rate in the Merger.

I. EMPLOYEE BENEFIT PLANS

     Retirement plans. Substantially all of the Company's employees are covered under a retirement plan offered by either Transco (Transco Retirement Plan) or Transco Coal Company (TCC Retirement Plan). Additionally, substantially all of TGPL's employees are covered under the Transco Retirement Plan.

     The benefits under the Transco Retirement Plan are determined by a formula based on the employee's highest 36 consecutive months of earnings out of the last 60 months of service prior to actual retirement date and years of participation in the plan. The TCC Retirement Plan benefit formula considers the employee's earnings for the last 60 months of service. Both plans provide for the vesting of employees after five years of credited service. Transco's funding policy is to contribute an amount at least equal to the minimum funding requirements actuarially determined by an independent actuary in accordance with the Employee Retirement Income Security Act of 1974. The plans' assets, which are managed by external investment organizations, include cash and cash equivalents, corporate and government debt instruments, preferred and common stocks, commingled funds, international equity funds and venture capital limited partnership interests.

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

     The following table sets forth the funded status of the Transco and TCC Retirement Plans at October 1, 1994 and the amount of accrued pension costs of Transco's Contributed Assets and TGPL as of December 31, 1994 (in thousands). The funded status and the amount of accrued pension costs, as set forth below, include amounts related to TGPL due to these amounts not being readily separable from Transco's Contributed Assets' amounts. At December 31, 1994, the Transco and TCC Retirement Plans included approximately 4,880 participants, of which approximately 2,825 were associated with TGPL.

    Actuarial present value of accumulated benefit obligation, including
      vested benefits of $113,398 at October 1, 1994.......................    $ (130,482)
                                                                              ===========
    Actuarial present value of projected benefit obligation................    $ (173,341)
    Plan assets at fair value..............................................       135,711
                                                                              -----------
    Projected benefit obligation in excess of plan assets..................       (37,630)
    Unrecognized net loss..................................................        14,057
    Unrecognized net asset.................................................        (5,249)
    Unrecognized prior service cost........................................        (2,498)
    Activity subsequent to measurement date................................         2,504
                                                                              -----------
    Accrued pension cost...................................................    $  (28,816)
                                                                              ===========

     The following table sets forth the components of pension cost for both plans for the year ended December 31, 1994 (in thousands).

    Service cost -- benefits earned during the period......................     $ 12,484
    Interest cost on projected benefit obligation..........................       17,822
    Actual return on plan assets...........................................       (6,662)
    Net amortization and deferral..........................................      (17,343)
                                                                                --------
    Pension cost...........................................................     $  6,301
                                                                                ========

     The projected unit credit method is used to determine the actuarial present value of the accumulated benefit obligation and the projected benefit obligation. The various assumptions used to determine the projected benefit obligation for the plans for 1994 were a discount rate of 7.5%, a rate of increase in future compensation levels of 5.0% and an expected long-term rate of return on assets of 10%. Pension costs are determined using the assumptions as of the beginning of the year. The funded status is determined using the assumptions as of the end of the year.

     Tran$tock. In January 1987, the Board of Directors approved an employee stock ownership plan called Tran$tock, which subsequently purchased 3,966,942 shares of newly issued Transco common stock at $45 3/8 per share. Tran$tock was funded by a $180 million loan which was extinguished at year-end 1994. Tran$tock used $120 million of the funds received from the restructuring of Transco's retirement plan, tax-deductible dividends paid on the common stock held in the plan and contributions by Transco to service the loan. The final allocation of shares was made to eligible participants in January 1995.

     Compensation expense of $7.7 million, related to Tran$tock has been recognized in 1994. As a result of reductions in dividends on Transco's common stock in 1987 and 1991, Transco was required to make tax-deductible contributions to the plan to service interest and principal on the remaining loan balance. Included in compensation expense related to Tran$tock in 1994 is $7.5 million related to these contributions and $0.2 million in tax-deductible dividends on unallocated, unleveraged Tran$tock shares.

     Postretirement benefits other than pensions. Transco has two plans that provide certain health care and life insurance benefits for retired employees of Transco Coal Company (TCC Plan) and all other subsidiaries of the Company, and TGPL (Transco Plan).

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

     The Transco Plan provides medical and life insurance benefits to the Company's employees who retire under the Transco Retirement Plan with at least ten years of participation in Transco's group insurance plans and the retirement plan immediately preceding retirement. Effective January 1, 1994, the Transco Plan was amended to require monthly contributions by retirees and to increase annual deductibles, out-of-pocket limits and lifetime maximum benefits per individual.

     The TCC Plan provides medical and dental benefits to TCC employees who retire under the TCC Retirement Plan with at least ten years of service and ceases such coverage when retirees attain age 70. Life insurance benefits are not provided to TCC retirees. The TCC Plan is contributory whereby TCC retirees pay premiums to TCC to continue their benefits. Effective July 1, 1993, TCC implemented annual deductibles and out-of-pocket limits for retirees which were further increased effective January 1, 1994.

     The medical benefits for all retired Transco employees are currently funded at a specified amount per month through a trust established under the provisions of section 501(c)(9) of the Internal Revenue Code. The benefits for retired TCC employees are currently funded on a pay-as-you-go basis.

     The following table sets forth the plans' combined funded status at December 31, 1994 reconciled with the accrued postretirement benefits of Transco's Contributed Assets and TGPL as of December 31, 1994 (in thousands). At December 31, 1994, the Transco and TCC Plans included 4,894 participants associated with Transco's Contributed Assets and TGPL, of which 2,885 participants were associated with TGPL.

    Accumulated postretirement benefit obligation:
      Retirees.............................................................    $  (65,185)
      Fully eligible active plan participants..............................       (39,557)
      Other active plan participants.......................................       (14,986)
                                                                               ----------
                                                                                 (119,728)
    Plans assets at fair value.............................................        32,372
                                                                               ----------
    Accumulated postretirement benefit obligation in excess of plan
      assets...............................................................       (87,356)
    Unrecognized net gain..................................................       (10,662)
    Unrecognized transition obligation.....................................        99,222
                                                                               ----------
    Prepaid postretirement benefit cost....................................    $    1,204
                                                                               ==========

     The following table sets forth the components of the net periodic postretirement benefit cost, for both postretirement benefit plans for the year ended December 31, 1994 (in thousands).

    Service cost -- benefits earned during the period......................     $  3,131
    Interest cost on accumulated postretirement benefit obligation.........        8,498
    Actual return on plan assets...........................................         (894)
    Amortization of transition obligation..................................        5,512
    Net amortization and deferral..........................................         (526)
                                                                                --------
    Net periodic postretirement benefit cost...............................     $ 15,721
                                                                                ========

     The annual expense is subject to change in future periods as a result of, among other things, the passage of time, changes in participants, changes in plan benefits and changes in assumptions upon which the estimates are made.

     For measurement purposes as of December 31, 1994, the initial annual rate of increase in the per capita cost of covered health care benefits was assumed to be 11.4%. The rate was assumed to decrease gradually to 6% for the year 2004 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS one percentage point in each year would increase the accumulated postretirement benefit obligation for health care benefits as of January 1, 1995 by 12% and the aggregate of the service and interest cost components of the net periodic postretirement health care benefit cost for 1995 by 14%.

     To determine the accumulated postretirement benefit obligation, both plans used a discount rate of 7.75% and a salary growth assumption of 5.0% per annum. Plan assets are managed by external investment organizations and include cash and cash equivalents, commingled funds, preferred and common stocks, international equity funds and government and corporate debt instruments. The expected long-term rate of return on plan assets was 7% after taxes. Realized returns on plan assets are subject to federal income taxes at a sliding scale that reaches a 39.6% tax rate.

J. INCOME TAXES

     Following is a summary of the benefit of income taxes for 1994 (in thousands):

    Federal:
      Current.................................................................  $(49,068)
      Deferred................................................................   (27,620)
                                                                                --------
                                                                                 (76,688)
                                                                                --------
    State and municipal:
      Current.................................................................    (2,381)
      Deferred................................................................      (148)
                                                                                --------
                                                                                  (2,529)
                                                                                --------
    Benefit of income taxes...................................................  $(79,217)
                                                                                ========

     Following is a reconciliation of the statutory federal income tax rate to the effective tax rate for 1994 (in thousands):

                                                                                PERCENT OF
                                                                    AMOUNT     PRETAX INCOME
                                                                   --------    -------------
    Taxes computed by applying statutory rate....................  $(72,823)       (35.0)%
    Statutory depletion in excess of cost depletion on coal
      properties.................................................    (2,596)        (1.2)
    Other, net...................................................    (1,269)        (0.6)
                                                                   --------        -----
    Benefit of federal income taxes..............................  $(76,688)       (36.8)%
                                                                   ========        =====

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

     Deferred income taxes result from temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years, or temporary differences resulting from events that have been recognized in the financial statements that will result in taxable or deductible amounts in future years. The tax effect of each type of temporary difference and carryforward reflected in deferred income tax benefits and liabilities as of December 31, 1994 are as follows (in thousands):

(ASSETS) LIABILITIES

    Unused alternative minimum tax credits....................................  $(99,755)
    Asset impairments expensed for financial purposes but deferred for tax
      purposes................................................................   (14,369)
    Oil and gas exploration and development costs expensed for financial
      purposes but deferred for tax purposes, net.............................   (13,936)
    Depreciation differences on gas gathering and liquids separation and
      fractionation plant, net................................................     6,363
    Depreciation, depletion and amortization differences related to coal
      operations, net.........................................................    36,850
    Differences between tax and book basis of partnership interests...........    15,566
    Other, net................................................................     5,384
                                                                                --------
    Net deferred income tax asset.............................................  $(63,897)
                                                                                ========

     At December 31, 1994, Transco had, for federal income tax purposes, estimated alternative minimum tax credits of $99.8 million with no expiration date. These credits have been recognized for financial statement purposes.

K. INVESTMENT IN UNCONSOLIDATED AFFILIATES AND NOTES RECEIVABLE

     Investment in unconsolidated affiliates. As of December 31, 1994, the Company had investments consisting of a 50% or less ownership interest in various companies that are constructing and operating natural gas gathering and processing facilities, liquids separation facilities, intrastate pipelines located onshore and offshore Texas and Louisiana and the Liberty Pipeline in the states of New York and New Jersey; and providing compressed natural gas vehicle fueling services in the states of California, Arizona, Nevada and Texas. Of the net investments shown in the table below, $7 million are in partnerships in which the Company is a general partner. The Company's credit risk exposure in the event of nonperformance by the investees is the book value of the investment and the obligations that may be incurred as a general partner. The remaining investments are in joint ventures in which the Company's credit risk exposure in the event of nonperformance by the investees is limited to the book value of the investment. In the fourth quarter of 1994, a $4.2 million pretax charge was recorded to establish a reserve for the Company's investment in the Liberty Pipeline general partnership following the indefinite delay of the project. Also in the fourth quarter of 1994, TXG Gas Marketing Company recorded a $3.5 million pretax charge to establish a reserve for its investment in certain gas processing facilities. In December 1994, the Company sold an indirect 12.5% interest it held in its headquarters building through its investment in the Post Oak/Alabama Partnership.

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS

     Following is a summary of the Company's net investment in unconsolidated affiliates as of December 31, 1994 and equity on earnings (losses) for the year ended December 31, 1994 (amounts in thousands):

                                                                                        EQUITY IN
                                                              PERCENT        NET        EARNINGS
                      SEGMENT/INVESTMENT                     OWNERSHIP    INVESTMENT    (LOSSES)
    -------------------------------------------------------  ---------    ----------    ---------
    Gas Marketing:
      Cameron Meadows Processing Plant.....................   50.00%       $  9,624      $  (234)
      Other................................................   various         1,672         (412)
                                                                           --------      -------
                                                                             11,296         (646)
                                                                           --------      -------
    Gas Gathering..........................................   various         5,730          414
                                                                           --------      -------
    Other:
      Liberty Pipeline Company.............................   36.21%             --          296
      Post Oak/Alabama Partnership.........................   50.00%             --        3,521
      Other................................................   various         1,576         (170)
                                                                           --------      -------
                                                                              1,576        3,647
                                                                           --------      -------
    Combined...............................................                $ 18,602      $ 3,415
                                                                           ========      =======

     Notes Receivable. In connection with the sale of Petro Source Corporation (Petro Source) in September 1988, the Company holds subordinated notes of $11 million due in 1998 from Petro Source Investments, Inc. Petro Source is based in Texas and markets crude oil, natural gas liquids and petroleum products throughout the Gulf Coast states, East Coast states and Nevada. These notes are secured by the common stock of Petro Source.

     In connection with the sale of Transco Exploration and Production Company (TEPCO) in July 1992, the Company received an unsecured promissory note of $2 million due in 1997 from Forest Oil Corporation.

     The Company's credit risk exposure in the event of nonperformance by the borrowers is limited to the book value of the notes. The Company's policy for collateral on these notes is to take a mortgage if the note is related to real property or to take a security interest if the note is related to personal property.

L. INVESTMENT IN NONOPERATING INTEREST IN COALBED METHANE PROPERTIES

     In 1989, Transco began investing in certain coalbed methane properties in the Black Warrior Basin in Alabama. The coalbed methane project has not performed up to the original expectations and encountered costs that were higher than originally anticipated. Transco, through its subsidiary Magnolia Methane Corp. (Magnolia), assumed operatorship of the coalbed methane project in February 1992. In order to eliminate the need for future capital investments by Magnolia and to eliminate losses incurred in the operation of these properties, in July 1993, Magnolia and TECO, a subsidiary of TECO Energy Inc., agreed to transfer Magnolia's interest in 500 wells in the Black Warrior Basin of Alabama to TECO. In exchange for the transfer of its interest, Magnolia received $15.5 million in cash plus future production payments based on various percentages of net proceeds, as defined, generated from gas production from the properties and tax credits under Section 29 of the Internal Revenue Code of 1986. The $15.5 million of proceeds were treated as a recovery of capitalized costs with no gain or loss recognized.

     Under the terms of the agreement, before Magnolia begins to receive payments for its nonoperating interest, TECO is entitled to recover its initial cash investment and a return thereon. Magnolia is entitled to receive production payments until the termination date which is the earlier of (i) December 31, 2005, or (ii) such date as it is determined that 85% of the economically recoverable reserves existing at July 1, 1993 have been recovered from the transferred properties. As of December 31, 1994, Magnolia had not received any payments pursuant to the agreement. Although all future development costs will be borne by TECO, TECO is

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS under no obligation to invest in or develop any gas production from the coalbed methane properties. Magnolia has agreed to indemnify TECO from certain liabilities (including environmental liabilities) relating to Magnolia's coalbed methane properties. Transco has guaranteed performance of Magnolia's obligations under the agreement and Transco Energy Marketing Company's (TEMCO) obligation to purchase gas from certain of the coalbed methane properties.

     At December 31, 1994, 500 wells had been drilled on the coalbed methane properties transferred to TECO, of which 325 were completed and 139 were producing gas at a combined rate of approximately 14 million cubic feet per day (MMcf/d) (unaudited). Based on reserve engineering studies prepared by independent petroleum engineers, the Company estimates that proved gas reserves net to TECO and the Company's interest are approximately 74 billion cubic feet
(Bcf) as of January 1, 1995 (unaudited). There are significant uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production and the timing and amount of future costs. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way and estimates of other engineers might differ materially from the estimate discussed above. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate, and, as a general rule, reserve estimates based upon volumetric analysis are inherently less reliable than those based on lengthy production history. Accordingly, reserve estimates are often different from the quantities of oil and gas that ultimately are recovered.

     The Company's remaining investment is subject to a ceiling test that limits the investment to the aggregate of the present value of future net revenues of proved properties and the lower of cost or fair value of unproved properties. The Company's ceiling test at December 31, 1994, was calculated using estimated future production payments to be received from TECO based on year-end gas prices and the total cost of proved and unproved properties. Based on that calculation, in December 1994, the Company recorded a non-cash charge of $45.0 million, $29.3 million after-tax, to reduce the book value of its nonoperating interest in the coalbed methane properties.

     At December 31, 1994, the Company's investment in its nonoperating interest in the coalbed methane properties totaled $86 million (after the effects of the $45 million charge in 1994). The ultimate recovery of the Company's remaining investment depends on production from the properties and future gas prices. The Company cannot predict at this time the ultimate results of these operations or the amounts of reserves that may ultimately be recoverable. If future development operations do not result in establishing sufficient reserves to recover the Company's remaining coalbed methane investment, or if other factors cause the Company's evaluation of its investment to diminish, additional reductions in the book value of the Company's investment would be required in future periods through non-cash charges to earnings (see Note C).

     At December 31, 1994, the Company's investment in the Magnolia Pipeline totaled $67 million. The ultimate recovery of the Company's investment in the Magnolia Pipeline is dependent on transportation of gas produced in the Black Warrior Basin, including production from the properties transferred to TECO, as well as transportation of gas from other sources (see Note C).

M. COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS

     TGPL has a 20-year lease agreement with Transco Tower Limited, with annual minimum lease payments of $27 million, for the Transco headquarters building which expires in 2004. TGPL has an option to renew and extend the existing lease term under the same provisions for three successive renewal terms of five years each. TGPL's Transco Tower lease agreement covers substantially all space occupied by Transco and its

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS subsidiaries. The Company reimburses TGPL for its share of the building lease expense. In 1994 Transco's Contributed Assets' share of TGPL's Transco Tower lease was $1.6 million.

     The Company's total combined lease expense was $4.5 million during 1994 which includes Transco's Contributed Assets' share of TGPL's Transco Tower lease discussed above. The future minimum lease payments under the Company's various operating leases are $1.1 million in 1995 and $0.7 million in 1996.

LONG-TERM GAS PURCHASE AND TRANSPORTATION CONTRACTS

     At December 31, 1994, TEMCO had no minimum purchase commitments under long-term gas purchase contracts with pricing provisions that are not variable market based or at a significant premium to market prices.

     TEMCO has entered into sales agreements with customers that provide for above-spot-market gas sales prices and expects such sales agreements will be adequate to permit TEMCO to recover its gas purchase costs. However, because certain of its gas purchase contracts contain floor price provisions, a spot market price environment of approximately $1.50 per MMbtu or less may expose TEMCO to financial risks of not fully recovering its gas costs.

     In addition, TEMCO is a party to firm transportation contracts with third parties in which monthly demand charges are paid for pipeline capacity in order to transport Canadian gas to markets in the United States. During 1994, TEMCO substantially recovered the cost of its firm transportation capacity under those contracts through various business alternatives. TEMCO's current annual commitment for such firm transportation capacity is approximately $56 million under contracts that substantially expire in 2002. To the extent TEMCO is unable to continue to find business alternatives for potentially underutilized transportation capacity or receive sales prices at or near its cost, Gas Marketing's results of operations could be negatively impacted. However, TEMCO believes that the aggregate cost of the firm transportation capacity will be recovered and, therefore, will not have a material adverse effect on Transco's Contributed Assets' financial position, results of operations or net cash flows.

     The Company's basic business policy is to perform under the terms and conditions of its contractual obligations. To achieve this objective, an operating plan is utilized to monitor the current status of contractual obligations under each gas purchase agreement, whereby the obligation-to-date is matched against the performance-to-date. Any overperformance or underperformance is corrected by appropriate adjustments to the operating plan over the remainder of the period of the agreement. Deliverability tests, actual takes and prices paid are some of the factors reviewed at least monthly, and in some cases weekly, in order to ensure that performance is proceeding according to plan. Since the Company has been and expects to continue to be able to perform in accordance with its contract terms and expects to recover all material contract costs from customers, no provision has been recorded for future loss. Although no assurances can be given, the Company does not believe that financial risks associated with its long-term gas purchase contracts will have a material adverse effect on its financial position, results of operations or net cash flows.

ROYALTY COMMITMENTS

     TCC has various coal lease agreements which require minimum annual royalty payments. Royalties on actual production from these leases are available to offset the minimum annual obligation. These minimum royalties total $6.5 million, $7.2 million, $7.2 million, $6.9 million and $5.1 million for the years 1995 through 1999, respectively, and $23.6 million for all years thereafter.

WORKERS' COMPENSATION RESERVES

     Coal mining subsidiary companies of TCC are liable under the Federal Coal Mine Health and Safety Act of 1969, as amended, to pay pneumoconiosis (black lung) benefits to eligible employees and former

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS employees, and their dependents. The subsidiaries also are liable under various state statutes for black lung and for other types of workers' compensation claims (traumatic claims). A self-insurance program is maintained for all black lung claims. Traumatic claims are self-insured up to certain limits and independent insurance carriers cover those claims not self-insured.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     Trade receivables. As of December 31, 1994, approximately $83 million or 85% of the Company's trade receivables was associated with the operations of the Gas Marketing segment. These trade receivables primarily are due from local distribution companies and other pipeline companies predominantly located in the eastern and midwestern United States. Approximately $13 million or 13% of the Company's trade receivables was associated with the operations of the Coal segment and primarily is due from electric utilities and industrial customers throughout the eastern United States. The Company's credit risk exposure in the event of nonperformance by the other parties is limited to the face value of the receivables. No collateral is required on these receivables. The Company has not historically experienced significant credit losses in connection with its trade receivables.

DERIVATIVE FINANCIAL INSTRUMENTS

     Interest rate swap agreements. In July 1992 and January 1994, Transco executed five-year interest rate swap agreements with a group of banks that effectively converted $300 million and $150 million, respectively, of Transco's fixed-rate debt into floating-rate debt. Under the swap agreements, Transco paid a floating rate of interest based on the six-month LIBOR and the banks paid Transco fixed rates of interest. The difference paid or received was charged or credited to interest expense with a cumulative net pretax interest savings to Transco of approximately $15 million through December 31, 1994. In conjunction with the recapitalization plan and the Merger, these agreements were terminated in January 1995 at a cost of approximately $29 million.

     The nominal amounts at December 31, 1994 of each agreement and rates of interest paid and received during the year ended December 31, 1994 were as follows:

         NOMINAL AMOUNT                    RATES PAID                    RATES RECEIVED
        ----------------                ----------------                ----------------
          $300,000,000                       5.82%                           6.37%
          $150,000,000                       4.31%                           5.23%

     Other derivative financial instruments. The Company has been a party to various futures contracts and option agreements traded on the New York Mercantile Exchange and various option and commodity price swap agreements made in the over-the-counter market (derivatives) in the management of price volatility in its natural gas and natural gas liquids marketing activities. The Company does not use derivatives for trading purposes. Derivatives designated as hedges are carried at market value with gains and losses deferred until the hedged marketing activity is included in current net income or loss. In connection with open contracts on natural gas and natural gas liquids marketing activity designated as hedges, the Company recorded a net deferred loss of approximately $1.2 million at December 31, 1994, based on the market value of the open contracts calculated using the applicable year-end closing prices. The December 1994 open contracts are expected to be closed from January 1995 through October 1998. As of December 31, 1994, open contracts on natural gas and natural gas liquids activity had an absolute notional quantity of 56 Bcf and 132.6 million barrels, respectively. The total net cash flow requirement related to these contracts at December 31, 1994 was $4.2 million.

     The Company is exposed to market risk on these contracts to the extent of changes in the market prices for natural gas and liquids between December 31, 1994, and the date the contracts are closed. However,

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS market risk exposure on hedged transactions is offset by the gain or loss recognized upon the sale of the products that are hedged. While market values are used to express the amounts of derivatives, the amounts potentially subject to credit risks, in the event of nonperformance by third parties, are substantially smaller. The Company minimizes such risk exposure by limiting the third parties to companies whose long-term credit ratings are at the minimum investment grade, and, in the majority of cases, they possess at least a single A Standard & Poor's Corporation designation. Therefore, the Company does not expect to record any losses as a result of third party default.

RESERVE FOR ASSET IMPAIRMENTS

     In addition to the asset impairments discussed in Notes D and K, in the fourth quarter of 1994, the Gas Marketing segment recorded a $14.9 million pretax charge to establish an impairment reserve for its investment in certain gas processing facilities and a liquids pipeline and separation plant and the Gas Gathering segment recorded a $3.5 million pretax charge to establish an impairment reserve for its investment in certain gas gathering assets.

N. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount and estimated fair values of the Company's financial instruments as of December 31, 1994 are as follows (in thousands):

                                                              CARRYING AMOUNT       FAIR VALUE
                                                              ---------------       ----------
    Financial assets:
      Cash and short-term financial assets..................     $  73,639           $  73,639
      Long-term notes receivable............................        13,000              13,000
      Receivables (derivatives).............................         1,595               1,595
    Financial liabilities:
      Short-term financial liabilities......................       408,968             407,271
      Long-term debt, less current maturities...............       900,149             879,349
      Payables (derivatives)................................         2,767              33,420

CASH AND SHORT-TERM FINANCIAL ASSETS AND LIABILITIES

     For short-term instruments, the carrying amount is a reasonable estimate of fair value due to the short maturity of those instruments. For current maturities of long-term debt which is publicly traded, the estimated fair value is based on quoted market prices at year end, less accrued interest.

LONG-TERM NOTES RECEIVABLE

     The carrying amount for all long-term notes receivable is a reasonable estimate of fair value since these notes earn an appropriate rate of interest for the risk involved.

DERIVATIVE FINANCIAL INSTRUMENTS

     The amounts shown as receivables and payables (derivatives) relate to the Company's interest rate swaps and natural gas and natural gas liquids futures, options and commodity price swaps.

     The carrying amount of these derivatives approximates fair value for all periods except for certain commodity price and interest rate swaps which are not included in the accompanying Combined Balance Sheet as of December 31, 1994. The estimated fair value of these derivative financial instruments is based on the estimated consideration that would be received to terminate those agreements and contracts in a gain position and the estimated cost that would be incurred to terminate those agreements and contracts in a loss

                  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS position. In conjunction with the recapitalization plan and the Merger, discussed in Note F, the interest rate swap agreements were terminated in January 1995 at a cost of approximately $29 million.

LONG-TERM DEBT

     Effectively all of the Company's debt is publicly traded; therefore, estimated fair value is based on quoted market prices at year end, less accrued interest.

O. TRANSACTIONS WITH AFFILIATES

     Natural gas sales revenues. Prior to 1993, TGPL and Texas Gas were responsible for all jurisdictional gas sales to their pipeline customers and TEMCO and TXG Gas Marketing Company were responsible for all non-jurisdictional gas sales. After FERC approval in January 1993, Transco realigned its gas marketing businesses under the common management of Transco Gas Marketing Company (TGMC). These changes were needed to more closely coordinate gas marketing operations to improve efficiencies, reduce costs and improve profitability. During 1993, TGMC began to manage all jurisdictional merchant gas sales of TGPL and Texas Gas. Under this agency agreement, TGMC bills TGPL and Texas Gas for the cost of managing their merchant gas sales service and receives all margins associated with such business. During 1994, TGMC received agency fees of $26.3 million which has been included in Other Sales in the Combined Statement of Operations.

     Included in Transco's Contributed Assets' gas sales revenues for 1994 is $93.6 million and $58.5 million for sales to TGPL and Texas Gas, respectively. All gas sales are made at market or contract prices.

     Cost of natural gas sales and transportation. Included in the Company's costs of natural gas sales and transportation for 1994 is $45.1 million related to gas purchases from and transportation services by Texas Gas and $209.4 million related to gas purchases from and transportation services by TGPL. All gas purchases with affiliates are made at market or contract prices. The rates charged to provide transportation services to affiliates are the same as those that are charged to similarly-situated nonaffiliated customers.

     Management services. Prior to the Merger, Transco had a policy of charging subsidiary companies, including TGPL and Texas Gas, for management services provided by the parent company and other affiliated companies. During 1994, $22.3 million was charged to TGPL and Texas Gas for management services provided by the Company. Management considers the cost of these services reasonable.

     Advances from affiliates. For consolidated cash management purposes, TGPL and Texas Gas have made interest-bearing advances to Transco and/or received interest-bearing advances and capital contributions from Transco. The advances are represented by demand notes. At December 31, 1994, Transco's Contributed Assets had net advances payable to TGPL and Texas Gas of $266.2 million. These advances which Transco's Contributed Assets expects to repay within the next twelve months, have been reflected as current in the accompanying Combined Balance Sheet. As general corporate policy, the interest rate on intercompany demand notes is 1 1/2% below the prime rate of Citibank, N.A.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) The financial statements and schedules listed in the accompanying index to consolidated financial statements are filed as a part of this Registration Statement.

     (b) Exhibits:


      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
         3.1         -- Certificate of Incorporation of the Company, as amended (filed as
                        Exhibit 3.1 to the Company's Form 10, dated October 18, 1995).
         3.2         -- By-laws of the Company (filed as Exhibit 3.2 to the Company's Form
                        10, dated October 18, 1995).
         4.1         -- Form of Senior Debt Indenture (filed as Exhibit 4.1 to the Company's
                        Form 10, dated October 18, 1995).
         4.2         -- Form of Subordinated Debt Indenture (filed as Exhibit 4.2 to the
                        Company's Form 10, dated October 18, 1995).
         4.3         -- Form of Floating Rate Senior Note (filed as Exhibit 4.3 to the
                        Company's Form 10, dated October 18, 1995).
         4.4         -- Form of Fixed Rate Senior Note (filed as Exhibit 4.4 to the Company's
                        Form 10, dated October 18, 1995).
         4.5         -- Form of Floating Rate Subordinated Note (filed as Exhibit 4.5 to the
                        Company's Form 10, dated October 18, 1995).
         4.6         -- Form of Fixed Rate Subordinated Note (filed as Exhibit 4.6 to the
                        Company's Form 10, dated October 18, 1995).
         4.7         -- U.S. $800,000,000 Credit Agreement, dated as of February 23, 1995, among the Company and certain of its subsidiaries, and the lenders named therein and Citibank, N.A., as agent (filed as Exhibit 4(d) to the Williams Form 10-K for the year ended December 31, 1994).
         4.8         -- First Amendment, dated as of June 15, 1995, to Exhibit 4.9 above
                        (filed as Exhibit 4.9 to the Northwest Pipeline Corporation
                        Registration Statement on Form S-3 No. 33-62639, filed September 14,
                        1995).
        12           -- Computation of Ratio of Earnings to Fixed Charges.
        24.1         -- Power of Attorney (filed as Exhibit 24.1 to the Company's Form 10, dated October 18, 1995).
        24.2         -- Certified copy of resolution authorizing signatures pursuant to power of attorney (filed as Exhibit 24.2 to the Company's Form 10, dated
                        October 18, 1995).


---------------


Exhibits have heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and are incorporated herein by reference with the exception of Exhibit 12 which is filed herein.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                   ITEM 15(A)

                                                                                        PAGE
                                                                                        ----
NOT COVERED BY REPORT OF INDEPENDENT AUDITORS:
  WILLIAMS HOLDINGS OF DELAWARE, INC.
     Unaudited Pro Forma Financial Statements.........................................   26
     Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31,
      1994............................................................................   27
     Notes to Unaudited Pro Forma Combined Statement of Income for the Year Ended
      December 31, 1994...............................................................   28
     Unaudited Pro Forma Statement of Income for the Nine Months Ended September 30,
      1995............................................................................   29
     Notes to Unaudited Pro Forma Statement of Income for the Nine Months Ended
      September 30, 1995..............................................................   30
     Unaudited Consolidated Statement of Income for the Nine Months Ended
       September 30, 1995 and 1994....................................................   31
     Unaudited Consolidated Balance Sheet at September 30, 1995 and December 31,
      1994............................................................................   32
     Unaudited Consolidated Statement of Cash Flows for the Nine Months Ended
       September 30, 1995 and 1994....................................................   33
     Notes to Unaudited Consolidated Financial Statements -- September 30, 1995 and
      1994............................................................................   34
     Quarterly Financial Data (unaudited).............................................   63
COVERED BY REPORT OF INDEPENDENT AUDITORS:
  WILLIAMS HOLDINGS OF DELAWARE, INC.
     Consolidated Statement of Income for the Years Ended December 31, 1994, 1993 and
      1992............................................................................   42
     Consolidated Balance Sheet at December 31, 1994 and 1993.........................   43
     Consolidated Statement of Stockholder's Equity for the Years Ended
       December 31, 1994, 1993 and 1992...............................................   44
     Consolidated Statement of Cash Flows for the Year Ended December 31, 1994, 1993
      and 1992........................................................................   45
     Notes to Audited Consolidated Financial Statements...............................   46
     Schedule for the Three Years Ended December 31, 1994
       II -- Valuation and Qualifying Accounts........................................   94
  TRANSCO ENERGY COMPANY -- CONTRIBUTED ASSETS COMBINED FINANCIAL STATEMENTS*
     Combined Balance Sheet at December 31, 1994......................................   65
     Combined Statement of Operations for the Year Ended December 31, 1994............   67
     Combined Statement of Cash Flows for the Year Ended December 31, 1994............   68
     Combined Statement of Common Stockholders' Deficit for the Year Ended December
      31, 1994........................................................................   69
     Schedule of Segment Information for the Year Ended December 31, 1994.............   70
     Notes to Combined Financial Statements...........................................   71

---------------

* These financial statements are presented in accordance with Rule 3-05 of Regulation S-X.

       All other schedules have been omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

              SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS(A)

                                                              ADDITIONS
                                                         -------------------
                                                         CHARGED
                                                         TO COSTS
                                             BEGINNING     AND                                    ENDING
                                              BALANCE    EXPENSES      OTHER   DEDUCTIONS(B)      BALANCE
                                             ---------   --------      -----   -------------      -------
                                                                      (MILLIONS)
Allowance for doubtful accounts:
  1994.....................................    $ 9.4      $  4.0(c)    $  --       $ 6.2(d)        $ 7.2
  1993.....................................     15.5          .3(e)       --         6.4             9.4
  1992.....................................      9.2        16.5          --        10.2            15.5

---------------

(a) Deducted from related assets.

(b) Represents balances written off, net of recoveries and reclassifications.

(c) Excludes $5.7 million related to discontinued operations.

(d) Includes the discontinued operations beginning balance reclassification of $3.6 million.

(e) Includes $4.1 million reversal of amounts previously accrued.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        WILLIAMS HOLDINGS OF DELAWARE, INC.

                                        By     /s/  DAVID M. HIGBEE
                                          ------------------------------------
                                                    David M. Higbee
                                                       Secretary


Dated: January 26, 1996

                               INDEX TO EXHIBITS

      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
         3.1         -- Certificate of Incorporation of the Company, as amended (filed as
                        Exhibit 3.1 to the Company's Form 10, dated October 18, 1995).
         3.2         -- By-laws of the Company (filed as Exhibit 3.2 to the Company's Form
                        10, dated October 18, 1995).
         4.1         -- Form of Senior Debt Indenture (filed as Exhibit 4.1 to the Company's
                        Form 10, dated October 18, 1995).
         4.2         -- Form of Subordinated Debt Indenture (filed as Exhibit 4.2 to the
                        Company's Form 10, dated October 18, 1995).
         4.3         -- Form of Floating Rate Senior Note (filed as Exhibit 4.3 to the
                        Company's Form 10, dated October 18, 1995).
         4.4         -- Form of Fixed Rate Senior Note (filed as Exhibit 4.4 to the Company's
                        Form 10, dated October 18, 1995).
         4.5         -- Form of Floating Rate Subordinated Note (filed as Exhibit 4.5 to the
                        Company's Form 10, dated October 18, 1995).
         4.6         -- Form of Fixed Rate Subordinated Note (filed as Exhibit 4.6 to the
                        Company's Form 10, dated October 18, 1995).
         4.7         -- U.S. $800,000,000 Credit Agreement, dated as of February 23, 1995, among the Company and certain of its subsidiaries, and the lenders named therein and Citibank, N.A., as agent (filed as Exhibit 4(d) to the Williams Form 10-K for the year ended December 31, 1994).
         4.8         -- First Amendment, dated as of June 15, 1995, to Exhibit 4.9 above
                        (filed as Exhibit 4.9 to the Northwest Pipeline Corporation
                        Registration Statement on Form S-3 No. 33-62639, filed September 14,
                        1995).
        12           -- Computation of Ratio of Earnings to Fixed Charges.
        24.1         -- Power of Attorney (filed as Exhibit 24.1 to the Company's Form 10, dated October 18, 1995).
        24.2         -- Certified copy of resolution authorizing signatures pursuant to power of attorney (filed as Exhibit 24.2 to the Company's Form 10, dated
                        October 18, 1995).

---------------


Exhibits have heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and are incorporated herein by reference with the exception of Exhibit 12 which is filed herein.